Exhibit 4.1

CREDIT AGREEMENT

DATED AS OF OCTOBER 20, 2022

AMONG

FARFETCH HOLDINGS PLC,

AS PARENT,

FARFETCH US HOLDINGS, INC.,

AS BORROWER,

JPMORGAN CHASE BANK, N.A.

AS ADMINISTRATIVE AGENT

WILMINGTON TRUST, NATIONAL ASSOCIATION

AS COLLATERAL AGENT,

THE LENDERS PARTY HERETO,

AND

J.P. MORGAN SECURITIES LLC,

AS SOLE PHYSICAL BOOKRUNNER

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SCHEDULES
1.01(f)	Closing Date Collateral Documents
1.13	Agreed Security Principles
1.14	Guarantor Provisions
2.01	Commitments and Pro Rata Shares
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Undertakings
7.02	Closing Date Liens
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Dollar Term Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	First Lien Pari Passu Intercreditor Agreement
E-2	First Lien/Second Lien Intercreditor Agreement
F	Solvency Certificate
G	Prepayment Notice
H-1	U.S. Tax Compliance Certificate
H-2	U.S. Tax Compliance Certificate
H-3	U.S. Tax Compliance Certificate
H-4	U.S. Tax Compliance Certificate
I	Secured Hedge Bank and Secured Cash Management Bank Joinder

v

This CREDIT AGREEMENT is entered into as of October 20, 2022, among Farfetch Holdings PLC, a public limited company organized under the laws of England and Wales (“Parent”), Farfetch US Holdings, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent, and Wilmington Trust, National Association, not in its individual capacity but solely as Collateral Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that, upon the satisfaction in full (or waiver) of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders (and such Lenders hereby have so agreed) to make Initial Dollar Term Loans (as defined herein) in Dollars to the Borrower in an aggregate principal amount of $400,000,000 the proceeds of which will be used by the Parent and its Subsidiaries (x) for working capital and general corporate purposes, including acquisitions, capital expenditures, the refinancing of Indebtedness (as defined herein) and for any other purpose not prohibited hereunder, (y) to pay Transaction Costs (as defined herein) and (z) as additional cash on the balance sheet of Parent and its Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Intercreditor Agreement” means, as applicable: (a) in the case of Indebtedness that is secured by Collateral on a pari passu basis with the Collateral securing the Facility, an agreement substantially in the form of Exhibit E-1 (as such form may be modified in a manner (i) reasonably acceptable to the Parent, the Administrative Agent and the Collateral Agent or (ii) where such modifications are posted for review by the Lenders and the Required Lenders do not object in writing within five Business Days after such agreement is posted), (b) in the case of Indebtedness that is secured by Collateral on a junior lien basis to the Collateral securing the Facility, an agreement substantially in the form of Exhibit E-2 (as such form may be modified in a manner (i) reasonably acceptable to the Parent, the Administrative Agent and the Collateral Agent or (ii) where such modifications are posted for review by the Lenders and the Required Lenders do not object in writing within five Business Days after such agreement is posted) or (c) in the case of any other Indebtedness secured by Collateral, (i) an intercreditor agreement the terms of which are consistent with market terms (as determined by the Parent and the Administrative Agent in good faith) governing arrangements for the sharing and subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of indebtedness subject thereto or (ii) any other intercreditor agreement which is reasonably acceptable to the Parent, the Administrative Agent and the Collateral Agent so long as, in each case, such intercreditor agreement is posted for review by the Lenders and not objected to in writing by the Required Lenders within five Business Days thereafter.

“Accepting Lender” has the meaning specified in Section 10.01.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Agent Fee Letter” means that certain administrative agency fee letter, dated as of the date hereof, by and among the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning specified in Section 6.18(a).

“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or the Collateral Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided, that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent, the Collateral Agent

or any Person that directly or indirectly controls the Administrative Agent or the Collateral Agent by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide the Administrative Agent or Collateral Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent or Collateral Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent or the Collateral Agent.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arranger and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the agreed security principles set forth on Schedule 1.13.

“Agreement” means this credit agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“All-in Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of fixed interest rate, margin, OID, upfront fees, index floors (but only to the extent that an increase in the interest rate floor with respect to such Indebtedness or Tranche of Loans, as the case may be, would cause an increase in the interest rate then in effect at the time of determination) or otherwise, in each case payable by the Borrower generally to lenders, provided that OID and upfront fees shall be equated to the fixed interest rate or margin assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees, syndication fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the relevant lenders), excluding the effect of any fluctuations in Term SOFR or the Base Rate.

“Anti-Boycott Regulations” has the meaning specified in Section 1.17(a).

“Anti-Corruption Laws” shall have the meaning set forth in Section 5.20.

“Applicable Rate” means with respect to the Initial Dollar Term Loans, a percentage per annum equal to 6.25% per annum for SOFR Loans and 5.25% per annum for Base Rate Loans.

“Appropriate Lender” means, at any time, (a) with respect to the Dollar Term Facility, a Lender that has a Commitment with respect to such Facility or holds a Dollar Term Loan at such time, (b) with respect to any New Term Facility, a Lender that holds a New Term Loan at such time, and (c) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangement Fee Letter” means that certain arrangement fee letter, dated September 12, 2022, by and among the Borrower and the Arranger.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as sole physical bookrunner for the Dollar Term Facility.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Parent or any Restricted Subsidiary (excluding any issuance or sale of Equity Interests of the Parent or any of its Restricted Subsidiaries other than as provided in clause (b) below), or

(b) the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 7.01 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Restricted Subsidiary (other than to Parent or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “Disposition”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities (other than current assets that were Cash Equivalents or Investment Grade Securities when the original investment in such assets was made and which thereafter fail to satisfy the definition of “Cash Equivalents” or “Investment Grade Securities”, as applicable), or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer (x) used or useful or (y) economically practicable or commercially desirable, in each case, to maintain in the conduct of the business of the Parent and the Restricted Subsidiaries (taken as a whole) (including allowing any registrations or any applications for registration of any intellectual property to lapse or become abandoned);

(b) without limiting the provisions of Section 8.01(k), the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Parent in compliance with the provisions of Section 7.03 or 7.04 or any Disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05 (including pursuant to any exceptions provided for in the definition of “Restricted Payment”) or any Permitted Investment;

(d) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to the greater of $20,000,000 and 10% of Four Quarter Consolidated EBITDA;

(e) any transfer or Disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to, in each case, another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Agreement;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or Investments permitted hereunder or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) (i) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets (x) to a Receivables Subsidiary in a Qualified Receivables Financing or (y) to any other Person in a Qualified Receivables Factoring or (ii) a sale, assignment or other transfer of inventory or receivables assets, or participations therein, and related assets in connection with Indebtedness permitted pursuant to Section 7.01(hh);

(k) a sale, assignment or other transfer of Receivables Assets or participations therein and related assets by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the exchanged assets, as determined in good faith by Parent;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property (including the provision of software under an open source license), other intellectual property rights or other general intangibles in the ordinary course of business of the Parent and the Restricted Subsidiaries of Parent;

(n) the sale in a Sale/Leaseback Transaction of any property (x) acquired or built after the Closing Date; provided such sale is for at least Fair Market Value (as determined by Parent in its reasonable discretion on the date on which a definitive agreement for such Sale/Leaseback was entered into) or (y) in connection with the Permitted Portugal Sale/Leaseback Transaction;

(o) the surrender or waiver of obligations of trade creditors or customers, accounts receivable or other contract rights of any kind, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or collection compromise, settlement, release or surrender of accounts receivable, a contract, tort or other litigation claim, arbitration or other disputes;

(p) Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under the second and third paragraphs of Section 7.04) Dispositions necessary or advisable (as determined by Parent in good faith) in order to consummate any acquisition of, or permitted investment in, any Person, business or assets;

(q) Dispositions of Investments (including Equity Interests) in joint ventures or Dispositions to joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code (or comparable provision of Law of any foreign jurisdiction and, in each case, any successor provision), any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable Law;

(t) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(u) a sale or transfer of equipment receivables, or participations therein, and related assets;

(v) a sale, distribution or other disposition of Non-Core Assets held by the Parent or any Restricted Subsidiary of Parent;

(w) Dispositions required to be made to comply with the order of any Governmental Authority or applicable Law and any strumento finanziario partecipativo;

(x) samples, including time-limited evaluation software, provided to customers or prospective customers;

(y) Holdings, Parent and any Restricted Subsidiary may (x) convert any intercompany Indebtedness to Equity Interests, (y) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings, Parent or any Restricted Subsidiary and (z) settle, discount, write off, forgive or cancel any Indebtedness owing by (i) any present or former consultants, directors, officers or employees of Parent or any Restricted Subsidiary or any of their successors or assigns and (ii) Parent or any Restricted Subsidiary to Holdings, in each case, on a non-cash basis; and

(z) for the purposes of Section 7.04(1) and the first paragraph of Section 7.04(2), any Disposition by the Parent or any Restricted Subsidiary of Equity Interests in Farfetch Italia S.r.l. and each of its Subsidiaries from time to time (the “Specified Disposition”) and the entity or entities, as applicable, related thereto, each a “Specified Disposition Entity” and together the “Specified Disposition Entities”, provided that (i) after consummation of the Specified Disposition, any Specified Disposition Entity must be a direct or indirect Restricted Subsidiary of Parent and (ii) on a pro forma basis following the consummation of the Specified Disposition (and the use of proceeds thereof), the Fixed Charge Coverage Ratio (which shall be calculated (I) on the basis of the Consolidated EBITDA expected to be achieved for the following full financial year (in the opinion of the Parent (acting reasonably)) and (II) by deducting dividends which are expected to be paid to the minority shareholder (in the opinion of the Parent (acting reasonably)) in respect of such Specified Disposition Entity or Specified Disposition Entities in the following full financial year from the numerator of such ratio) of the Specified Disposition Entity or Specified Disposition Entities and its or their Restricted Subsidiaries, on a consolidated basis does not decrease. For the avoidance of doubt, any Specified Disposition Excess Proceeds shall be applied in accordance with the application of proceeds specified in Section 7.04.

For the avoidance of doubt, the unwinding of Cash Management Services and Swap Contracts shall be deemed not to constitute an Asset Sale.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means, (a) any amount payable by any Lender or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including the UK bank levy as set out in the Finance Act 2011, and any other levy or Tax in any jurisdiction levied on a similar basis or for a similar purpose or (b) any financial activities Taxes (or other Taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation n 806/2014 of July 15, 2014, in each case ((a) or (b)) which has been enacted or which has been formally announced as proposed as at the date of this Agreement or (if applicable) as at the date that the Lender becomes party to this Agreement.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (which, if negative, shall be deemed to be 0%) on such day plus 1⁄2 of 1%, (b) the Prime Lending Rate on such day, (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; and (d) 0.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basel III” means (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (ii) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(b).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent (1) Daily Simple SOFR and (2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(c).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers, sole member or managing member or other governing body of such entity, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement. In the event that Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.03, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement and the other Loan Documents.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to Parent and the Restricted Subsidiaries of Parent, and “Borrower Party” means any one of them.

“Borrowing” means a Term Borrowing.

“Business Day” means:

(1) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, London and New York City; and

(2) if such day relates to any interest rate settings as to a SOFR Loan, any fundings, disbursements, settlements and payments in respect of any such SOFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such SOFR Loan, means any U.S. Government Securities Business Day.

“Capital Stock” means:

(1) in the case of a corporation or company, corporate stock or share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS.

“Captive Insurance Company” means a Wholly Owned Subsidiary of Parent created solely for providing self-insurance for Parent and its Restricted Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash-Capped Incremental Facility” has the meaning specified in Section 2.14(a).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Parent or any Subsidiary Guarantor (other than from Parent or a Restricted Subsidiary) plus the aggregate net cash proceeds received by the Parent or a Subsidiary Guarantor from the issuance or sale of Equity Interests of the Parent or a Subsidiary Guarantor (other than to the Parent or a Restricted Subsidiary) (other than Excluded Contributions), including such Equity Interests issued upon exercise of warrants or options, and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) Dollars, Canadian Dollars, Japanese Yen, Pounds Sterling, Euros, the national currency of any member state of the European Union and any other currency held by Parent or any of the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurocurrency time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Parent) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P, Moody’s or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing substantially all of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(10) solely with respect to any Captive Insurance Company, any investment that a Captive Insurance Company is not prohibited to make in accordance with applicable law;

(11) in the case of investments by Parent or any of its Restricted Subsidiaries or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (10) customarily utilized in the countries where such Person is located or in which such investment is made and other short-term investments utilized by Parent or the Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) and this clause (11); and

(12) cash-in-transit that has been collected by payment services providers but not yet deposited in the bank accounts of Parent or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Parent, the Borrower or any Restricted Subsidiary.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 60 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement, (iii) within 60 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent or (iv) was designated by the Borrower to the Administrative Agent in writing as a “Cash Management Bank” substantially in the form of Exhibit I (x) in the case of a Cash Management Agreement in existence on the Closing Date, on or within 60 days of the Closing Date and (y) in the case of a Cash Management Agreement entered into on or after the Closing Date, within 60 days of entering into such Cash Management Agreement, in the case of clauses (i) through (iii), in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft facilities, automatic clearing house fund transfer services, return items and interstate depository network services, other demand deposit or operating account relationships), foreign exchange facilities, deposit and other accounts and merchant services.

“Casualty Event” means any event that gives rise to the receipt by the Parent or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code, that is directly or indirectly owned (within the meaning of Section 958(a) of the Code) by a United States shareholder (which is owned directly or indirectly by the Parent) within the meaning of Section 951(b) of the Code.

A “Change of Control” will be deemed to occur if:

(a) at any time: (1) any Person or (2) Persons constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) the Parent or a successor entity thereto ceases to be a direct Wholly Owned subsidiary of Holdings other than as a result of a transaction permitted by Section 7.03; or

(c) the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent other than as a result of a transaction permitted by Section 7.03.

“Clean-up Period” means, in respect of any acquisition or other Investment permitted by this Agreement, the period commencing on the closing date for such acquisition or other Investment and ending on (and including) the date that is 90 days after such closing date.

“Closing Date” means October 20, 2022.

“Closing Date Collateral Documents” means those certain Collateral Documents required to be delivered on the Closing Date pursuant to Schedule 1.01(f).

“Closing Date Jurisdiction” means the Isle of Man, England and Wales, the Netherlands and the United States.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of (i) the Collateral Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law; provided that under no circumstances shall Collateral include Excluded Property.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Agent Fee Letter” means that certain collateral agency fee letter, dated as of the date hereof by and between the Borrower and the Collateral Agent

“Collateral Documents” means, collectively, the Closing Date Collateral Documents, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of (i) the Collateral Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“COMI Regulation” has the meaning specified in Section 5.24.

“Commitment” means a Term Commitment.

“Committed Loan Notice” means a notice of (a) Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of SOFR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be agreed by the Borrower and the Administrative Agent (including any form on an electronic platform or electronic transmission system).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of Holdings, the Parent and its Subsidiaries from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Borrower and the Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent, with the consent of the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, with the consent of the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than non-recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Indebtedness,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to Taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) interest expense attributable to Subordinated Shareholder Funding,

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment, and

(xii) annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto).

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with IFRS, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with IFRS, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Qualified Receivables Factoring or Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable, minus (y) collection by such Person against the amounts sold pursuant to clause (x).

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with IFRS that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale,(j) any letter of credit obligations, swing line loans or revolving loans under any revolving credit facility and (k) liabilities in relation to amounts due to marketplace partners for cash collected on behalf of their customers.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of intangibles and non-cash organization costs and of deferred financing fees or costs, of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with IFRS and the amortization of OID resulting from the issuance of indebtedness at less than par, and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased by (without duplication, and as determined in accordance with IFRS to the extent applicable):

(i) (A) provision for Taxes based on income or profits or capital, plus federal, state, provincial, franchise, property or similar Taxes and foreign withholding Taxes and foreign unreimbursed value-added taxes, and state Taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, of such Person and (B) amounts paid to Parent or any direct or indirect parent of Parent in respect of Taxes in accordance with Section 7.05, in each case of this clause (i) solely to the extent deducted in computing Consolidated Net Income for such period; plus

(ii) (A) total interest expense of such Person including any items described in clause (a) or (b) in the definition of Consolidated Interest Expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), in each case of this clause (ii) solely to the extent deducted in computing Consolidated Net Income for such period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person, in each case of this clause (iii) solely to the extent deducted in computing Consolidated Net Income for such period; plus

(iv) any (A) Transaction Costs, (B) fees, costs, expenses or charges incurred (I) in connection with any issuance or offering of Equity Interests, investment, acquisition, Disposition, recapitalization or the issuance, incurrence, redemption or repayment of indebtedness (including, with respect to indebtedness, a refinancing thereof), or any amendment, waiver, consent or modification to any Loan Document or any other document governing any indebtedness, in each case whether or not successful and permitted to be incurred or made hereunder and any amendment or modification to the terms of any such transactions or (II) to the extent reimbursable by third parties, pursuant to indemnification provisions, and (C) Public Company Costs, in each case of this clause (iv) solely to the extent deducted in computing Consolidated Net Income for such period; plus

(v) the amount of (A) any restructuring charge, expense or reserve (I) attributable to the undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition) or (II) relating to any software development, new systems design, any project startup, new operations or any expansion or relocation or entry into a new market, including any one-time costs incurred in connection with (x) acquisitions or (y) the consolidation or closure of any office or facility and/or discontinued operations and (B) cash expenses or charges relating to any severance, any signing, retention or completion bonus, or curtailments or modifications to pension and post-retirement employee benefit plans, in each case of this clause (v) solely to the extent deducted in computing Consolidated Net Income for such period; plus

(vi) the amount of costs relating to signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs and costs incurred in connection with non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and intellectual property restructurings), and new systems design and implementation costs and project startup costs; plus

(vii) any other non-cash charges, expenses, losses or items, including any write offs or write downs, reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(viii) the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted in calculating Consolidated Net Income; plus

(ix) the amount of customary fees, reasonable out-of-pocket costs, indemnities and expenses paid or accrued to or on behalf of any direct or indirect parent of the Parent solely to the extent deducted in computing Consolidated Net Income for such period; plus

(x) the amount of pro forma “run rate” (i) cost savings, operating expenses reductions and synergies and (ii) increases in revenue, in each case, related to operational efficiencies, synergies, revenue enhancements, strategic initiatives, cost saving initiatives, new or amended contracts, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings, the Transaction and any other initiatives, actions or events which have been, or are expected to be, taken or occur (in the good faith determination of Borrower) no later than 18 months after the applicable date of determination of Consolidated EBITDA, net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expenses reductions and synergies and increases in revenue are reasonably identifiable and factually supportable (in the good faith determination of Borrower); provided, further, that the amount added back to Consolidated EBITDA pursuant to this clause (x) for any period of four fiscal quarters shall not exceed 20% of Consolidated EBITDA for such four fiscal quarter period (determined after giving effect to such add-backs); plus

(xi) any costs or expenses incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of issuance of Equity Interests of Borrower (other than Disqualified Stock); plus

(xii) any costs or expenses incurred by Parent or a Restricted Subsidiary relating to litigation, investigations, proceedings and/or settlement relating to litigation matters, including, but not limited to, regulatory fines; plus

(xiii) earn-out obligations, non-recurring management incentive payments or expenses incurred in connection with any acquisition or other investment and paid or accrued during such period and on similar acquisitions and investments completed prior to the Closing Date; plus

(xiv) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of IAS 21—The Effects of Changes in Foreign Exchange Rates; plus

(xv) accruals and reserves that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption of modification of accounting polices shall be excluded to the extent such actuals or reserves either (x) will not require any cash outlays in such period or any future period or (y) related to events occurring prior to the Closing Date; plus

(xvi) [reserved]; plus

(xvii) any loss, charge, expense, cost, accrual or reserve of any kind (x) attributable to the planning, undertaking and/or implementation of cost savings or strategic initiatives, revenue enhancements, business optimization, development costs, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), (y) relating to the closure or consolidation of any facility and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation, any expansion and /or relocation or any entry into a new market, or (z) relating to any severance, any signing, retention or completion bonus, or any modification to any pension and post-retirement employee benefit plan; plus

(xviii) (i) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former, member of management or officer, director or employee of any Borrower Party or of Holdings and (ii) all losses, charges and expenses related to payments made to holders of options or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Parent, in the case of this clause (ii), in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(xix) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing;

provided, that:

(A) non-cash gains, losses, income and expenses resulting from fair and present value accounting required by the applicable standard under IFRS and related interpretations shall be excluded; and

(B) non-cash charges for deferred tax asset valuation allowances shall be excluded;

(b) decreased by (without duplication, and as determined in accordance with IFRS to the extent applicable) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

provided, that Parent may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (a) and (b) above if any such item individually is less than $1,000,000 in any fiscal quarter.

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness of Parent and its Restricted Subsidiaries that are Loan Parties that is secured by a Lien on the Collateral on an equal priority basis (without regard to the control of remedies) with the Liens on the Collateral securing the Obligations.

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clause (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), (a)(iv) (but solely in respect of the amount of outstanding Indebtedness of the type described in (a)(iv) that is in excess of $5,000,000) and/or (b) (in respect of Indebtedness of the type described in clause (a)(i) and (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (a)(iv) (but solely in respect of the amount of Indebtedness of the type described in (a)(iv) that is in excess of $5,000,000)) of the definition of “Indebtedness”, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with the any acquisition or any other investment permitted hereunder or for any other purpose and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments); provided that Consolidated Funded Indebtedness shall exclude (i) obligations in respect of letters of credit, bank guarantees or other similar documentary credits and similar instruments, in each case, except to the extent of unreimbursed amounts thereunder for three Business Days after such amounts are drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted) and (ii) any Indebtedness in the form of Subordinated Shareholder Funding. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Agreements, and any Receivables Financing and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness of Parent and its Restricted Subsidiaries that are Loan Parties that is secured by a Lien on the Collateral.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with IFRS, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and all discounts, commissions, fees and other charges associated with any Receivables Financing); plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period, (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded and (c) Consolidated Interest Expense shall not include any interest accrued, capitalized or paid in respect of Subordinated Shareholder Funding. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS; provided, however, that, without duplication:

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, expenses and charges, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, charitable donations, integration costs, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with IFRS;

(c) effects of adjustments (including the effects of such adjustments pushed down to Parent and the Subsidiaries) in such Person’s consolidated financial statements pursuant to IFRS (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting, fair value accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), net of taxes, shall be excluded;

(d) any net after-tax income, loss, expense or charge from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(e) any net after-tax gains, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person, shall be excluded;

(f) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Parent’s or any Restricted Subsidiary’s equity in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of Parent or such Restricted Subsidiary up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person or Unrestricted Subsidiary to Parent or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below);

(g) solely for the purpose of determining the Consolidated Net Income pursuant to Section 7.05(c)(ii), and without duplication of provisions under clause (c) of the first paragraph of Section 7.05 with respect to cash dividends or returns on Investments, the Net Income for such period of any Restricted Subsidiary (other than any Borrower or any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Parent or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than the Borrower or a Guarantor), the limitation contained in this clause (g));

(h) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Contracts, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments and all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection therewith, shall be excluded;

(i) any goodwill or impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to IFRS, the amortization of intangibles arising pursuant to IFRS, shall be excluded;

(j) any expenses, charges or losses or loss of profits that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k) to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses or loss of profits with respect to liability or casualty events or business interruption shall be excluded;

(l) any cash or non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders, direct or indirect, of Equity Interests of Holdings, Parent or any of its Restricted Subsidiaries, shall be excluded;

(m) any income (loss) attributable to deferred compensation plans or trusts and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the revaluation of any benefit plan obligation shall be excluded;

(n) proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income, shall be included;

(o) the amount of any expense to the extent a corresponding amount is received in cash by Parent and the Restricted Subsidiaries from a Person other than Parent or any Restricted Subsidiaries; provided such amount received has not been included in determining Consolidated Net Income, shall be excluded (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(p) cash and non-cash charges, paid or accrued, and gains resulting from the application of IFRS 3 – Business Combinations (including with respect to earn-outs incurred by Parent or any of its Restricted Subsidiaries) shall be excluded;

(q) all (i) losses, charges and expenses related to the Transactions, (ii) transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the Incurrence, modification or repayment of indebtedness permitted to be Incurred hereunder (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(r) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(s) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded; and

(t) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

provided that Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (t) above if any such item individually is less than $1,000,000 in any fiscal quarter.

“Consolidated Total Assets” means the total consolidated assets of Parent and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Parent and its Restricted Subsidiaries and computed in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Parent or any Restricted Subsidiary in an aggregate principal amount not greater than 100% of the aggregate amount of (x) cash contributions (other than Excluded Contributions) made to the capital of the Parent or any Restricted Subsidiary or (y) Subordinated Shareholder Funding (other than Excluded Contributions) (other than, in each case, by the Parent or any other Restricted Subsidiary) plus, without duplication, the aggregate net cash proceeds received by the Parent or a Restricted

Subsidiary from the issuance or sale of Equity Interests of the Parent or a direct or indirect parent holding company of the Parent (other than, in each case, Excluded Contributions) or a Restricted Subsidiary, including such Equity Interests issued upon exercise of warrants or options, in each case, after the Closing Date and designated as a Cash Contribution Amount.

“CRD IV” means EU CRD IV and UK CRD IV.

“Credit Agreement” means (i) this Agreement and (ii) whether or not this Agreement remains outstanding, if designated by the Borrower to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Agreement), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” means, for any day, (a “SOFR Rate Day”), a rate per annum equal SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the Term SOFR Administrator on the Term SOFR Administrator’s website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“DCC” means the Dutch Civil Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to SOFR Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that SOFR Loans may not be converted to, or continued as SOFR Loans pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest and fees, with respect to a Loan denominated in Dollars, the interest rate applicable to Base Rate Loans that are Initial Dollar Term Loans plus 2.00% per annum, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, examiner, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is the Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Administrative Agent, the Borrower and each Lender, as applicable.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Parent, the Borrower or any of the Restricted Subsidiaries in connection with a Disposition made pursuant to Section 7.04(2)(c) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower or the Parent, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or conversion of such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or Parent (other than Excluded Equity), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an officer’s or director’s, as applicable, certificate of Parent, the cash proceeds of which are contributed to the capital of Parent, the Borrower or any Restricted Subsidiary (if issued by Parent) and excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Designated Subsidiary” means, for so long as such Person is a Restricted Subsidiary, (i) the U.S. Loan Parties (other than the Borrower), (ii) the English Loan Parties, (iii) the Isle of Man Loan Parties (iv) the Dutch Loan Parties, and (v) the Borrower.

“Discretionary Guarantor” has the meaning set forth in the definition of “Excluded Subsidiary”.

“Disposition” or “Dispose” has the meaning specified in the definition of “Asset Sale”.

“Disqualified Institution” means (a) each person identified in writing by Parent as a “Disqualified Institution” to the Arranger prior to the Closing Date, (b) any Company Competitor identified as such in writing by Parent to (x) the Arranger prior to the Closing Date or (y) the Administrative Agent from time to time after the Closing Date, (c) any Person that is a Sanctioned Entity and (d) as to any entity referenced in each of clauses (a) through (c) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates readily identifiable as such by name or otherwise identified in writing to the Administrative Agent by Parent to (x) the Arranger prior to the Closing Date or (y) the Administrative Agent from time to time after the Closing Date, but excluding any Affiliate (other than any Affiliate that has been expressly named as a Disqualified Institution in accordance with clause (b) above) that is primarily engaged in, or that advises funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business (and not primarily engaged in investing in distressed or opportunistic decisions) and with respect to which the Primary Disqualified Institution does not (x) have access to non-public information relating to the Parent or any Person or that forms part of the Parent’s business (including its subsidiaries) or (y) directly or indirectly, possess the power to direct or cause the direction of such entity. For the purposes of clauses (a) and (b), such list shall be made available to the Administrative Agent pursuant to Section 10.02 and to any Lender upon written request.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than solely for Equity Interests excluding Disqualified Stock), pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that, in any case (and without limiting the characterization of such Equity Interests as Disqualified Stock), any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations (excluding Contingent Obligations and obligations under any Secured Cash Management Agreement or Secured Hedge Agreement) or consent by the Required Lenders to such change of control),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable (other than solely for Equity Interests excluding Disqualified Stock) at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale; provided that, in any case (and without limiting the characterization of such Equity Interests as Disqualified Stock), any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations (excluding Contingent Obligations and obligations under any Secured Cash Management Agreement or Secured Hedge Agreement) or consent by the Required Lenders to such change of control), in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any Plan for the benefit of employees of the Parent or its Subsidiaries or a direct or indirect parent of the Borrower or the Parent or by any such Plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries or a direct or indirect parent of the Borrower or the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time, with respect to any amount denominated in Dollars, such amount.

“Dollar Term Facility” means any of the Initial Dollar Term Facility, any Term Commitment Increase with respect to the foregoing (and the Loans made in respect thereof) and any New Term Facility denominated in Dollars (and the Loans made in respect thereof).

“Dollar Term Lender” means (a) at any time on or prior to the Closing Date, with respect to the Initial Dollar Term Loans, any Lender that has an Initial Dollar Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Dollar Term Loans (with respect to such applicable Tranche) and/or holds commitments in respect of a Term Commitment Increase (with respect to such applicable Tranche) or New Term Commitments with respect to any Dollar Term Facility (with respect to such applicable Tranche).

“Dollar Term Loan” means an advance made by a Dollar Term Lender under the applicable Dollar Term Facility.

“Dollar Term Note” means a promissory note of the Borrower payable to any Dollar Term Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the Indebtedness of the Borrower to such Dollar Term Lender resulting from the Dollar Term Loans under the applicable Dollar Term Facility.

“Dutch Auction” means an auction (an “Auction”) conducted by Parent or one of its Subsidiaries in order to purchase any Term Loans under a Tranche (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(a) Notice Procedures. In connection with any Auction, the Borrower shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Term Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $2,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Term Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $2,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and assumption agreement in a form reasonably acceptable to the Administrative Agent.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which Parent or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Parent or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Parent or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Parent or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Parent or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d) Additional Procedures. Parent or any of its Subsidiaries, as applicable, may withdraw an Auction at any time for any reason (including a Failed Auction). In connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by Parent or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent and the Borrower.

“Dutch Loan Parties” means, collectively, SG Enterprises Europe B.V., Farfetch Europe Trading B.V. and any other Loan Party organized under the laws of the Netherlands from time to time party to the Loan Documents.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means that certain engagement letter, dated September 12, 2022, by and among the Borrower and the Arranger.

“English Loan Parties” means, collectively, the Parent, Farfetch Osprey Limited, Farfetch UK Limited, Farfetch UK Finco Limited, Browns (South Molton Street) Limited, Farfetch Store of the Future Limited, Fashion Concierge UK Limited, Farfetch Platform Solutions Limited, JBUX Limited and any other Loan Party organized under the laws of England and Wales from time to time party to the Loan Documents.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan or (k) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU CRD IV” means (i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”) and (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD”).“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) Consolidated Net Income of the Borrower Parties for such Excess Cash Flow Period, minus

(b) the sum, without duplication (in each case, for the Parent and the Restricted Subsidiaries on a consolidated basis but in the case of any amounts below excluding any such amounts that are already deducted pursuant to Section 2.05(b)(i)(B) in the calculation of any mandatory prepayment obligation under Section 2.05(b)(i) for such Excess Cash Flow Period), of:

(i) repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Restricted Subsidiaries during such period and, at the option of Borrower, after such period but prior to the date a mandatory prepayment is due and payable for such period pursuant to Section 2.05(b)(i) (excluding voluntary and mandatory prepayments of Term Loans, but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments, but including payments under Section 2.07 and the amount of any mandatory prepayment of Loans pursuant to Section 2.05(b)(ii) to the extent required due to an Asset Sale that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase);

(ii) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments and Restricted Payments (excluding Restricted Payments and Permitted Investments among Parent and its Restricted Subsidiaries), and (B) at the option of Borrower, cash payments that such Person or any of its Restricted Subsidiaries has committed, budgeted or planned to make or is required to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments and Restricted Payments within 365 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period;

(iii) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of Tax expense deducted in calculating such Consolidated Net Income, and (B) at the option of the Borrower, cash payments that such Person or any of its Restricted Subsidiaries will be required, budgeted or planned to make in respect of Taxes (including distributions to any Parent or parent thereof in respect of Taxes) within 365 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period;

(iv) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or made pursuant to Section 7.05 and (B) at the option of Borrower, cash payments that such Person or any Restricted Subsidiaries has committed, budgeted or planned to make or is required to make in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property) or made pursuant to Section 7.05 or capital expenditures to be consummated within 365 days after the end of such period; provided that amounts described in clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period;

(v) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (t) of the definition of “Consolidated Net Income” or (B) that were not expensed during such period in accordance with IFRS;

(vi) all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (j) and (q)) of the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period);

(vii) an amount equal to the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period), if any;

(viii) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated prior to the Closing Date or any Permitted Investment, Equity Issuance or debt issuance (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by Parent or any direct or indirect parent thereof;

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi) solely to the extent not already deducted in calculating Consolidated Net Income, the amount of any unfinanced cash payments made in respect of management incentive payments; and

(xii) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

plus

(c) the sum, without duplication (in each case, for the Parent and the Restricted Subsidiaries on a consolidated basis), of:

(i) all non-cash charges, losses and expenses (including, without limitation, Taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(ii) an amount equal to the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period) (other than any such decreases contemplated by this clause (ii) that are directly attributable to acquisitions of a Person or business unit by the Parent and the Restricted Subsidiaries of Parent during such period); and

(iii) all amounts referred to in clauses (b)(i) and (b)(ii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans).

“Excess Cash Flow Period” means any fiscal year of Parent, commencing with the fiscal year ending on December 31, 2023.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means (1) payroll, healthcare and other employee wage and benefit accounts, (2) sales, payroll and similar tax trust accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts, (5) disbursement accounts, (6) accounts subject to cash pooling arrangements, (7) zero balance accounts and (8) the funds or other property held in or maintained for such purposes in any such account described in clauses (1) through (7).

“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.19; provided that the Borrower shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the Borrower nor any of their Affiliates may act as the Exchange Agent.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Parent or a Subsidiary Guarantor after the Closing Date from:

(1) Subordinated Shareholder Funding,

(2) contributions to its common equity capital, and

(3) the sale of Capital Stock of the Parent or a Subsidiary Guarantor,

in each case (x) other than Excluded Equity and (y) designated as Excluded Contributions pursuant to an officer’s certificate of a Responsible Officer. Excluded Contributions will be excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by Parent or any of its Subsidiaries or Holdings (to the extent such employee stock ownership plan or trust has been funded by Parent or any Subsidiary or Holdings) and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under clause (4)(a) of the second paragraph under Section 7.05 or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in clause (13)(b) of the second paragraph in Section 7.05.

“Excluded Jurisdictions” means China, Japan, India, Hong Kong, and any other jurisdiction (except for Italy, the Isle of Man, England and Wales, the Netherlands and the United States) that imposes laws or regulations prohibiting or otherwise preventing (whether legally or practically) any Restricted Subsidiary of Parent from providing a Guaranty, providing security or preventing the relevant parent company of any such Restricted Subsidiary from providing security over the shares or other Equity Interests in such Restricted Subsidiary or the cost of providing such guarantees or security outweighs the benefits as determined by the Borrower.

“Excluded Property” means, with respect to any Loan Party:

(a) (i) any fee-owned real property not constituting material fee-owned real property located in the United States of the Borrower and each other U.S. Loan Party and any real property leasehold or subleasehold interests, (ii) any portion of real property not subject to preceding clause (i) that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”, (iii) any real property located in any jurisdiction outside of the United States and (iv) any real property that is subject to the Permitted Portugal Sale/Leaseback Transaction;

(b) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a general “all assets” UCC financing statement, letter of credit rights and commercial tort claims unless, in each case, capable of being perfected by the filing of a general “all assets” UCC financing statement;

(c) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, any voting Equity Interests in any CFC or FSHCO representing in excess of 65% of the total combined voting power of all classes of voting Equity Interests in such CFC or FSHCO or any similar law or regulation in any applicable jurisdiction), or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower;

(d) pledges of, and security interests in, certain assets, in favor of the Collateral Agent which are prohibited by applicable Law; provided that (i) any such limitation described in this clause (d) on the security interests granted hereunder or under the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other applicable Law or principles of equity and shall not apply (where the UCC is applicable) to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and such asset shall be included as Collateral (unless such asset would otherwise constitute Excluded Property pursuant to another clause hereto);

(e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction notwithstanding such prohibition; provided that (i) any such limitation described in this clause (e) on the security interests granted shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC of any applicable jurisdiction or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral (unless such licenses, franchises, charters or authorizations would otherwise constitute Excluded Property pursuant to another clause hereto);

(f) Equity Interests in (A) (other than the Parent) any Person other than Wholly Owned Restricted Subsidiaries of Parent or any Designated Subsidiary to the extent and for so long as the pledge thereof in favor of the Collateral Agent is not permitted by the terms of such Person’s joint venture agreement, shareholder’s agreements or other applicable Organization Documents; provided that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Closing Date or such acquisition) (other than where Section 7.08(a)(B) or (C) applies), (B) any not-for-profit Subsidiary, (C) any Captive Insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary, (E) any Unrestricted Subsidiary, and (F) any Person which is acquired after the date hereof to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness and such pledge constitutes a Permitted Lien”;

(g) any lease, license, capital lease or other agreement or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Wholly Owned Subsidiaries), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction (or applicable non-U.S. law) notwithstanding such prohibition;

(h) any “intent-to-use” trademark application filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that may issue therefrom under applicable federal law;

(i) any assets subject to a Qualified Receivables Factoring or Qualified Receivables Financing;

(j) Margin Stock;

(k) [reserved];

(l) cash to secure letter of credit reimbursement obligations to the extent such letters of credit are permitted by this Agreement;

(m) (i) subject to Section 7.08 of this Agreement, Foreign Intellectual Property and (ii) intellectual property that is not Material Intellectual Property;

(n) Excluded Accounts or accounts otherwise subject to prior security or a negative pledge (“Encumbered Accounts”) as disclosed by the Borrower to the Administrative Agent prior to the Closing Date, for so long as such Encumbered Accounts are subject to that prior security or negative pledge; and

(o) any asset not specifically included pursuant to the application of the Agreed Security Principles.

Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrower reasonably agree in writing that the cost or other consequence of obtaining or perfecting a security interest in such assets (including, without limitation, any flood insurance compliance matters) is excessive in relation to the benefit to the Secured Parties of the security afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means (a) any direct or indirect Subsidiary of the Parent that is not a Designated Subsidiary, (b) any CFC, (c) any direct or indirect Subsidiary of a CFC, (d) any FSHCO, (e) any Subsidiary organized in an Excluded Jurisdiction, (f) with respect to the provision of any Guarantee in connection with any Loan Document, any Subsidiary not organized in a Closing Date Jurisdiction and (g) with respect to the provision of any Guarantee in connection with any Loan Document, any non-Wholly Owned Subsidiary; provided that Parent, in its sole discretion, may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until Parent elects, in its sole discretion, to designate such Persons as an Excluded Subsidiary) (any such Restricted Subsidiary that becomes a Guarantor, a “Discretionary Guarantor”); provided, further, that no Subsidiary shall qualify as an Excluded Subsidiary if it is or becomes a non-Wholly Owned Subsidiary as a result of a sale, conveyance, transfer or other Disposition of any of the Equity Interests of such Subsidiary (a) to an Affiliate of Parent (other than to the Borrower or a Subsidiary Guarantor) and (b) that is not made for Fair Market Value and a bona fide business purpose.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, or its tax residency located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) imposed as a result of such Recipient having a substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001) in the relevant Loan Party, or (iii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such Lender becomes a party hereto (other than pursuant to a request by any Loan Party under 3.08) or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), (d) any Taxes imposed under FATCA, (e) Taxes that are payable as a result of (i) the Lender’s gross negligence, bad faith or willful misconduct, or (ii) due to a registration, submission or filing by the Lender of any Loan Document where such registration submission or filing is or was not required to maintain or preserve the rights of the lender under the Loan Documents, (f) any Bank Levy (or any payment attributable to, or liability arising as a consequence of a Bank Levy) and (g) any Tax imposed under the Netherlands Interest and Royalty Withholding Tax Act 2021 (Wet bronbelasting 2021).

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Extendable Bridge Loans/Interim Debt” means (a) customary “bridge” loans which (x) by their terms will be converted into loans that have, or extended such that they have, a maturity date later than the Latest Maturity Date of all Term Loan Tranches then in effect or (y) are not subject to an automatic extension of maturity, so long as a commitment exists in respect of financing that will take out such “bridge” loans (a “Take Out Instrument”) and such Take Out Instrument has a maturity date which is not earlier than the Latest Maturity Date of all Term Loan Tranches then in effect and/or (b) any indebtedness which is incurred or committed with a maturity of, or about, 120 days or less (or such other period reasonably acceptable to the Administrative Agent) in respect of interim financing arrangements in relation to other indebtedness which is permitted by the terms of this Agreement and provided that such interim financing is intended to be repaid in full from the proceeds of that other indebtedness that is permitted by the terms of this Agreement on or prior to the initial maturity of such interim financing.

“Facility” means any Term Facility.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by Parent or any Restricted Subsidiary pursuant to which Parent or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person other than a Receivables Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the board of directors of the Borrower, whose determination will be conclusive for all purposes under the Loan Documents).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future United States Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements, treaty or convention among Governmental Authorities implementing the foregoing (together with any Laws implementing the foregoing).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Fee Letters” means, collectively, (i) the Administrative Agent Fee Letter, (ii) the Collateral Agent Fee Letter and (iii) the Arrangement Fee Letter.

“First Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties (on a consolidated basis), the ratio of (a) Consolidated Funded First Lien Indebtedness (less Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date in an amount not exceeding $400,000,000) of the Borrower Parties on the last day of the most recently ended Test Period prior to such date to (b) Consolidated EBITDA of the Borrower Parties for the then most recently ended Test Period provided that Unrestricted Cash shall not be deducted for the purposes of clause (a) above for any Test Period where Consolidated EBITDA is less than or equal to $250,000,000.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recent Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Parent or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, in the event that the Parent shall classify Indebtedness Incurred on the date of determination as Incurred in part as Ratio Debt and in part pursuant to one or more clauses of the definition of “Permitted Debt” (other than in respect of clause (o) of such definition), as provided in the third paragraph of Section 7.01, any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of such definition.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Cash Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory corporate income tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Fixed IFRS Date” means the Closing Date; provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed IFRS Date to be the date specified in such notice, and upon such notice, the Fixed IFRS Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed IFRS Terms” means (a) the definitions of the terms “Consolidated Cash Interest Expense”, “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets”, “First Lien Net Leverage Ratio,” “ Senior Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Consolidated Funded Indebtedness,” “Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that, at the Borrower’s election, may be specified by Parent by written notice to the Administrative Agent from time to time; provided that Parent may elect to remove any term from constituting a Fixed IFRS Term.

“Floor” means, with respect to SOFR Loans, a rate of interest equal to 0.50% per annum.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Parent or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by the Parent or any of its Subsidiaries, or the imposition on the Parent or any of its Subsidiaries of, any fine, excise Tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Intellectual Property” means any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America (or any state thereof or the District of Columbia) or England and Wales.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Loan Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), and which plan is not subject to ERISA or the Code.

“Four Quarter Consolidated EBITDA” means, as of any date of determination, Consolidated EBITDA of Parent for the Test Period most recently ended on such date, each case, on a Pro Forma Basis.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies) and generally accepted accounting principles in the relevant entity’s jurisdiction of incorporation.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent, the Borrower (except with respect to its own Obligations) and, as of the Closing Date (subject to Section 6.16), each Designated Subsidiary and each Discretionary Guarantor (if any), in each case unless it ceases to be a Guarantor pursuant to Section 9.11 or is no longer a Discretionary Guarantor.

“Guaranty” means the Guaranty Agreement, dated as of the date hereof, among the Borrower, the other Guarantors party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Wilmington Trust, National Association as Collateral Agent, as amended, restated, modified or supplemented from time to time, together with each other guaranty and guaranty supplement delivered by a Discretionary Guarantor or other Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) within 60 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 60 days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent or (iv) was designated by the Borrower to the Administrative Agent in writing as a “Hedge Bank” upon notice by the Borrower substantially in the form of Exhibit I (x) in the case of a Swap Contract in existence on the Closing Date, on or within 60 days of the Closing Date and (y) in the case of a Swap Contract entered into on or after the Closing Date, within 60 days of entering into such Swap Contract, in the case of clauses (i) through (iii), in its capacity as a party to such Swap Contract.

“Holdings” means Farfetch Limited, an exempted company incorporated with limited liability in the Cayman Islands with registration number 336922.

“IFRS” means for any member of the group, the International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect on the Fixed IFRS Date (for purposes of the Fixed IFRS Terms) and as in effect from time to time (for all other purposes of the Agreement); provided that the Borrower may at any time elect by written notice to the Administrative Agent to use GAAP in lieu of IFRS for financial reporting purposes and, upon any such notice, references herein to IFRS shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed IFRS Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, IFRS as defined in the first sentence of this definition without giving effect to the proviso thereto. All ratios and computations based on IFRS contained in this Agreement shall be computed in conformity with IFRS (or after an applicable election, in conformity with GAAP).

“Immaterial Subsidiary” means any Subsidiary of Parent (other than the Borrower) that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), does not have (a) Consolidated EBITDA in excess of 5.0% of Consolidated EBITDA of the Parent and the Restricted Subsidiaries for such period and (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the consolidated revenues of the Parent and the Restricted Subsidiaries for such period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the audited consolidated financial statements of Holdings and its Subsidiaries for the four fiscal quarter period ending December 31, 2021.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Amount” has the meaning specified in Section 2.14(a).

“Incremental Arranger” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt Documents” means, collectively, the indentures, credit agreements, facilities agreements or other similar agreements pursuant to which any Incremental Equivalent Debt is incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Incremental Facility” means an incremental facility contemplated by Section 2.14(a).

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” of any Person shall mean, without duplication:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations or (v) representing any net obligations under Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” shall not include (x) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices or (y) any obligations to make management incentive payments.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) obligations under or in respect of Receivables Financings;

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of Parent and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Parent or any Restricted Subsidiary of any business or assets, any post-closing payment adjustments, earn out, contingent payment or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or is otherwise contingent on the happening (or not happening) of a certain event or events, in each case, until such obligation is not paid (after giving effect to any grace period) after becoming due and payable;

(viii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(ix) Capital Stock (other than Disqualified Stock and Preferred Stock); or

(x) Subordinated Shareholder Funding.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Parent, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Dollar Term Borrowing” means a borrowing consisting of Initial Dollar Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Dollar Term Lenders pursuant to Section 2.01(a), in each case, on the Closing Date.

“Initial Dollar Term Commitment” means, as to each Dollar Term Lender, its obligation to make Initial Dollar Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Dollar Term Lender’s name on Schedule 2.01 under the caption “Initial Dollar Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Dollar Term Commitments is $400,000,000.

“Initial Dollar Term Facility” has the meaning specified in the definition of “Term Loan Tranche.”

“Initial Dollar Term Loans” has the meaning specified in Section 2.01(a).

“Initial Term Borrowings” means the Initial Dollar Term Borrowings.

“Initial Term Commitments” means the Initial Dollar Term Commitments.

“Initial Term Loans” means the Initial Dollar Term Loans.

“Intercompany Subordination Agreement” means the intercompany subordination agreement, dated as of the date hereof, by and among Holdings, the Parent, the Restricted Subsidiaries party thereto, the Administrative Agent and the Collateral Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each fiscal quarter and the Maturity Date of the Facility under which such Loan was made (commencing, if applicable, with the date set forth in the Committed Loan Notice delivered on or prior to the Closing Date).

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter or, to the extent consented to by all Appropriate Lenders, 12 months thereafter (or such other interest period as may be agreed to by all Appropriate Lenders) (or such other periods as agreed to by the Administrative Agent to facilitate the alignment of interest payments with other borrowings under the Facilities or the end of a fiscal or calendar period, which rate in such case shall be calculated in such manner as reasonably agreed between the Administrative Agent and the Borrower) as the Borrower may elect; as selected by the Borrower in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made;

provided, further, that the Interest Period for any Borrowing to be made on the Closing Date (which Interest Period shall commence on the Closing Date) may end on the date set forth in the Committed Loan Notice delivered on or prior to the Closing Date).

“Investment” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans or guarantees of Indebtedness, (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (ii) investments that are required by IFRS to be classified on the balance sheet of Parent or the Borrower in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Parent and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Parent or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described in Section 7.05:

(1) “Investments” shall include the portion (proportionate to the Borrower’s or the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent or the Borrower (as applicable) shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(aa) the Parent or the Borrower’s (as applicable) “Investment” in such Subsidiary at the time of such redesignation;

less

(bb) the portion (proportionate to the Parent or the Borrower’s (as applicable) equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with Section 7.05) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Parent or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Parent or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in the Parent or any Restricted Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Borrower as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Investment Grade Rating Condition” has the meaning specified in Section 7.09.

“Investment Grade Securities” means:

(1) securities issued or directly and guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent and the Subsidiaries of Parent,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Isle of Man Loan Parties” means, collectively, Farfetch.com Limited and any other Loan Party incorporated under the laws of the Isle of Man from time to time party to the Loan Documents.

“Joint Venture” means any joint venture or similar arrangement that is not a Subsidiary of the Parent.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in Section 7.05(3).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, restructuring, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent pursuant to this Agreement or delivered in connection with any other provision of any Loan Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a U.S., Dutch, Isle of Man, Italian, English or Welsh court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices or branches of such Lender or any of its Affiliates described as such in such Lender’s Administrative Questionnaire, or such other office or offices or branches as a Lender or any of its Affiliates may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, extended retention of title arrangement, any lease in the nature thereof, any option or other agreement to sell, or, in case of an extended retention of title arrangement, receivables resulting from the sale arrangement or arrangements having similar effect in respect of goods, or grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Limited Condition Transaction” means any acquisition or other Investment, including by way of merger, irrevocable debt repurchase or repayment, or restricted payment (including with respect to any debt contemplated or incurred in connection therewith) by Parent or one or more Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Listing Rules” means the Listing Rules issued and maintained by the New York Stock Exchange (or any analogous rules or regulations of any applicable stock exchange in which Holdings’ voting stock is listed), as from time to time amended.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, (v) any intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (vi) any Refinancing Amendment, (vii) any agreement documenting any Incremental Facility, (viii) the Fee Letters (but solely with respect to any provisions therein that survive the Closing Date in accordance with the terms thereof), (ix) the Intercompany Subordination Agreement and (x) until the Unpaid Share Capital (as defined in the Undertaking Letter) has been paid in accordance with the terms of the Undertaking Letter, the Undertaking Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Make-Whole Premium” means, with respect to any Initial Term Loans to be prepaid on any prepayment date prior to the first anniversary of the Closing Date, the excess of:

(a) the present value at such prepayment date of (i) the principal amount of the Initial Term Loans to be prepaid plus (ii) all required payments of interest which would accrue on the Initial Term Loans to be prepaid through the first anniversary of the Closing Date (excluding accrued but unpaid interest to but not including the prepayment date), computed using a discount rate equal to the Treasury Rate, as of such prepayment date plus 50 basis points; over

(b) the principal amount of the Initial Term Loans to be prepaid.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Market Abuse Regulation” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of the European Union.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of Holdings (or any successor entity) on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Adverse Effect” means (a) a material adverse effect on the consolidated business, assets, property, liabilities (actual or contingent), financial condition or results of operations, in each case, of Parent and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) a material adverse effect on the material rights and remedies of the Agents or the Lenders, taken as a whole, under the Loan Documents.

“Material Intellectual Property” means any specifically identifiable material trademark or domain name which: (a) is essential in order to conduct the business of the Borrower Parties (taken as a whole) in all material respects as it is conducted on the Closing Date and (b) is beneficially owned by or licensed to a Borrower Party.

“Material Subsidiary” means any Restricted Subsidiary which is not an Immaterial Subsidiary.

“Maturity Date” means, with respect to the Initial Dollar Term Loans, the earliest of (i) October 20, 2027, (ii) the date of termination in whole of the Initial Dollar Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing under the applicable Tranche and (iii) the date that the Initial Dollar Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (i) Term Loans that are the subject of a loan modification offer pursuant to Section 10.01 and (ii) Term Loans that are incurred pursuant to Section 2.14 or 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.

“Maximum Leverage Requirement” means, with respect to any request made in reliance on this definition under Article II for an increase in any Term Loan Tranche, for a New Revolving Facility, for a New Term Facility or for the establishment or incurrence of Incremental Equivalent Debt, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase, such new Facility or such Incremental Equivalent Debt and, in the case of any such facility, assuming the commitments being established under any New Revolving Facility being concurrently established with any such facility are fully drawn (and, in each case, after giving effect to any acquisition in connection therewith and all other appropriate pro forma adjustment events on a Pro Forma Basis (but without giving effect to the cash proceeds of any such facility then being incurred except to the extent such cash proceeds are being utilized to repay or prepay Indebtedness but without duplication of such repayment or prepayment)), (a) for any such Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans, the First Lien Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed the higher of (i) 3.00:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; (b) for any such Indebtedness that is secured by the Collateral on a junior basis to the Term Loans, the Senior Secured Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed the higher of (i) 3.50:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Senior Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; and (c) for any such Indebtedness that is unsecured or subordinated (which shall also be unsecured) in right of payment to the Obligations, either (1) the Total Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis does not exceed the higher of (i) 4.00:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (2) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) for such Test Period, in each case on a Pro Forma Basis is not less than the lower of (i) 2.00:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) immediately prior to the incurrence of such Indebtedness.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Tender Condition” has the meaning specified in Section 2.19(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Parent or any of the Restricted Subsidiaries of Parent (other than any Disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of:

(A) the principal amount of any indebtedness that is secured by a Lien on the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than (x) indebtedness under the Loan Documents and (y) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations), together with any applicable premiums, penalties, interest or breakage costs,

(B) the fees and out-of-pocket expenses incurred by the Parent or such Restricted Subsidiary in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(C) all Taxes paid or reasonably estimated to be payable in connection with such Disposition (or any tax distribution the Parent or any Restricted Subsidiary may be required to make as a result of such Disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(D) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with IFRS and (y) any liabilities associated with such property and retained by the Parent or any of the Restricted Subsidiaries of Parent after such Disposition, including pension and other post-employment benefit liabilities and Environmental Liabilities or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Parent or any of the Restricted Subsidiaries of Parent in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E), and

(F) in the case of any Disposition by a Restricted Subsidiary that is a Joint Venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (F)) attributable to the minority interests and not available for distribution to or for the account of Parent or a Wholly Owned Restricted Subsidiary as a result thereof; and

(b) with respect to the incurrence or issuance of any indebtedness by the Parent or any of the Restricted Subsidiaries of Parent, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by the Parent or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the applicable jurisdiction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with IFRS.

“New Loan Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Commitment” has the meaning specified in Section 2.14(a).

“New Revolving Facility” has the meaning specified in Section 2.14(a).

“New Revolving Loan” has the meaning specified in Section 2.14(a).

“New Term Commitment” has the meaning specified in Section 2.14(a).

“New Term Facility” has the meaning specified in Section 2.14(a).

“New Term Loan” has the meaning specified in Section 2.14(a).

“Non-Consenting Lender” has the meaning specified in Section 3.08(c).

“Non-Core Asset” means any asset which is (a) acquired in connection with an acquisition, a Permitted Investment or a Restricted Investment permitted pursuant to Section 7.05 and (b) not material to the on-going operation of the business.

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Loan Party” means any Subsidiary of Parent that is not a Loan Party.

“Non-Loan Party Indebtedness Cap” means $150,000,000.

“Non-U.S. Recipient” has the meaning specified in Section 3.01(g)(ii)(C).

“Note” means a Dollar Term Note.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement or articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) or (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are both (i) imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08, unless the Lender is a Defaulting Lender) and (ii) Other Connection Taxes.

“Outstanding Amount” means with respect to the Dollar Term Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of the Dollar Term Loans occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the Federal Funds Rate.

“Parent” has the meaning specified in the introductory paragraph to this Agreement. In the event that Parent consummates any merger, amalgamation or consolidation in accordance with Section 7.03, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Parent” for all purposes of this Agreement and the other Loan Documents.

“Pari Passu Indebtedness” means:

(a) with respect to the Borrower, any Indebtedness that ranks pari passu in right of payment to the Loans; and

(b) with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s guarantee of the Obligations.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” has the meaning specified in Section 10.22.

“Payment” has the meaning specified in Section 9.17.

“Payment Notice” has the meaning specified in Section 9.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Exceptions” means that no Loan Party shall be required to, other than in accordance with the Agreed Security Principles: (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, commodities accounts, deposit accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Parent and the Restricted Subsidiaries of Parent, (ii) perfect a security interest to the extent the cost, burden, difficulty or consequence of perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by Parent in its reasonable judgment, (iii) send notices to account debtors or other contractual third-parties, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located outside any jurisdiction in which a Loan Party is organized or incorporated, (v) take any action with respect to perfection of any security interest in (x) commercial tort claims and (y) letter of credit rights to the extent not perfected by the filing of a general “all-asset” UCC-1 financing statement (or analogous filing) or (vi) take any actions contrary to the Agreed Security Principles.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, ratifications, stampings and/or notifications/acceptance of the Collateral Documents and/or the security interests created thereunder (including any such action contemplated by any legal opinion delivered under or in connection with any Loan Document) and any other actions or steps necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Collateral and/or the security interests created thereunder or to achieve the relative priority expressed therein, in each case, subject to the Perfection Exceptions and the Agreed Security Principles.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.04.

“Permitted Debt” has the meaning specified in Section 7.01.

“Permitted Debt Exchange” has the meaning specified in Section 2.19(a).

“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes; provided that such Indebtedness (i) satisfies the Permitted Other Debt Conditions, (ii) does not mature prior to the Latest Maturity Date of the Term Loans at the time of such exchange, (iii) such Indebtedness is not at any time guaranteed by any Restricted Subsidiary other than Guarantors, and (iv) to the extent secured, such Indebtedness is not secured by property of Parent and its Restricted Subsidiaries other than all or a portion of the Collateral that secured the Term Loans being exchanged for such Indebtedness (and on a first lien “equal and ratable” or junior basis with the Liens securing such Term Loans) and the Liens on Collateral securing such Indebtedness shall be subject to the an Acceptable Intercreditor Agreement and the security agreements governing such Liens shall be substantially the same as of the Collateral Documents (with such differences as are reasonably acceptable to the Administrative Agent).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.19(a).

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Parent or any Restricted Subsidiary; provided that any Investment by a Loan Party in a Non-Loan Party, to the extent outstanding for more than 90 days, shall be secured in favor of the Secured Parties;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) [reserved];

(5) any Investment in securities or other assets received in connection with, or otherwise consisting of, an Asset Sale made pursuant to Section 7.04 or any other Disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing or committed on the Closing Date, (y) made pursuant to binding commitments in effect on the Closing Date or (z) that replaces, refinances, refunds, renews, modifies, amends or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 7.05;

(7) loans, guarantees, promissory notes or advances to future, present or former officers, directors, members of management, employees, independent contractors and consultants of Parent, direct or indirect parent of Parent or any of the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, housing and analogous ordinary business purposes or consistent with past practices, (ii) in connection with such Person’s purchase of Equity Interests or strumento finanziario partecipativo of Parent or any of its Restricted Subsidiaries (provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests or strumento finanziario partecipativo shall be contributed to such entity in cash) and (iii) for any other purpose in an aggregate amount, taken together with all other Investments made pursuant to this clause (7)(iii) that are at outstanding at the time of such Investment, not to exceed the greater of (x) $10,000,000 and (y) 5.0% of Four Quarter Consolidated EBITDA;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(9) any Investment (x) acquired by the Parent or any of the Restricted Subsidiaries of Parent (a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Parent or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Parent or any of the Restricted Subsidiaries of Parent with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and cash management services permitted under Section 7.01, including any payments in connection with the termination thereof;

(11) any Investment by Parent or any Restricted Subsidiary in a Person if, as a result of, or following, such Investment (a) such Person is or becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation)) provided that at the time of such investment, no Specified Event of Default shall have occurred and be continuing;

(12) additional Investments by the Parent or any of the Restricted Subsidiaries of Parent in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $60,000,000 and (y) 25.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.18(b) (except transactions described in clause (2), (3), (4), (8), (9), (13) or (14));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower, the Parent or any direct or indirect parent of the Borrower or the Parent, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05;

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) to the extent constituting an Investment, Indebtedness incurred under Section 7.01(w);

(20) guarantees of Indebtedness permitted to be incurred under Section 7.01 and obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(21) advances, loans or extensions of trade credit and other vendor financing in the ordinary course of business (or as otherwise disclosed to the Administrative Agent prior to the Closing Date) by the Parent or any of the Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or Joint Ventures incurred in the ordinary course of business in connection with the cash management operations of the Parent and its Subsidiaries;

(25) Investments in Indebtedness of Parent or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 7.05(3) and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment;

(26) [reserved];

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Parent or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Liens permitted hereunder;

(30) acquisitions of obligations of one or more officers, directors or other employees of any direct or indirect parent of the Parent, the Borrower or any Subsidiary of Parent in connection with such officer’s, director’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Parent or the Borrower, so long as no cash is actually advanced by the Parent or any Restricted Subsidiary to such officers, directors or employees in connection with the acquisition of any such obligations;

(31) Guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.05;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted;

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(36) any Investment made by an Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary, so long as the relevant Investment was not made in anticipation or contemplation of, or in connection with, the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and

(37) Guarantee obligations of Parent or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in applicable jurisdictions.

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by IFRS) or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or indirect parent of the Borrower or the Parent;

(3) Liens for Taxes (i) which are not yet overdue for 30 days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by IFRS, or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit, bank guarantees or other similar documentary credits and similar instruments or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens incurred to secure Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 7.01(a) or (d) and obligations secured ratably thereunder; provided that, in the case of said clause (d), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates;

(7) Liens of the Parent, the Borrower or any of the Guarantors existing on the Closing Date and, in the case of any Lien securing Indebtedness for borrowed money, listed on Schedule 7.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Parent, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Parent at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the Parent or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Parent or any Restricted Subsidiary, a Person other than the Borrower or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrower or such Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of the Parent, the Borrower or a Subsidiary Guarantor owing to the Parent, the Borrower or another Subsidiary Guarantor permitted to be incurred in accordance with Section 7.01;

(11) Liens securing Swap Contracts incurred in accordance with Section 7.01;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit, bank guarantees or other similar documentary credits and similar instruments entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases or consignments entered into by the Parent, the Borrower and the Guarantors in the ordinary course of business;

(15) Liens in favor of the Parent, the Borrower or any Subsidiary Guarantor;

(16) (i) Liens on Receivables Assets and related assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens incurred to secure Cash Management Services and other “bank products” (including those described in Section 7.01(j) and (w));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (8) or (9), or succeeding clause (24) or (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (24) or (25) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any fees and expenses, including unpaid accrued interest and the aggregate amount of premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith, related to such refinancing, refunding, extension, renewal or replacement and (z) any amounts incurred under this clause (23) as a refinancing indebtedness of clause (25) of this definition hereunder shall reduce the amount available under such clause (25);

(24) Liens securing Indebtedness permitted to be Incurred pursuant to Section 7.01 if at the time of any Incurrence of such Indebtedness and after giving pro forma effect thereto (i) for any such Indebtedness that is Pari Passu Indebtedness and secured by a Lien on the Collateral on a pari passu basis (but without regard to control of remedies) with the Liens securing the Obligations, the First Lien Net Leverage Ratio would not exceed the higher of (x) 3.00:1.00 or (y) if any such request is in relation to Liens to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (ii) for any such Indebtedness that is Pari Passu Indebtedness and secured by a Lien on the Collateral on a “junior” basis to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio would not exceed the higher of (x) 3.50:1.00 or (y) if any such request is in relation to Liens to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Senior Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; provided that such Pari Passu Indebtedness shall be secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case subject to an Acceptable Intercreditor Agreement (but without regard to control of remedies));

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $100,000,000 and (y) 50% of Four Quarter Consolidated EBITDA then outstanding at the time of incurrence of Indebtedness secured by such Lien;

(26) Liens on the Equity Interests or assets of a Joint Venture to secure Indebtedness of such Joint Venture Incurred pursuant to Section 7.01(u);

(27) Liens on equipment of the Parent, the Borrower or any Guarantor granted in the ordinary course of business to the Parent, the Borrower or such Guarantor’s client at which such equipment is located;

(28) Liens in favor of the issuers of letters of credit, bank guarantees or other similar documentary credits and similar instruments incurred pursuant to Section 7.01(aa);

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 7.05 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Parent, the Borrower or any Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent, the Borrower and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Parent, the Borrower or any Guarantor in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Parent, the Borrower or any Guarantor granted in the ordinary course of business;

(36) Liens on assets of Non-Loan Parties securing Indebtedness of Non-Loan Parties;

(37) Liens securing Indebtedness permitted pursuant to Section 7.01(hh); provided that such Liens shall be permitted pursuant to this clause (37) solely over the inventory, proceeds and books and records in connection with such financing specified in Section 7.01(hh);

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights;

(39) (a) Liens solely on any cash earnest money deposits made by the Parent or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens on property constituting Collateral securing obligations issued or incurred under (i) any Refinancing Debt and the Refinancing Debt Documents related thereto, and (ii) any Incremental Equivalent Debt and the Incremental Equivalent Debt Documents related thereto and, in each case, any Permitted Refinancings thereof (or successive Permitted Refinancings thereof); provided that such Liens are subject to an Acceptable Intercreditor Agreement;

(48) Liens securing Indebtedness permitted pursuant to Section 7.01(t);

(49) Liens on cash proceeds (and the related escrow accounts) in connection with the issuance into (and pending the release from) a customary escrow arrangement of any Refinancing Debt, any Incremental Equivalent Debt, any Ratio Debt and, in each case, any Permitted Refinancing thereof;

(50) Liens arising under the general terms and conditions of banks or similar general terms and conditions of banks with whom the Parent or any of the Restricted Subsidiaries maintains a banking relationship in the ordinary course of business;

(51) Liens arising by operation of law under a lease in favor of the relevant third party landlord; and

(52) Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax or value added tax purposes among any Restricted Subsidiaries incorporated or established in the Netherlands.

For purposes of determining compliance with this Agreement, (w) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (x) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, Parent may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (y) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or clause (24) above (giving effect to the Incurrence of such portion of such Indebtedness), Parent in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or clause (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) or (24) above (giving effect to the incurrence of such portion of such Indebtedness), Parent, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (6) or (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary offers or obligations to repurchase, repay or redeem upon a change of control, asset sale, casualty or condemnation event or initial public offering, (y) maturity payments and customary mandatory prepayments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition or (z) “AHYDO” payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred unless the Lenders are also offered by the Borrower the same amortization amounts for the corresponding year (provided that each Lender will be deemed to have rejected such offer unless such Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower agree) after the date of such offer.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Indebtedness under Section 7.01(d) or with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended unless the Lenders are also offered by the Borrower the same amortization amounts for the corresponding year (provided that each Lender will be deemed to have rejected such offer unless such Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower agree)) after the date of such offer); (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, unless otherwise permitted under Section 7.02, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, unless otherwise permitted under Section 7.02, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same (or a lesser) extent, including with respect to any subordination provisions, and subject to an Acceptable Intercreditor Agreement; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (including with respect to interest rate, optional prepayment premiums and options redemption provisions) Indebtedness are as agreed between the Borrower and the applicable providers of such Permitted Refinancing; and (f) unless otherwise permitted under Section 7.01, such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the borrower or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged to the extent the relevant entity would be permitted to be a borrower pursuant to Section 7.01).

“Permitted Portugal Sale/Leaseback Transaction” means that certain Sale/Leaseback Transaction of real property located in Portugal, in a principal amount pursuant hereto not to exceed $125,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, exempted company, partnership, partnership with limited liability, Governmental Authority, unincorporated organization or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity Interests” means “Pledged Interests” (or similar term) as defined in the U.S. Security Agreement and each other applicable Collateral Document.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment-Based Incremental Facility” has the meaning specified in Section 2.14(a).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Prime Lending Rate” means, for any day, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “prime rate” in effect at its principal office in New York City; each change in the Prime Lending Rate shall be effective on the date that such change is effective. The Prime Lending Rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated Net Income, Consolidated EBITDA and Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any Specified Transactions, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated, including, without limitation, the Transactions), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period) (including with respect to any proposed Investment or acquisition of the subject Person for which financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to factually supportable and quantifiable pro forma “run rate” (A) cost savings, operating expenses reductions and synergies and (B) increases in revenue, in each case, related to operational efficiencies, synergies, revenue enhancements, strategic initiatives, cost saving initiatives, new or amended contracts, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings, the Transaction and any other initiatives, actions or events, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions or events to be taken or occur within 18 months after the applicable date of determination as if such cost savings, operating expenses reductions and synergies and increases in revenue occurred on the first day of the Reference Period; provided, that such amounts pursuant to this clause (x) for any period of four fiscal quarters shall not exceed 20% of Consolidated EBITDA for such four fiscal quarter period (determined after giving effect to such add-backs) and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments described in clause (a) of the definition of “Consolidated EBITDA”, to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of Pro Forma Cost Savings.

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the addbacks set forth in clause (a)(x) of the definition of “Consolidated EBITDA”.

“Project Phoenix” means the transactions made or to be made by the Parent or any of its Restricted Subsidiaries, the contemplated existence of which was disclosed to the Administrative Agent prior to the Closing Date.

“Project Zade” means the transactions made or to be made by the Parent or any of its Restricted Subsidiaries, the contemplated existence of which was disclosed to the Administrative Agent prior to the Closing Date.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17, the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Company Costs” means any reasonably incurred loss, charge, expense, cost, accrual or reserve of any kind associated with, or in anticipation of, or preparation for, compliance with the requirements of the Listing Rules, the Market Abuse Regulation, and the rules and regulations promulgated in connection therewith (in each case, or any analogous rules or regulations of any applicable stock exchange) and any loss, charge, expense, cost, accrual or reserve of any kind relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Laws under other applicable jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, any loss, charge, expense, cost, accrual or reserve of any kind relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees and other costs and/or expenses associated with being a Public Company.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, Parent, the Borrower or any Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Parent or any Restricted Subsidiary are made at Fair Market Value (as determined in good faith by Parent), and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by Parent) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Parent or any of the Restricted Subsidiaries of Parent (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of Parent shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent and the Restricted Subsidiaries of Parent,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Parent or any Restricted Subsidiary to any Receivables Subsidiary and by any Receivables Subsidiary to any other Person are made at Fair Market Value (as determined in good faith by Parent), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time such Receivables Financing is first entered into (as determined in good faith by Parent) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Parent or any of the Restricted Subsidiaries of Parent (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Ratio Acquisition Debt” has the meaning specified in Section 7.01(o).

“Ratio Debt” has the meaning specified in the first paragraph of Section 7.01.

“Ratio-Based Incremental Facility” has the meaning specified in the Section 2.14(a).

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of Parent or any of its Subsidiaries that are, or are in the process of becoming, subject to a Qualified Receivables Financing or Qualified Receivables Factoring, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by Parent or any such Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Parent or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary) which in either case may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Parent (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent or Borrower in which the Parent or any Subsidiary of Parent or a direct or indirect parent of the Borrower or the Parent makes an Investment (or which otherwise owes to the Parent or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing) and to which the Parent or any Subsidiary of Parent or a direct or indirect parent of the Borrower or the Parent sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Parent and the Subsidiaries of Parent or a direct or indirect parent of the Borrower or the Parent, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Parent (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent or any Restricted Subsidiary (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent or any Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Parent or any Restricted Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Parent nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Parent reasonably believes to be no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent, and

(3) to which neither the Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of Parent shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the board of directors of Parent giving effect to such designation and an officer’s or director’s, as applicable, certificate certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.

“Reference Period” has the meaning given to such term in the definition of “Pro Forma Basis”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Specified Refinancing Agent, among the Borrower, the Specified Refinancing Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Debt” means secured, unsecured or subordinated Indebtedness in the form of one or more series of notes, term loans or revolving commitments, in each case, if secured, secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or secured by the Collateral on a “junior” basis to the Liens securing the Obligations, in each case issued in respect of a refinancing of outstanding Indebtedness of the Loan Parties under any one or more Term Loan Tranches; provided that, (a) if such Refinancing Debt shall be secured, then (i) such Refinancing Debt shall only be secured by a security interest in all or a portion of the Collateral, and (ii) such Refinancing Debt shall be issued subject to an Acceptable Intercreditor Agreement; (b) other than with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, no Refinancing Debt shall (i) mature prior to the stated maturity date with respect to the Term Loans subject to such refinancing, (ii) be subject to any amortization prior to the final maturity thereof and (iii) in the case of Refinancing Debt in the form of notes, be subject to mandatory redemption or prepayment (except for customary asset sale or change of control provisions) prior to the stated maturity date with respect to the Term Loans subject to such refinancing; (c) the covenants, events of default, guarantees, collateral and other terms of such

Refinancing Debt are as agreed between the Borrower and the applicable providers of such Refinancing Debt provided, however, that to the extent the terms of such Refinancing Debt are (when taken as a whole) materially less favorable to the Borrower than those applicable to the applicable Term Loan Tranche being refinanced (each as determined by Parent in good faith) (other than pricing and optional prepayment or redemption terms), such less favorable terms (1) are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect, (2) are, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirement or (3) reflect market terms and conditions (taken as a whole) at the time of Incurrence (as determined by the Parent in good faith (provided that, at the Parent’s option, delivery of a certificate of a Responsible Officer of the Parent to the Administrative Agent in good faith at least three Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Refinancing Debt or drafts of the documentation relating thereto, stating that the Parent has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Parent of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)); (d) such Indebtedness is in an original aggregate principal amount not greater than the principal or committed amount of the Indebtedness subject to such refinancing (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses), (e) such Indebtedness is not secured by any assets or property of Parent, the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender), (f) such Indebtedness is not guaranteed by any Restricted Subsidiary that is not a Loan Party and (g) such Indebtedness is incurred by the borrower in respect of such Term Loan Tranche being refinanced.

“Refinancing Debt Documents” means, collectively, the indentures, credit agreements, facilities agreements or other similar agreements pursuant to which any Refinancing Debt is issued or incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent not prohibited under the terms of the Loan Documents.

“Refinancing Indebtedness” has the meaning specified in Section 7.01.

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Parent or a Restricted Subsidiary in exchange for assets transferred by the Parent or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary; provided further, however, to the extent that (i) the total consideration of such securities and any other consideration received by the Parent or the Restricted Subsidiaries is of comparable or greater market value (as determined by Parent in good faith) than the total consideration paid or transferred by the Parent and the Restricted Subsidiaries as part of the applicable transaction or series of transactions and (ii) the assets so transferred immediately preceding such transaction were held directly or indirectly by the Borrower or a Guarantor, such securities and other consideration received will either (A) directly or indirectly be held by the Borrower or such Guarantor following such transaction or series of transactions or (B) be contributed to a newly formed Restricted Subsidiary of Parent that will become a Guarantor, such securities will be deemed to be Related Business Assets regardless of whether or not such Person is or would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning specified in Section 3.08(a).

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Dollar Amount of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation being deemed “held” by such Lender for purposes of this definition), and (b) aggregate unused Term Commitments; provided that the unused Term Commitments of and the portion of the Total Outstandings held or deemed held by (x) any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (y) any Public Lender shall be excluded for the purposes of making a determination of Required Lenders with respect to any Borrower Materials that are not designated as “Public Side Information” pursuant to Section 6.02.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Parent or the Borrower), or other similar officer of a Loan Party, or a director, manager or secretary of any Loan Party incorporated in the United

States (or of its general partner, managing member or sole member, if applicable) or, in the case of Holdings, a director, officer or secretary of Holdings. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of Parent or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent or such Subsidiary (unless such appearance is related to the Loan Documents (or the Liens created thereunder) or other Indebtedness permitted under Section 7.01 which is permitted to be secured by a Lien on the Collateral) or (ii) are subject to any Lien (other than Liens permitted by Section 7.02).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Lender” has the meaning specified in Section 1.17(b).

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means, unless the context otherwise requires, the Borrower and any other Subsidiary of Parent that is not an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.05.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect in cash (or the Fair Market Value of property and assets received) thereof.

“S&P” means S&P Global Ratings and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between the Parent and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctioned Entity” means any Person that is subject to Sanctions Laws and Regulations, including any Person that is: (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State; (b) any Person operating, organized, or resident in a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”); or (c) any Person 50% or more owned by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions Laws and Regulations” means (i) applicable sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (ii) applicable sanctions or requirements imposed under similar laws or regulations enacted by the United Nations or the European Union or the United Kingdom or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing, including, without limitation, His Majesty’s Treasury in the United Kingdom, that apply to Parent or the Restricted Subsidiaries.

“Sanctions Provisions” has the meaning specified in Section 1.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreements” means any Cash Management Agreement that is entered into by and between any Loan Party and any of their respective Restricted Subsidiaries and any Cash Management Bank that is designated by the Borrower in writing to the Administrative Agent and the Collateral Agent as a “secured cash management agreement”.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any of their respective Restricted Subsidiaries and any Hedge Bank that is designated by the Borrower and the applicable Hedge Bank in writing to the Administrative Agent and the Collateral Agent as a “secured hedge agreement” upon notice by the Borrower substantially in the form of Exhibit I; provided, however, that the applicable Borrower and the applicable Hedge Bank shall only be required to provide one such designation to the Administrative Agent and the Collateral Agent in respect of a master agreement which governs multiple Swap Contracts.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded Senior Secured Indebtedness (less Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date in an amount not exceeding $400,000,000) of the Borrower Parties on the last day of the most recently ended Test Period prior to such date to (b) Consolidated EBITDA of the Borrower Parties for the then most recently ended Test Period provided that Unrestricted Cash shall not be deducted for the purposes of clause (a) above for any Test Period where Consolidated EBITDA is less than or equal to $250,000,000.

“Similar Business” means any business engaged or proposed to be engaged in by Parent and its Subsidiaries on the Closing Date and any similar, corollary, related, ancillary, incidental, related to or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of the Loan Parties as they become absolute and matured, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination and (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Disposition” has the meaning specified in limb paragraph (z) of the definition of “Asset Sale”.

“Specified Disposition Entity” has the meaning specified in limb paragraph (z) of the definition of “Asset Sale”.

“Specified Disposition Excess Proceeds” means the Net Cash Proceeds from a Specified Disposition.

“Specified Event of Default” means (x) any Event of Default under Section 8.01(a) with respect to any principal or interest and (y) any Event of Default of Holdings, the Parent or the Borrower under Section 8.01(f).

“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Parent or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Parent or the Borrower or implementation of any initiative not in the ordinary course of business; provided that, at Borrower’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than or equal to the greater of (x) $5,000,000 and (y) 5.0% of Four Quarter Consolidated EBITDA shall not be calculated on a “Pro Forma Basis.”

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any Subsidiary of Parent which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subject Lien” has the meaning specified in Section 7.02.

“Subject Party” has the meaning specified in Section 3.02(b).

“Subject Recipient” has the meaning specified in Section 3.02(b).

“Successor Parent” has the meaning specified in Section 7.03(a).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subordinated Shareholder Funding” means collectively (and subject to Section 6.16), any funds provided to the Parent or any Restricted Subsidiary by Holdings or an direct or indirect parent of Holdings in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case, issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding: (a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the date that is six months after the Stated Maturity of the Facility (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent or any Restricted Subsidiary or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six months after Stated Maturity of the Facility is restricted by any Acceptable Intercreditor Agreement or other applicable intercreditor agreement; (b) does not require, prior to the date that is six months after the Stated Maturity of the Facility, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the payment of any amount as a result of any such action or provision, in each case, prior to the date that is six months after the Stated Maturity of the Facility is restricted by an Acceptable Intercreditor Agreement or other applicable intercreditor agreement; (c) does not provide for or require any security interest or encumbrance over any asset of the Parent or any of its Subsidiaries; and (d) pursuant to its terms or to an Acceptable Intercreditor Agreement or other applicable intercreditor or subordination agreement, is fully subordinated and junior in right of payment to the Facility pursuant to subordination, payment blockage and enforcement limitation terms.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity, (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with IFRS and (4) in relation to an entity incorporated (or established) in the Netherlands, a “dochtermaatschappij” within the meaning of Article 2:24a DCC (regardless whether the shares or voting rights on the shares in the company are held directly or indirectly through another “dochtermaatschappij”. As used herein, the term “Subsidiary” shall refer to any Subsidiary of Parent unless expressly provided for otherwise.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of Parent (other than the Borrower with respect to its Obligations) that are Guarantors.

“Supplemental Agent” has the meaning specified in Section 9.14(a).

“Supplier” has the meaning specified in Section 3.02.

“Supported QFC” has the meaning specified in Section 10.25(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of SOFR Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment or (iv) its Specified Refinancing Term Commitment. The amount of each Lender’s Initial Dollar Term Commitment is as set forth in the definitions thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.14(a).

“Term Facility” means a facility in respect of any Term Loan Tranche (including any Term Commitment Increase with respect to any Term Loan Tranche), as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility.

“Term Loan Tranche” means the facility and commitments utilized in making Term Loans hereunder, which on the Closing Date shall consist of Initial Dollar Term Loans and Initial Dollar Term Commitments (the “Initial Dollar Term Facility”). Additional Term Loan Tranches may be added after the Closing Date, i.e., New Term Loans, Specified Refinancing Term Loans, New Term Commitments and Specified Refinancing Term Commitments.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 a.m. (Chicago time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 a.m. (Chicago time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements or trading updates, as applicable, for each quarter, half-fiscal year or fiscal year in such period, at the option of Parent, (A) are internally available with respect to any period ending after the most recently delivered financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, or (B) have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements or trading update, as applicable, are internally available or have been or are required to be delivered pursuant to Section 6.01(a) or (b), as the case may be, the Test Period in effect shall be the period of four consecutive fiscal quarters of Parent ended September 30, 2022. A Test Period may be designated by reference to the last day thereof (i.e., the “September 30, 2022 Test Period” refers to the period of four consecutive fiscal quarters of Parent ended September 30, 2022), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means the greater of $50,000,000 and 20% of Four Quarter Consolidated EBITDA.

“Total Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (less Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date in an amount not exceeding $400,000,000) of the Borrower Parties on the last day of the most recently ended Test Period prior to such date to (b) Consolidated EBITDA of the Borrower Parties for the then most recently ended Test Period provided that Unrestricted Cash shall not be deducted for the purposes of clause (a) above for any Test Period where Consolidated EBITDA is less than or equal to $250,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” means any Term Loan Tranche.

“Transaction Costs” has the meaning given to such term in the definition of “Transactions.”

“Transactions” means (taken collectively):

(a) the Borrower obtaining the Facility; and

(b) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Transformative Event” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Parent and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by Parent acting in good faith; provided that, for the avoidance of doubt, if any such Transformative Event would otherwise result in a Change of Control hereunder, such event shall be deemed a “Change of Control” and not a “Transformative Event”.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date; provided, that if the prior from the prepayment date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UK CRD IV” means (i) CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”), (ii) the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the Withdrawal Act) implemented CRD and its implementing measures and (iii) (direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act and any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undertaking Letter” means that certain Letter of Undertaking to Pay, dated as of October 20, 2022, made by Holdings and acknowledged and agreed to by the Administrative Agent.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, examiner, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances/Participations” means with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unpaid Amount” has the meaning specified in Section 7.05.

“Unrestricted Cash” means (x) cash and Cash Equivalents of the Parent and Restricted Subsidiaries of Parent that is not Restricted and (y) cash and Cash Equivalents of the Parent and Restricted Subsidiaries of Parent that are restricted in favor of the Facilities and/or any other Indebtedness permitted to be incurred hereunder (including whether such cash and Cash Equivalents secure such other Indebtedness by a Lien on the Collateral along with the Facilities and/or any other such Indebtedness permitted hereunder) whether or not such cash and Cash Equivalents are held in a pledged account.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent (other than the Borrower) that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Borrower in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of Parent may designate any Subsidiary of Parent (other than the Borrower but including any existing Subsidiary and any newly acquired or newly formed Subsidiary of Parent) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any of the Restricted Subsidiaries of Parent unless constituting a Permitted Investment or Restricted Investment permitted under Section 7.05; provided, further, however, that immediately after giving effect to such designation, (x) no Event of Default shall have occurred and be immediately continuing or result from such designation and (y) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) on a Pro Forma Basis is not less than 2.00:1.00; provided, further, however, either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.05.

The board of directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(1) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) on a Pro Forma Basis is not less than 2.00:1.00, and

(2) no Event of Default shall have occurred and be continuing.

Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.

Any such designation by the board of directors of Parent shall be evidenced to the Administrative Agent by delivery of an officer’s certificate by Parent certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means collectively, the Borrower, Farfetch.com US, LLC, Fashion Concierge Powered By Farfetch, LLC, Stadium Enterprises LLC, Allure Systems Corp., Violet Grey, Inc., Browns (SMS) LLC, Wannaby Inc., SGNY1 LLC, Kicks Lite LLC and any other Loan Party organized under the laws of the United States (or any state of the United States or the District of Columbia) from time to time party to the Loan Documents.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the New York-law governed security agreement dated as of the date hereof and executed by the U.S. Loan Parties and the Non-U.S. Loan Parties party thereto.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(C)(iii).

“VAT” means (a) any value added tax imposed by the UK Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112) and (c) any other Tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above, or imposed elsewhere.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) reclassification after the Closing Date in accordance with IFRS of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action (including a Specified Transaction) undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of compliance with this Agreement (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of such representations and warranties or other applicable covenant shall be determined, or any default or event of default blocker shall be tested, in each case, at the option of Parent (Parent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”), (i) in the case of any acquisition or other Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of Parent, (x) as of the date the definitive acquisition agreement for such acquisition or other Investment is entered into (or prior to the effectiveness of any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (y) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the consummation of the relevant acquisition or other Investment, (ii) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of Parent, (x) at the time of the declaration of such Restricted Payment, (y) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the making of such Restricted Payment and/or (iii) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of Parent, (x) at the time of delivery of notice with respect to such repurchase or repayment, (y) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis and if, after such applicable ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, Parent could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other financial test are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated EBITDA of Parent) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial test improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (ii) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions. If Parent has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction and related and specified actions on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(j) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(k) The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, as in effect from time to time.

(b) If at any time any change in IFRS or the application thereof or any election by the Parent to report in GAAP in lieu of IFRS for financial reporting purposes, would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in IFRS or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with IFRS or the application thereof prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in IFRS or the application thereof or (ii) the Borrower may elect to fix IFRS (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04 Rounding. Any financial ratios required to be maintained by any of the Borrower Parties, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or Section 2.07 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

For purposes of determining the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing Holdings’ financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with IFRS, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Notwithstanding anything to the contrary in this Agreement any (i) representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

Section 1.09 Change in Currency.

(i) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

Section 1.10 [Reserved]

Section 1.11 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(i)), the Consolidated Cash Interest Expense, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA and Consolidated Total Assets shall be calculated (including, in each case, for purposes of Sections 2.14 and 2.15) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period; provided that notwithstanding the foregoing or the definition of Pro Forma Basis, when calculating (A) Consolidated Net Income for purposes of the definition of Excess Cash Flow and (B) the First Lien Net Leverage Ratio for purposes of determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b), any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing or Qualified Receivables Factoring computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments described in clause (a) of the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to the Reference Period (as defined in the definition of “Pro Forma Basis”); provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

Section 1.12 Calculation of Baskets. (a) If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any First Lien Net Leverage Ratio test, Total Net Leverage Ratio test, Senior Secured Net Leverage Ratio test and/or Fixed Charge Coverage Ratio test but excluding any Consolidated EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts contained in Section 7.01 or Section 7.02, any refinancings of any Indebtedness that was previously incurred) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that (i) incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 7.01 or Section 7.02 and (ii) any such calculation should not give effect to any cash proceeds thereof for netting purposes.

(c) For purposes of determining compliance at any time with Section 2.14 and any section in Article VI and VII (and any defined term used in any such section), in the event that any Lien, Indebtedness, Asset Sales and other dispositions, Permitted Investments, Restricted Payment, Affiliate transaction or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items (or any combination of one or more thereof) permitted pursuant to any clause of such Section 2.14 and any section in Article VI or VII (or any defined term used in any such section), Parent, in its sole discretion, may classify and/or reclassify or divide such transaction or item (or portion thereof) from time to time and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

Section 1.13 Agreed Security Principles; Guarantor Provisions. The Collateral Documents and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Subsidiary shall be subject in all respects to the Agreed Security Principles set forth on Schedule 1.13. This Agreement and all of the other Loan Documents shall be subject in all respects to the Guarantor Provisions set forth in Schedule 1.14 (if any) (as may be supplemented pursuant to Section 10.01 or as otherwise agreed to by the Administrative Agent and the Collateral Agent).

Section 1.14 Borrower Notices. Any instruction given or notice sent by Parent shall, unless otherwise expressly stated to the contrary, be effective as an instruction or notice on behalf of the Borrower and the Administrative Agent, the Collateral Agent, each Lender shall be permitted to rely thereon as if the same were furnished by the Borrower. In connection with the forgoing, the Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for the Borrower, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received written notice signed by the Borrower that such appointment has been revoked and that another Loan Party has been appointed in such capacity. The Borrower hereby appoints and authorizes Parent (i) to provide to the Administrative Agent and the Lenders and receive from the Administrative Agent and the Lenders all notices with respect to Loans obtained for the benefit of the Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Parent deems appropriate on its behalf to obtain Loans and Commitments and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Parent hereby accepts such appointment and the Administrative Agent and the Lenders shall be entitled to rely upon and shall be fully protected in relying upon, any notice or communication delivered by Parent on behalf of the Borrower. The Administrative Agent and the Lenders may give any notice or communication with the Borrower hereunder to Parent on behalf of the Borrower.

Section 1.15 Isle of Man Terms. In this Agreement, where it relates to a Loan Party incorporated or established in the Isle of Man:

(i) reference to any legal concept, term, action, remedy, method of judicial proceeding, legal document, legal status, court or official of the State of New York shall be deemed to also refer to what most nearly approximates to it in the Isle of Man; and

(ii) reference to any statute, bye-law, regulation, rule, delegated legislation or order of the State of New York shall, in relation to any assets owned, liabilities incurred, company incorporated or business carried on in the Isle of Man, be deemed to include what most nearly approximates to it in the Isle of Man.

Section 1.16 Dutch Terms. In this Agreement, where it relates to a Loan Party incorporated or established in the Netherlands, any reference to:

(i) a liquidator, a trustee in bankruptcy or an administrative receiver includes a curator and a beoogd curator;

(ii) an administrator includes a bewindvoerder and a stille bewindvoerder;

(iii) an attachment includes conservatoir and executoriaal beslag;

(iv) gross negligence means grove schuld;

(v) a moratorium includes surséance van betaling and a moratorium declared includes surséance verleend;

(vi) officers includes managing directors of a Dutch entity;

(vii) a necessary action to authorise where applicable, includes without limitation: (i) any action required to comply with the Act on the works councils (Wet op de ondernemingsraden); and (ii) obtaining a neutral or (unconditional or conditional) positive advice (advies) from the competent works council(s) (and if conditional, subject to conditions that can reasonably be satisfied);

(viii) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(ix) any step or procedure taken in connection with a insolvency proceeding includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(x) wilful misconduct means opzet;

(xi) a distribution or dividend includes any distribution of profits (winstuitkering) or the distribution of reserves (uitkering uit resereves);

(xii) admitting the inability to pay its debts as they fall due, includes with respect to an entity the filing of any notice under Article 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) (“TCA”) or Article 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Article 36 of the TCA; and

(xiii) a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subject to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

Section 1.17 Sanctions Provisions.

(a) The representations contained in Sections 5.19 and 5.20 (together, the “Sanctions Provisions”) are not being made by the Parent or the Borrower if and to the extent such representations would result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom and/or any other applicable anti-boycott laws or regulations (together, the “Anti-Boycott Regulations”).

(b) In relation to each Lender that notifies the Administrative Agent to this effect (each a “Restricted Lender”), the Sanctions Provisions shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or give rise to liability under any Anti-Boycott Regulations.

(c) In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to paragraph (b) above, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders (or any other applicable consent threshold) has been obtained or whether the determination or direction by the Required Lenders (or any other applicable consent threshold required to make the relevant determination or direction) has been made.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Dollar Term Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Dollar Term Loans”) to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Initial Dollar Term Commitment. The Initial Dollar Term Borrowing shall consist of Initial Dollar Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Dollar Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14). Initial Dollar Term Loans may be Base Rate Loans or SOFR Loans as further provided herein.

(b) After the Closing Date, subject to and upon the terms and conditions set forth herein, each Lender with a Term Commitment (other than an Initial Term Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans) severally agrees to make a Term Loan under such Tranche to the Borrower thereof in an amount not to exceed such Term Lender’s Term Commitment under such Tranche on the date of incurrence thereof, which Term

Loans under such Tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Such Term Loans may be Base Rate Loans or SOFR Loans as further provided herein. Once repaid, Term Loans incurred hereunder may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14).

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of SOFR Loans, shall be made upon irrevocable notice by the Borrower to the Administrative Agent; provided that Loans denominated in Dollars shall be Base Rate Loans or SOFR Loans. Other than with respect to a Borrowing of Base Rate Loans (which must be in writing and be received by the Administrative Agent not later than 12:00 p.m. (New York City time)), each such notice must be in writing and must be received by the Administrative Agent not later than 2:00 p.m. (New York City time in the case of any Borrowing denominated in Dollars) (i) three (3) Business Days prior to the requested date of any Borrowing of, or continuation of, SOFR Loans, or of any conversion of Base Rate Loans to SOFR Loans (or such later date as the Administrative Agent shall agree) (or in the case of any such Borrowing to be made on the Closing Date, one Business Day prior to the Closing Date) and (ii) on the requested date of any Borrowing of Base Rate Loans or of any conversion of SOFR Loans to Base Rate Loans. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.

Each Borrowing of, conversion to or continuation of SOFR Loans shall be in the case of a Dollar Term Loan, in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in the case of a Dollar Term Loan, a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of a Tranche of Term Loans or Specified Refinancing Revolving Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) if applicable, the Type of Loans to be borrowed or to which existing Tranche of Term Loans or Specified Refinancing Revolving Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans or Specified Refinancing Revolving Loans shall be made as, or converted to, SOFR Loans with an Interest Period of one month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Base Rate Loans or SOFR Loans, as applicable. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Borrower requests a Borrowing but no currency is specified in the Committed Loan Notice, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Tranche of Term Loans or Specified Refinancing Revolving Loans and if no timely notice of a conversion or continuation of SOFR Loans is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to SOFR Loans with an Interest Period of one month as described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than, in the case of any Loan denominated in Dollars, 9:00 a.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received by the cutoff times set forth above available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans denominated in Dollars may be requested as, converted to or continued as SOFR Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans of the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (with the consent of the Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon notice by the Borrower substantially in the form of Exhibit G (or in such other form reasonably acceptable to the Administrative Agent) to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.05(a)(iii) below; provided that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time in the case of Loans denominated in Dollars) (A) three Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans (or, in each case, such shorter period as the Administrative Agent shall agree, acting reasonably) and (2) any prepayment of SOFR Loans, shall be in the case of a Dollar Term Loan, in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof . Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and SOFR Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, subject to clause (ii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.17, each prepayment of any outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to such Term Loan Tranche or Term Loan Tranches designated on such notice. Subject to Section 2.17, each prepayment of any outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to the remaining amortization payments of the applicable Term Loan Tranche as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis to the Lenders within such applicable Term Loan Tranche, except as set forth above.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or postponed by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) If the Borrower (A) makes a voluntary prepayment of any Initial Term Loans pursuant to this Section 2.05(a) or (B) makes a repayment of any Initial Term Loans pursuant to Section 2.05(b)(iii), the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders a prepayment premium in an amount equal to (x) the greater of (i) the Make-Whole Premium as calculated by Parent for such prepayment date with respect to the outstanding principal amount of any such Initial Term Loans so refinanced, prepaid or amended, as the case may be, prior to the date that is one year after the Closing Date and (ii) 3.00% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended, as the case may be, prior to the date that is one year after the Closing Date, (y) 3.00% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended, as the case may be, on or after the date that is one year after the Closing Date, but prior to the date that is two years after the Closing Date and (z) 0.00% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended, as the case may be, on and after the date that is two years after the Closing Date, provided that no prepayment premium shall be payable under this Agreement pursuant to this Section 2.05(a)(iii) in connection with a Specified Disposition or a Transformative Event.

(b) Mandatory.

(i) For any Excess Cash Flow Period, within ten Business Days after financial statements were required to have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate was required to be delivered pursuant to Section 6.02(a) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for such Excess Cash Flow Period (commencing with the Excess Cash Flow Period ending on December 31, 2023), minus (B) the sum of:

(1) the aggregate amount of voluntary principal prepayments of the Loans, Indebtedness that is pari passu in right of payment and security with the Initial Term Loans or junior in right of payment and security to the Initial Term Loans, Specified Refinancing Debt, Incremental Equivalent Debt and all other secured Indebtedness, in each case made during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the relevant Excess Cash Flow Period or, at the option of the Borrower and without duplication, on the date immediately prior to the date on which the relevant Excess Cash Flow prepayment is or would be required to be made (including prepayments at a discount to par in connection with Permitted Debt Exchanges, repayments of Obligations of any Replaceable Lender or Non-Consenting Lender permitted under Section 3.08, assignments made to Parent or any of its Subsidiaries permitted under this Agreement and open market purchases, with credit given for the actual amount of the cash payment) (except prepayments of Loans under any secured revolving Indebtedness that are not accompanied by a corresponding permanent commitment reduction of such secured revolving Indebtedness), in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness (other than any revolving Indebtedness);

(2) any amount not required to be applied to such prepayment pursuant to Section 2.05(b)(vii) or (viii),

(3) the amount of Taxes paid and/or capital expenditures either made in cash by the Parent or any of its Restricted Subsidiaries during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; provided that to the extent the Borrower exercises such option, such amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such capital expenditures or Taxes are funded with the proceeds of long-term Indebtedness (other than any revolving Indebtedness),

(4) the aggregate amount of cash consideration paid by the Parent or any Restricted Subsidiary (on a consolidated basis) in connection with any Investments, any acquisitions, acquisitions of intellectual property and any deferred payments in connection with any acquisition and Restricted Payments (including, without limitation, any distribution with respect to Taxes, and distributions on equity), crystallized long-term liability amounts other than Indebtedness for which payments are required to be made and make-whole amounts paid in respect of Indebtedness that has been repaid during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; provided that to the extent the Borrower exercises such option, such amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such cash consideration is funded with the proceeds of long-term Indebtedness (other than any revolving Indebtedness),

(5) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Section 2.05(b)(i)(B)(5) in respect of prior fiscal years, the aggregate consideration required to be paid in cash by any Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year or otherwise budgeted or planned to be paid in cash, in each case, relating to Investments, any acquisitions, acquisitions of intellectual property and any deferred payments in connection with any acquisition, Taxes, capitalized software expenditures or other capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such fiscal year, provided that to the extent the aggregate amount of cash actually utilized to finance such Investments and capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration or amount otherwise budgeted or planned for such uses, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(6) the amount of any rental, interest or other payment made or to be made in respect of any lease or license (including Capitalized Lease Obligations) provided there shall be no duplication of amounts deducted from Excess Cash Flow pursuant to this Section 2.05(b)(i)(B)(6) and amounts deducted pursuant to the definition of Consolidated Net Income, provided that such percentage in respect of any Excess Cash Flow Period shall be reduced to 25% if the First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 2.50:1.00 but greater than 2.25:1.00 or to 0% if the First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 2.25:1.00, respectively (the amount described in this clause (i), the “ECF Prepayment Amount”); provided further that no prepayment shall be required with respect to any Excess Cash Flow Period to the extent Excess Cash Flow for such period is less than the greater of (x) $20,000,000 and (y) 10.0% of Four Quarter Consolidated EBITDA (and only the amounts in excess thereof shall be required to be prepaid); provided further that, if the First Lien Net Leverage Ratio on a Pro Forma Basis after giving effect to any Excess Cash Flow prepayment would result in the percentage in respect of the applicable Excess Cash Flow Period being reduced to 25% or 0%, then such reduced percentage applicable to the Excess Cash Flow prepayment required to be made shall apply; provided further that if the amount of reductions set forth in clauses (1) through (6) above during the relevant Excess Cash Flow Period exceeds the ECF Prepayment Amount that would have been required on such relevant Excess Cash Flow Period, the amount of such excess shall be deducted from any Excess Cash Flow payment required in subsequent Excess Cash Flow Periods (after calculating the applicable Excess Cash Flow for such Excess Cash Flow Period).

(ii) If any Asset Sale made pursuant to Section 7.04(1) or (2) (or series of related Asset Sales) results in the receipt by the Parent or any Restricted Subsidiary of aggregate Net Cash Proceeds in excess of (i) the greater of (x) $30,000,000 and (y) 15% of Four Quarter Consolidated EBITDA per transaction and (ii) the greater of (x) $100,000,000 and (y) 50% of Four Quarter Consolidated EBITDA per fiscal year (such threshold amounts, the “De-Minimis Amount” and any such event, a “Relevant Transaction”), then except to the extent the Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrower shall prepay, subject to Section 2.05(b)(vii) and (viii), an aggregate principal amount of Term Loans in an amount equal to 100% (provided that such percentage shall be reduced to (i) 50% if at the time of receipt of such Net Cash Proceeds or at any time during the applicable reinvestment period, on a Pro Forma basis after giving effect to such Asset Sale and use of Net Cash Proceeds the First Lien Net Leverage Ratio would be equal to or less than 2.50:1.00, but greater than 2.25:1.00 and (ii) 0% if at the time of receipt of such Net Cash Proceeds or at any time during the applicable reinvestment period, on a Pro Forma basis after giving effect to such Asset Sale and use of Net Cash Proceeds the First Lien Net Leverage Ratio would be equal to or less than 2.25:1.00) of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or, within 15 Business Days (i) after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received or (ii) after the Parent or the Borrower elects not to pursue the reinvestment (or an alternative reinvestment) within the period set forth in Section 7.04) by the Parent or such Restricted Subsidiary; provided that the Parent or the Borrower (as applicable) may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Article I); provided, further, that only the amount of Net Cash Proceeds in excess of the De-Minimis Amount for any Asset Sale (or series of related Asset Sales) shall be subject to prepayment pursuant to this Section 2.05(b)(ii) and, in such case, the required prepayment shall be only the amount in excess thereof.

(iii) Upon the incurrence or issuance by the Parent or any Restricted Subsidiary of any Refinancing Debt, any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrower shall prepay an aggregate principal amount of Term Loan Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv) Subject to Section 2.17, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied among Term Loan Tranches as directed by the Borrower (other than a prepayment of (x) Term Loans with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche being refinanced pursuant thereto or (y) Term Loans with the proceeds of any Refinancing Debt issued or incurred to the extent permitted under Section 7.01(a), which shall be applied to the Term Loan Tranche being refinanced pursuant thereto) and, in the case of a Term Loan Tranche, within a Term Loan Tranche as directed by the Borrower (and absent such direction, in order of direct maturity). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied (i) first, to interest and fees on each such Term Loan Tranche on a pro rata basis that is accrued and payable at such time and (ii) second, as directed by the Borrower (and absent such direction, to the remaining scheduled installments with respect to such Term Loan Tranche in direct order of maturity). Each prepayment of Dollar Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and SOFR Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06.

(v) All prepayments under this Section 2.05 shall be made together with, to the extent applicable, any amounts required pursuant to Section 2.05(a)(iii).

(vi) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary (a “Foreign Disposition”) giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any directors or officers of such Subsidiaries) from being repatriated to the Borrower or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Subsidiary (it being understood and agreed that the Borrower shall be under no obligation to cause or to attempt to cause the applicable Subsidiary to promptly take any actions reasonably required by the applicable local law to permit such repatriation, to monitor any such circumstances or to reserve cash for future repatriation after it has provided notice to the Administrative Agent of such prohibition, restriction, delay or risk).

(vii) Notwithstanding any other provisions of this Section 2.05, to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) would have an adverse Tax, accounting or regulatory cost or consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary.

(viii) Notwithstanding any other provisions of this Section 2.05(b), the Borrower may make prepayments required in connection with any Indebtedness that is secured on a pari passu basis with the Initial Term Loans on a ratable basis based on the outstanding principal amount of such Indebtedness.

(c) Term Lender Opt-Out. With respect to any prepayment of Initial Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches pursuant to Section 2.05(b)(i) or (ii), any Appropriate Lender, at its option (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment, other than in connection with any Refinancing Debt or any Specified Refinancing Term Loans), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrower elect for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than four Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fourth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranche(s) owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).

(d) Currency. All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or postponed by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. (i) The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments shall be the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08).

Section 2.07 Repayment of Loans.

(a) Initial Dollar Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Dollar Term Lenders holding Initial Dollar Term Loans the aggregate principal amount of all Initial Dollar Term Loans outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Dollar Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Dollar Term Loans made as of the Closing Date)):

Date	Amount

The last Business Day of each fiscal quarter ending prior to the Maturity Date for the Initial Dollar Term Facility, commencing with the fiscal quarter ending on March 31, 2023	0.25% of the aggregate principal amount of the aggregate initial principal amount of the Initial Dollar Term Loans on the Closing Date

Maturity Date for the Initial Dollar Term Facility	All unpaid aggregate principal amounts of any outstanding Initial Dollar Term Loans provided, however, that (i) if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the next succeeding Business Day, provided, however, that, if such extension would cause any principal repayment installment to be made in the next succeeding calendar month, such installment shall be paid on the immediately preceding Business Day, and (ii) the final principal repayment installment of the Initial Dollar Term Loans shall be repaid on the Maturity Date for the Initial Dollar Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Dollar Term Loans outstanding on such date.

(b) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08 Interest.

(a) (i) each SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Term SOFR plus (B) the Applicable Rate for SOFR Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b) [Reserved].

(c) Following a Specified Event of Default, the Borrower shall pay interest on all overdue Obligations hereunder (which shall accrue from the date of such Specified Event of Default), which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e) Interest on each Loan shall be payable in the currency in which each Loan was made.

(f) All computations of interest hereunder shall be made in accordance with Section 2.10 or Section 3.04 of this Agreement.

Section 2.09 Fees. The Borrower shall pay to the Lenders, the Arrangers, the Administrative Agent and the Collateral Agent such fees as shall have been separately agreed upon in the applicable Fee Letters in the amounts and at the times so specified therein.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans based on the Prime Lending Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions and a copy of each Assignment and Assumption made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulations Section 5f.103-1(c) and section 1.163-5(b) of the proposed United States Treasury Regulations, as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence and the Register maintained by the Administrative Agent shall be conclusive proof absent manifest error of the amount of the

Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. No execution and delivery or transfer of a Note will be effective until also recorded in the Register.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and by each Lender in its accounts or records pursuant to Section 2.11(a), shall be prima facie evidence, in each case, of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein and except with respect to payments in Dollars, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in, with respect to the Dollar Term Facility and Dollar Term Loans, Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent in the case of payments in Dollars, after 2:00 p.m. (New York City time), shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative

Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another

Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Section 10.07, (B) (i) the incurrence of any New Term Loans in accordance with Section 2.14 or (ii) any Specified Refinancing Debt in accordance with Section 2.18, (C) any loan modification offer described in Section 10.01, (D) any applicable circumstances contemplated by Sections 2.05, 2.14, 2.17, 2.18, 2.19 or 3.08 or (E) any payments at maturity owing to a Tranche of Loans or Commitments maturing earlier than any other then-existing Tranche of Loans or Commitments.

Section 2.14 Incremental Facilities.

(a) The Parent and/or the Borrower may, from time to time after the Closing Date, upon notice by the Borrower and/or the Parent (as applicable) to the Person appointed by the Borrower and/or the Parent (as applicable) to arrange an incremental facility (such Person (who may be (i) the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrower the “Incremental Arranger”) specifying the proposed amount thereof, request (i) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clauses (c) and (d) below or, subject to the terms of clause (f)(iii) below, with respect to any fees or original issue discount payable to the lenders providing such increase)) (each, a “Term Commitment Increase”), (ii) the addition of one or more new revolving credit facilities to the Facility, in each case, in such currency or currencies as the Borrower identifies in such notice (each, a “New Revolving Facility” and, any advance made by a Lender thereunder, a “New Revolving Loan”; and the commitments thereof, the “New Revolving Commitment”) and (iii) the addition of one or more new term loan facilities, in each case, in such currency or currencies as the Borrower identifies in such notice (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and, together with the New Revolving Commitments and the Term Commitment Increase, the “New Loan Commitments”) by an amount not to exceed (including any unused amount thereof, in the case of any proposed New Revolving Facility) the sum of (x)the greater of (A) $100,000,000 and (B) 100% of Four Quarter Consolidated EBITDA (after giving effect to any acquisition or Investment consummated or to be consummated, including with the proceeds of any New Term Loan, New Revolving Loan or otherwise, on a Pro Forma Basis and all other appropriate pro forma adjustment events consistent with the definition of “Consolidated EBITDA” and Section 1.11) (the “Cash-Capped Incremental Facility”), (y) an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied and (z) an amount equal to (i)(A) all voluntary prepayments of Term Loans made pursuant to Section 2.05(a) and (B) all voluntary repurchases of Term Loans made pursuant to the terms hereof in an amount equal to the face amount of the Term Loans repurchased, in each case, to the extent not funded with the proceeds of long term Indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility) (the “Prepayment-Based Incremental Facility”) (such sum, at any such time, the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount of the lesser of (x) a Dollar Amount equal to $10,000,000 (in the case of Term Commitment Increases or New Term Facilities) or a Dollar Amount equal to $5,000,000 (in the case of New Revolving Facilities) and (y) the entire amount of any increase that may be requested under this Section 2.14; provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.14 and Incremental Equivalent Debt incurred pursuant to Section 2.15, (A) unless the Borrower or the Parent (as applicable) elects otherwise, the Borrower or the Parent (as applicable) shall be deemed to have used (x) amounts under the Ratio-Based Incremental Facility (to the extent permitted by the pro forma calculation of the applicable ratio) prior to utilization of the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility and (y) amounts under the Prepayment-Based Incremental Facility prior to the Cash-Capped Incremental Facility, (B) New Loan Commitments pursuant to this Section 2.14 and Incremental Equivalent Debt pursuant to Section 2.15 may be incurred under the Cash-Capped Incremental Facility, the Ratio-Based Incremental Facility, and/or the Prepayment-Based Incremental Facility and proceeds from any such incurrence under the Cash-Capped Incremental Facility, the Ratio-Based Incremental Facility, and/or the Prepayment-Based Incremental Facility may be utilized in a single transaction by first calculating (x) the incurrence under the Ratio-Based Incremental Facility (without inclusion of any amounts utilized under the Cash-Capped Incremental Facility, the Prepayment-Based Incremental Facility and/or any amounts substantially concurrently incurred under Section 7.01 (other than any Ratio Debt incurred pursuant to Section 7.01 (including, pursuant to clause (o) thereof)) and then calculating the incurrence under the Cash-Capped Incremental Facility and/or the Prepayment-Based Incremental Facility and (y) the incurrence under the Prepayment-Based Incremental Facility and then calculating the incurrence under the Cash-Capped Incremental Facility and (C)(i) all or any portion of Indebtedness originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrower or the Parent (as applicable) would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable, by the Dollar Amount of such redesignated Indebtedness) and (ii) Parent may otherwise classify, and may later reclassify, all or any portion of Indebtedness as incurred as a Prepayment-Based Incremental Facility, Ratio-Based Incremental Facility or Cash-Capped Incremental Facility on the date of incurrence and thereafter to the extent otherwise permitted on the date of such classification (or the date of any such reclassification). Parent may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as the Borrower may deem appropriate.

(b) Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Incremental Arranger and, solely in connection with a New Revolving Facility, with the consent of the Administrative Agent to become Lenders pursuant to a joinder agreement to this Agreement. Neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any joinder agreement pursuant to this Section 2.14 and such execution shall not be required for any such joinder agreement to be effective; provided that, with respect to any New Loan Commitments, the Borrower must provide to the Administrative Agent the documentation providing for such New Loan Commitments.

(c) If (i) a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility or New Revolving Facility is added in accordance with this Section 2.14, the Incremental Arranger and the Borrower or the Parent (as applicable)shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, New Term Facility or New Revolving Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility or New Revolving Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or (ii) any addition of a New Term Facility or New Revolving Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower or the Parent (as applicable) and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or New Revolving Facility or to effectuate the increases to the Term Loan Tranche and to reflect any technical changes necessary, advisable or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility or New Revolving Facility. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in writing (which may be executed and delivered by the Borrower or the Parent (as applicable) and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) to (x) add any call protection applicable to any existing Term Loan Tranche being increased and/or (y) increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.

(d) With respect to any Term Commitment Increase or addition of New Term Facility or New Revolving Facility pursuant to this Section 2.14, (i) no Specified Event of Default (subject to Section 1.02(i)) would exist immediately after giving effect to such increase; (ii) (A) in the case of any increase of a Term Loan Tranche, the final maturity of the Term Loans, New Term Loans or Specified Refinancing Term Loans increased pursuant to this Section shall be no earlier than the Latest Maturity Date for, and such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of, any other outstanding Term Loans, New Term Loans or Specified Refinancing Term Loans as applicable unless the Term Lenders are also offered by the Borrower or the Parent (as applicable) the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have rejected such offer unless such Term Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower or the Parent (as applicable) agrees) after the date of such offer; provided, (x) that Extendable

Bridge Loans/Interim Debt may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and the Weighted Average Life to Maturity of Extendable Bridge Loans/Interim Debt may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans and (y) the requirements in this clause (A) shall not apply to any Ratio-Based Incremental Facility and (B) in the case of any New Term Facility, other than in the case of Extendable Bridge Loans/Interim Debt and any Ratio-Based Incremental Facility, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Loan Tranche unless the Term Lenders are also offered by the Borrower or the Parent (as applicable) the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have rejected such offer unless such Term Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower or the Parent (as applicable) agrees) after the date of such offer and (iii) except as set forth in clause (f)(iii) below with respect to All-In Yield and with respect to final maturity and Weighted Average Life to Maturity, or otherwise agreed with the Incremental Arranger in the documentation relating to such New Term Facility or New Revolving Facility, any such New Term Facility shall have the same terms as any Term Facility and any New Revolving Facility shall have the same terms as any comparable term of any Term Facility; provided, that notwithstanding the foregoing, such terms may differ from the terms of any Term Facility so long as agreed between the Borrower or the Parent (as applicable) and the lenders providing such New Term Facility or New Revolving Facility and so long as such different terms (w) to the extent more favorable to the existing Lenders than comparable terms existing in the Loan Documents, as reasonably determined by Parent in consultation with the Administrative Agent are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements, including, for the avoidance of doubt, at the option of Parent, any increase in the Applicable Rate relating to any existing Term Facility to bring such Applicable Rate in line with the New Term Facility to achieve fungibility with such existing Term Facility, (x) are applicable only to periods after the Latest Maturity Date of the Term Facilities existing at the time of the incurrence of such indebtedness, (y) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Parent in good faith) or (z) are reasonably satisfactory to the Borrower or the Parent (as applicable), the Incremental Arranger and the Administrative Agent. Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the Borrower.

(e) The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.

(f) (i) Subject to the Agreed Security Principles, any New Revolving Facility and New Term Facility shall rank pari passu in right of payment with the other Facilities, not be Guaranteed by any Person that is not the Borrower or a Guarantor under each of the other Facilities, and be unsecured, secured either on a first lien “equal and ratable” basis with the other Facilities or on a “junior” basis with the other Facilities, in each case over the same (or less) Collateral that secures the Facilities (and in each case, the application of any proceeds of the Collateral securing such New Revolving Facility or New Term Facility shall, if documented in an agreement that is separate from this Agreement, be subject to an Acceptable Intercreditor Agreement), but if unsecured or secured on a “junior” basis to the other Facilities, such New Revolving Facility or New Term Facility shall be documented in an agreement that is separate from this Agreement, (ii) the New Term Facility or New Revolving Facility, as applicable, shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) any Term Facility, unless the Borrower or the Parent (as applicable) otherwise elects (but in any event no more favorably than the existing Term Loans with respect to mandatory prepayments (other than mandatory prepayments resulting from a permitted refinancing of any facility which may be applied exclusively to the facility being refinanced)), (iii) with respect to any pari passu New Term Facility initially incurred under the Ratio-Based Incremental Facility, the All-in Yield payable by the Borrower or the Parent (as applicable) applicable under such New Term Facility shall be determined by Parent and the Lenders providing such New Term Facility in the applicable currency and shall not be more than 50 basis points higher than the corresponding All-in Yield payable by the Borrower for the applicable Tranche(s) of existing Term Loans of the same currency, unless the All-in Yield with respect to such applicable Tranche(s) of such then-existing Term Loans the same currency are increased to the amount necessary so that the difference between the All-in Yield with respect to such New Term Facility and the corresponding All-in Yield on such applicable Tranche(s) of such then existing Term Loans of the same currency is equal to 50 basis points (provided that, to the extent such increase in All-in Yield is the result of a higher SOFR or Base Rate floor with respect to such New Term Facility, the increase in All-in Yield for the applicable Tranche of such then existing Term Loans of the same currency shall be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of such applicable Tranche(s) of such then existing Term Loans of the same currency to the extent of the All-in Yield differential); provided further, that this clause (iii) shall not apply to any New Term Facility that (A) is in an aggregate principal amount equal to or less than the greater of $100,000,000 and 50% of Four Quarter Consolidated EBITDA, (B) has a final maturity date later than one year after the Latest Maturity Date of the then outstanding Term Loans, (C) is not a term loan B facility or (D) is incurred after the date that is 36 months following the Closing Date).

(g) The Lenders hereby authorize the Incremental Arranger (and the Lenders hereby authorize the Incremental Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrower or the Parent (as applicable)as may be necessary, desirable or appropriate in order to secure any Indebtedness under this Section 2.14 with the Collateral and/or to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Incremental Arranger and the Borrower or the Parent (as applicable) in connection with the incurrence of such Indebtedness, in each case on terms consistent with this Section 2.14. If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.15 Incremental Equivalent Debt.

(a) The Parent or Borrower may from time to time after the Closing Date, upon notice by Parent to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue or incur one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes or loans or any other indebtedness (which notes or loans or other indebtedness, if secured, shall be secured by the Collateral on a first lien “equal and ratable” basis with the Liens on the Collateral securing the Obligations or on a “junior” basis with the Liens on the Collateral securing the Obligations in each case over the same (or less) Collateral that secures the Obligations) and guaranteed only by Loan Parties or entities who become Loan Parties (such notes or loans or other indebtedness, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Amount (at the time of incurrence); provided that that any Incremental Amounts established pursuant to Section 2.14 and Incremental Equivalent Debt Incurred pursuant to this Section 2.15, unless the Borrower elects otherwise, (A) will count, first, to reduce the amount available under the Ratio-Based Incremental Facilities (to the extent permitted by the pro forma calculation of the applicable ratio), second to reduce the maximum amount under the Prepayment-Based Incremental Facility and, third, to reduce the maximum amount under the Cash-Capped Incremental Facility, (B) Incremental Equivalent Debt pursuant to this Section 2.15 may be incurred under the Ratio-Based Incremental Facilities, the Cash-Capped Incremental Facility and the Prepayment-Based Incremental Facilities, and proceeds from any such incurrence may be utilized in a single transaction, by first calculating the incurrence under the Ratio-Based Incremental Facilities (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility or any amounts substantially concurrently incurred under Section 7.01 (other than any Ratio Debt incurred pursuant to Section 7.01)) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Cash-Capped Incremental Facility and (C)(i) all or any portion of Incremental Equivalent Debt originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Incremental Equivalent Debt being so redesignated under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable, by the Dollar Amount of such redesignated Incremental Equivalent Debt) and (ii) Parent may otherwise classify, and may later reclassify, all or any portion of Indebtedness as incurred as a Prepayment-Based Incremental Facility, Ratio-Based Incremental Facility or Cash-Capped Incremental Facility on the date of incurrence and thereafter to the extent otherwise permitted on the date of such classification (or the date of any such reclassification). The Borrower may appoint any Person that is not an Affiliate of the Borrower as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).

(b) As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Section 2.15, (i) such Incremental Equivalent Debt shall not be Guaranteed by any Person that is not a Loan Party or that does not become a Loan Party, (ii) to the extent secured by the Collateral, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the then Latest Maturity Date of the Term Facilities; provided, that Extendable Bridge Loans/Interim Debt may have a maturity date earlier than the Latest Maturity Date of the Term Facilities, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that of any then-existing Term Loan Tranche unless the Term Lenders are also offered by the Borrower the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have rejected such offer unless such Term Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower agrees) after the date of such offer; provided, that, with respect to Extendable Bridge Loans/Interim Debt , the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (v) such Incremental Equivalent Debt, shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) any Term Facility unless the Borrower otherwise elects (but in any event no more favorably than the existing Term Loans with respect to mandatory prepayments), (vi) such Incremental Equivalent Debt shall not require mandatory prepayments to be made except to the extent required to be applied first pro rata (or greater than pro rata) to the Term Facilities and any pari passu secured Incremental Equivalent Debt and (vii) subject to clauses (iii) and (iv) above with respect to final maturity and Weighted Average Life to Maturity, the amortization schedules, any fees payable in connection with such Incremental Equivalent Debt and all other terms of such Incremental Equivalent Debt will be as agreed between the Borrower and the applicable providers of such Incremental Equivalent Debt; provided, that notwithstanding the foregoing, such Incremental Equivalent Debt shall not have covenants and events of default (excluding pricing and optional prepayment and redemption terms) that are materially more restrictive (as determined by Parent in good faith) when taken as a whole than the covenants and events of default applicable to the then existing Term Facilities unless such more restrictive covenants and/or events of default (w) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders of Term Loans (to the extent applicable to such Lender of Term Loans) without further amendment requirements (which amendment may be effected by only Parent and the Administrative Agent), (x) are applicable only to periods after the Latest Maturity Date of the Term Facilities existing at the time of incurrence of such Incremental Equivalent Debt, (y) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by Parent in good faith) or (z) are reasonably satisfactory to the Borrower, the Incremental Equivalent Debt Arranger and the Administrative Agent. Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the applicable creditors providing such Incremental Equivalent Debt and the Borrower. For the avoidance of doubt, Incremental Equivalent Debt shall not be subject to any “most favored nation” protections.

(c) The Lenders hereby authorize the Incremental Equivalent Debt Arranger (and the Lenders hereby authorize the Incremental Equivalent Debt Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary, desirable or appropriate in order to secure any Incremental Equivalent Debt with the Collateral and/or to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Incremental Equivalent Debt Arranger and the Borrower in connection with the incurrence of such Incremental Equivalent Debt, in each case on terms consistent with this Section 2.15. If the Incremental Equivalent Debt Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done in consultation with the Administrative Agent and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.16 [Reserved]

Section 2.17 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default pursuant to Sections 8.01(a) or (f) exists, to the payment of any amounts owing to the Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 10.24, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18 Specified Refinancing Debt.

(a) The Borrower may, from time to time after the Closing Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by any Person that is not an Affiliate of the Borrower appointed by the Borrower as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Borrower, to refinance all or any portion of any Term Loan Tranches then outstanding under this Agreement and (ii) all or any portion of any revolving credit facility then in effect under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties (it being understood that the roles of such obligors as borrowers or guarantors with respect to such obligations may be interchanged); (iii) will be (x) unsecured or (y) secured by all or a portion of the Collateral on a first lien “equal and ratable” basis with the Liens on the Collateral securing the Obligations or on a “junior” basis to the Liens on the Collateral securing the Obligations in each case over the same (or less) Collateral that secures the Obligations (in each case, if documented in an agreement that is separate from this Agreement, subject to an Acceptable Intercreditor Agreement); (iv) will have such other terms and conditions (including pricing and optional prepayment terms) as may be agreed by the Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled maturity date of the revolving credit facility being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced unless the Term Lenders are also offered by the Borrower the same amortization amounts for the corresponding year (provided that each Term

Lender will be deemed to have rejected such offer unless such Term Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower agrees) after the date of such offer; provided, that Extendable Bridge Loans/Interim Debt may have a maturity date earlier than the maturity of the Term Loans being refinanced, and the Weighted Average Life to Maturity of Extendable Bridge Loans/Interim Debt may be shorter than the then longest remaining Weighted Average Life to Maturity of the Term Loans being refinanced; (vi) subject to clauses (iii) and (iv) above with respect to final maturity and Weighted Average Life to Maturity, the amortization schedules, any fees payable in connection with such Specified Refinancing Debt and all other terms of such Specified Refinancing Debt will be as agreed between the Borrower and the applicable providers of such Specified Refinancing Debt and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans being so refinanced pursuant to Section 2.05, and the payment of fees, expenses and premiums, if any, payable in connection therewith. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (to the extent the consent of the Administrative Agent would be required to assign any Loans under such Tranches subject to such refinancing to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating lenders providing such Specified Refinancing Debt (which may include receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrower and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date pursuant to this Agreement or delivered from time to time pursuant to Section 6.12, 6.14 and/or 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Specified Refinancing Agent)). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary, desirable or appropriate in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(c) Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less than the Dollar Amount of $15,000,000 (in the case of Specified Refinancing Term Commitments), or $5,000,000 (in the case of Specified Refinancing Revolving Credit Commitments) and (y) an integral multiple of the Dollar Amount of $1,000,000 (in the case of Specified Refinancing Term Commitments) or $500,000 (in the case of Specified Refinancing Revolving Credit Commitments) in excess thereof.

(d) The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary, desirable or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Borrower, to effect the provisions of or consistent with this Section 2.18. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary, desirable or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.19 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) [reserved], (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.19, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in an aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in Parent’s discretion) of Term Loans of any or all applicable Tranches be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.19 and without conflict with Section 2.19(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of Parent and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws and regulations in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended, the Market Abuse Regulation and/or other applicable securities laws and regulations.

(e) The Lenders hereby authorize the Exchange Agent (and the Lenders hereby authorize the Incremental Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary, desirable or appropriate in order to secure any Indebtedness under this Section 2.19 with the Collateral and/or to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Exchange Agent and the Borrower in connection with the incurrence of such Indebtedness, in each case on terms consistent with this Section 2.19. If the Exchange Agent is not the Administrative Agent, the actions authorized to be taken by the Exchange Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary, desirable or appropriate to carry out the provisions of this Section 2.19, any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment by a Withholding Agent, then applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower or other applicable Loan Party, Administrative Agent or other applicable Withholding Agent shall be increased as necessary so that after all such deductions or withholdings of Indemnified Taxes have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable explanation and calculation thereof) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such Payment or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to indemnification or additional amounts under Section 3.01 or Section 3.05 with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(f).

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation and/or formalities set forth in Section 3.01(g)(ii)(A), (B) and (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested of the recipient) on or prior to the date on which such Recipient becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) copies of executed IRS Form W-9 (or any successor form), certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) if a payment made to a Recipient under any Loan Document would be subject to Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with its obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(C) any Recipient that is not a U.S. Person (a “Non-U.S. Recipient”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Recipient becomes a Non-U.S. Recipient under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) copies of executed IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E; and

(iv) to the extent a Non-U.S. Recipient is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Recipient is a partnership and one or more direct or indirect partners of such Non-U.S. Recipient are claiming the portfolio interest exemption, such Non-U.S. Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(D) the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) copies of either (i) executed IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and executed IRS Form W- 8ECI (with respect to amounts received on its own account), with the effect that, in either case, under applicable Law in effect on the Closing Date, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax; and

(E) any Non-U.S. Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Recipient agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Recipient hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Recipient to the Administrative Agent pursuant to this Section 3.01(g).

Notwithstanding any other provision of this Section 3.01(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(h) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(k) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 VAT.

(a) All amounts set out or expressed in this Credit Agreement or in a Loan Document to be payable by any party to any Secured Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 3.02(b) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party under this Credit Agreement or a Loan Document and the Secured Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such party).

(b) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other of the Secured Parties (the “Subject Recipient”) under a Loan Document, and any party other than the Subject Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse such Secured Party in respect of that consideration):

(i) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Subject Recipient shall, where this Section (i) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Subject Recipient from the relevant tax authority which the Subject Recipient reasonably determines relates to the VAT chargeable on the supply; and

(ii) where the Subject Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the Subject Recipient, pay to the Subject Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Subject Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 3.02 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e) In relation to any supply made by a Secured Party to any party under a Loan Document, if reasonably requested by the Secured Party, that party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with the Secured Party’s VAT reporting requirements in relation to such supply.

Section 3.03 Illegality.

(a) If any Lender or Affiliate of a Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or Affiliate of such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender or such Affiliate of a Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender or such Affiliate of such Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender or Affiliate of a Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender or Affiliate of a Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if such Lender or such Affiliate may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender or such Affiliate may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by such affected Lender or such affected Affiliate of a Lender that it is no longer illegal for such Lender or such Affiliate to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender and each of its applicable Affiliates agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender or Affiliate of a Lender, otherwise be materially disadvantageous to such Lender or such Affiliate.

Section 3.04 Inability to Determine Rates; Benchmark Replacement Setting.

(a) [Reserved].

(b) Subject to clause (c) below, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert

Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b)(ii) above, at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to clause (c) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (to the extent expressly provided in the definition of “Conforming Changes”, with the consent of the Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.04(c) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.04(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04(c)(iii).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(vi) Administrative Agent Liability. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability in respect to (a) subject to Section 9.03, the administration of, submission of or any other matter related to SOFR, any component definition thereof or rates reference in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement)

will be similar to, or produce the same value of economic equivalence of SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of SOFR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 3.05 Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to Term SOFR, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Excluded Taxes described in clauses (b) through (d) of the definition thereof) and (iii) Connection Income Taxes, then within 30 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then within 30 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (and certifying that such Lender is generally charging such amounts to similarly situated borrowers) (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Term SOFR funds or deposits, additional interest on the unpaid principal amount of each SOFR Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the SOFR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 30 days’ prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 30 days from receipt of such notice.

(d) For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III (including to the extent implemented through CRD IV), shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.06 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount notified by the Borrower; or

(c) any mandatory assignment of such Lender’s SOFR Loans pursuant to Section 3.08 on a day other than the last day of the Interest Period for such Loans,

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.07 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

With respect to any Lender’s claim for compensation under Section 3.03, 3.04 or 3.05, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests compensation under Section 3.05, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as applicable, in the future and (ii) would not, in the judgment of such Lender be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Section 3.05.

(c) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities.

Section 3.08 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 (other than with respect to Other Taxes) as a result of any condition described in such Sections, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) (collectively, a “Replaceable Lender”), then the Borrower may, on three Business Days’ prior written notice (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent) from the Borrower to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment or prepay the Loans of such Lender and in the case of a Lender, repay all Obligations of the Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided, further, that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of the Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) subject to clause (C) below, deliver any Notes evidencing such Loans to the Borrower (for return to the Borrower) or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(b) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non-Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) (x) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification and (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18.

(d) Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01 Conditions to the Initial Credit Extension on the Closing Date. The obligation of the Lenders to make the initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent, except as otherwise agreed between Parent and the Administrative Agent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly and duly executed by a Responsible Officer of the signing Loan Party or Holdings, as applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date or, in the case of the certificate of good standing with respect to Holdings to be delivered under paragraph (v) below, not more than 30 days prior to the Closing Date), and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect the Loan Parties, giving effect to the Transactions and Liens under Closing Date Collateral Documents), in each case except as specified on Schedule 6.16:

(i) executed counterparts of (A) this Agreement from the Parent, the Borrower, the Administrative Agent, the Collateral Agent and the initial Lenders and (B) the Guaranty from the Isle of Man Loan Party, the U.S. Loan Parties, the English Loan Parties, the Administrative Agent and the Collateral Agent and (C) the Intercompany Subordination Agreement from Holdings, the Parent, the U.S. Loan Parties, the English Loan Parties, the Administrative Agent and the Collateral Agent;

(ii) the Closing Date Collateral Documents, duly executed by each of the Loan Parties thereto, Holdings and the Collateral Agent, as applicable;

(iii) a Committed Loan Notice relating to the initial Credit Extension;

(iv) a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of Parent (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit F;

(v) such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization or incorporation of each Loan Party and Holdings incorporated in the U.S. or the Cayman Islands (in each case, to the extent applicable);

(vi) a copy of the constitutional documents of each U.S. Loan Party, each English Loan Party, the Isle of Man Loan Party and Holdings, being, in the case of Holdings, its certificate of incorporation, all its certificates of incorporation on change of name, if any, and its memorandum and articles of association;

(vii) the register of directors, the register of officers and the register of mortgages and charges of Holdings;

(viii) copy of a resolution of the board of directors (or board of managers or other equivalent body) of Holdings, the Isle of Man Loan Party, each U.S. Loan Party and each English Loan Party (x) approving the terms of and the transactions contemplated by the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; (y) authorizing a specified person or persons to execute each Loan Document to which it is a party on its behalf; and (z) authorizing a specified person or persons on its behalf, to sign and/or dispatch all documents and notices (including any Committed Loan Notice, except in the case of Holdings) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(ix) a copy of a resolution of the shareholders of the Isle of Man Loan Party and each English Loan Party (other than the Parent), approving the terms of, and the transactions contemplated by the Loan Documents to which it is a party;

(x) certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of the Isle of Man Loan Party, each U.S. Loan Party, each English Loan Party and Holdings evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or Holdings is a party or is to be a party on the Closing Date (including specimen signatures of each such Responsible Officer) and certifying (i) that the documents referred to in paragraphs (v) to (ix) above are true, correct and complete, and in full force and effect and have not been amended or superseded since the date of this Agreement and (ii) solely with respect to any English Loan Party, that the borrowing, guaranteeing and/or securing, as appropriate, the Initial Term Loans would not cause any borrowing, guaranteeing, securing or similar limit binding on it to be exceeded;

(xi) a certificate of the registered agent of the Isle of Man Loan Party in the agreed form addressed to Appleby (Isle of Man) LLC and the Collateral Agent to be dated no earlier that the date this Agreement, together with a certified copy of the register of directors, members and charges of the Isle of Man Loan Party;

(xii) the following legal opinions: (A) a customary legal opinion of Latham & Watkins LLP in respect of the capacity and authority of each U.S. Loan Party and the enforceability of any Loan Document governed by New York law, (B) a customary legal opinion of Milbank LLP in respect of the capacity and authority of any English Loan Party and the enforceability of any Loan Document governed by English law, (C) a customary legal opinion of Maples and Calder (Cayman) LLP in respect of the capacity and authority of Holdings and (D) a customary legal opinion of Appleby (Isle of Man) LLC in respect of the capacity and authority of the Isle of Man Loan Party;

(xiii) a certificate of a Responsible Officer of Parent certifying that the conditions set forth in Section 4.01(c) and 4.01(e) have been satisfied; and

(xiv) evidence that all actions, recordings and filings of or with respect to the Closing Date Collateral Documents required in order to perfect and protect the Liens created thereby (subject to the Perfection Exceptions) shall have been taken, completed or otherwise provided for in a customary manner.

(b) The Borrower, the other U.S. Loan Parties and the English Loan Parties shall have provided, at least three (3) Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree), the documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations as has been reasonably requested in writing by each of the Administrative Agent and the Collateral Agent at least ten (10) Business Days prior to the Closing Date.

(c) The representations and warranties of Holdings, Borrower and each other U.S. Loan Party and each English Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

(d) All fees required to be paid on the Closing Date pursuant to this Agreement, the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement, to the extent invoiced in reasonable detail at least five Business Days prior to the Closing Date (or such later date as the Borrower may agree) shall have been paid (which amounts may be offset against the proceeds of the Initial Term Loans).

(e) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom on the Closing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE V.

Representations and Warranties

Each of the Parent and the Borrower represent and warrant to the Administrative Agent and the Lenders that (after giving effect to the Transactions and the actions contemplated by Section 6.16 hereof):

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (subject to the Legal Reservations and the Perfection Requirements) (a) is a Person duly organized, formed, established, registered or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation, formation, registration or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (b)(ii) (other than with respect to the Borrower), (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party (in each case, subject to the Legal Reservations and the Perfection Requirements) of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) violate any Law or (c) result in a breach or default under the terms of any Indebtedness (other than intercompany Indebtedness) of the Loan Parties having an aggregate outstanding principal amount equal to or greater than the Threshold Amount; except in the case of clause (b) or (c), to the extent that such violation, breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens on the Collateral created under the Collateral Documents, except for (v) subject to Schedule 6.16 in all respects, any filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Secured Parties as required under the applicable Collateral Documents and payment of associated fees or stamp duties, (w) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (x) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party (subject to the Legal Reservations and the Perfection Requirements) that is party thereto. Subject to the Legal Reservations and the Perfection Requirements, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium, restructuring plans or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The audited consolidated financial statements of Holdings and its Subsidiaries (or any Subsidiary of Holdings in accordance with Section 6.01) most recently delivered pursuant to Section 6.01(a) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of Holdings and its Subsidiaries (or any Subsidiary of Holdings in accordance with Section 6.01) most recently delivered pursuant to Section 6.01(b) (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Parent or any Restricted Subsidiary, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

Section 5.07 Use of Proceeds. The Parent and its Subsidiaries will use the proceeds of the Term Loans to pay Transaction Costs (including paying any fees, commissions and expenses associated therewith), to finance the working capital needs of the Parent and the Restricted Subsidiaries and for general corporate purposes of the Parent and the Restricted Subsidiaries (including acquisitions, other Investments, capital expenditures, refinancing of Indebtedness and any other transaction not prohibited hereunder) and as additional cash on the balance sheet of Parent and the Restricted Subsidiaries.

Section 5.08 Ownership of Property; Liens. Each Loan Party and each of the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.02, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of the Parent’s and its respective Restricted Subsidiaries’ business, taken as a whole.

Section 5.09 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Parent and the Restricted Subsidiaries and their respective operations and properties, are in compliance with all applicable Environmental Laws and Environmental Permits and none of the Parent or the Restricted Subsidiaries are subject to any Environmental Liability.

(b) (i) None of the properties currently or formerly owned or operated by the Parent or any Restricted Subsidiary is listed or, to the knowledge of the Parent, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Parent or any of the Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Parent, formerly owned or operated by the Parent or any of the Restricted Subsidiaries, except for such releases, discharges and disposals that were in compliance with, or would not reasonably be expected to give rise to liability under, Environmental Laws.

(c) Neither the Parent nor any of the Restricted Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Parent, formerly owned or operated by the Parent or any of the Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to the Parent or any of the Restricted Subsidiaries.

Section 5.10 Taxes . The Parent and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to be filed by it, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS (or in accordance with generally accepted accounting principles that are applicable in such Person’s respective jurisdiction of organization or incorporation) or (ii) with respect to which the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11 Employee Benefits Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the Parent or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Parent or any Restricted Subsidiary, directly or indirectly, to any excise tax or civil penalty.

(c) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(d) (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, and (iii) there exists no Unfunded Pension Liability, except with respect to each of the foregoing clauses (i) through (iii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) (i) With respect to each Foreign Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable Law and, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained, (ii) except as disclosed or reflected in such financial statements, there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate accumulated benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans, except with respect to each of the foregoing clauses (i) and (ii) of this Section 5.11(e), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f) No Loan Party maintains, or contributes to, a Foreign Plan which is a defined benefit occupational pension scheme as defined in the Pensions Act of 2004, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries; Capital Stock. As of the Closing Date, after giving such effect to the Transactions there are no Restricted Subsidiaries other than those specifically disclosed on Schedule 5.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid (or deemed paid), as applicable, to the extent customary pursuant to local Law and/or custom and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) any nonconsensual Lien that is permitted under Section 7.02 and (iii) Liens permitted pursuant to Section 7.02.

Section 5.13 Margin Regulations; Investment Company Act.

(a) Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information (including, but not limited to, financial estimates, financial models, forecasts, pro forma information, forward-looking statements and other forward-looking information), pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

Section 5.15 Compliance with Laws. The Parent and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property; Licenses, Etc. To the knowledge of the Parent and the Borrower, the Parent and the Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not be deemed to constitute a representation that the Parent and/or the Borrower do not infringe or violate the IP Rights held by any other Person. To the knowledge of the Parent and the Borrower, the conduct of the business of the Parent and the

Borrower as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent and the Borrower, threatened in writing, which, individually, would reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. On the Closing Date, after giving effect to the Transactions, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18 Perfection, Etc. Subject to the Legal Reservations and the Perfection Requirements, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and subject to the Agreed Security Principles and subject to the other perfection requirements specifically set out in the Collateral Documents) in favor of the Collateral Agent for the benefit of the Secured Parties and/or in favor of the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, judicial management, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and subject to the Legal Reservations and the Perfection Requirements and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization, incorporation or formation (if applicable) and other applicable Perfection Requirements are completed and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent or to a third party appointed by the Collateral Agent in certain jurisdictions, as the case may be, to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the relevant Loan Documents and, in each case, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or similar law in other jurisdictions as in effect at the relevant time in the relevant jurisdiction by possession or control).

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither Parent nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required under this Agreement.

Section 5.19 Anti-Terrorism Laws; Sanctions Laws and Regulations.

(a) Anti-Terrorism Laws. The Parent and its Subsidiaries are in compliance, in all material respects, with the Sanctions Laws and Regulations. No Borrowing, or use of proceeds, will violate or result in the violation of any Sanctions Laws and Regulations applicable to any party hereto.

(b) Sanctions Laws and Regulations. None of (I) the Borrower or any other Loan Party and (II) in any material respect, the Restricted Subsidiaries that are not Loan Parties or, to the knowledge of the Parent and the Borrower, any director, manager, officer, agent or employee of the Parent or any of its Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. The Borrower will not directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person targeted by applicable Sanctions Laws and Regulations, in violation of Sanctions Laws and Regulations (including U.S. sanctions administered by the U.S. Department of the Treasury Office of Foreign Assets Control).

Section 5.20 Anti-Corruption Laws. No part of the proceeds of any Loan will be used for any unlawful payments, directly or knowingly indirectly, to any governmental official, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower (collectively, the “Anti-Corruption Laws”). Parent has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Parent and any Subsidiary and any of their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Parent and any Subsidiaries and their respective officers and employees and, to the knowledge of Parent, their respective directors and agents, are in compliance with Anti-Corruption Laws.

Section 5.21 Anti-Money Laundering Laws. Parent and its Restricted Subsidiaries are in compliance in all material respects with the PATRIOT Act and, to Parent’s or such Restricted Subsidiary’s knowledge, any other applicable anti-money laundering laws, in each case, applicable to Parent and its Restricted Subsidiaries.

Section 5.22 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.23 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect, there are no strikes or other labor disputes against Parent or any of the Restricted Subsidiaries pending or, to the knowledge of Parent, threatened.

Section 5.24 COMI Regulation. For the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), each Loan Party incorporated or organized under the laws of a country that is a member of the European Union has its (after giving effect to the Transactions) center of main interest (as that term is used in Article 3(1) of the COMI Regulation) situated in its jurisdiction of incorporation and it has no “establishment” (as such term is used in Article 2(10) of the COMI Regulation) in any other jurisdiction, in each case, other than as permitted pursuant to Section 6.19.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, the Parent and the Borrower shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Parent, a consolidated statement of financial position of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement operations, consolidated statement of comprehensive (loss)/income, consolidated statement of changes in equity/(deficit) and consolidated statement of cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by an opinion of an independent registered public accounting firm of nationally recognized standing, which opinion shall be prepared in accordance with Public Company Accounting Oversight Board (United States) and shall not be subject to any “going concern” or like qualification (other than as may be required as a result from (i) an actual default or event of default with respect to any financial or liquidity covenant, (ii) the impending maturity of any Indebtedness, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) any “emphasis matter” paragraph);

(b) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, a condensed consolidated statement of financial position of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (A) condensed consolidated statement operations for such fiscal quarter and (B) condensed consolidated statements of cash flows for such fiscal quarter, and, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower or Parent as presenting fairly in all material respects the financial position, results of operations and cash flows of Holdings and its Subsidiaries in accordance with IFRS, subject to normal year-end adjustments and the absence of footnotes;

(c) [reserved]; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, an internally prepared management summary (x) of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (y) that explains in reasonable detail the key differences between consolidating information relating to Holdings and its Subsidiaries on the one hand and the Parent and its Subsidiaries on the other hand.

(e) Notwithstanding the foregoing, (A) the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied by furnishing, at the option of Parent, the applicable financial statements of (I) any successor of Parent or Holdings or Parent or (II) any Wholly Owned Restricted Subsidiary of Parent that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Parent and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”); provided that to the extent such information relates to a Qualified Reporting Subsidiary, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to the Parent and the Restricted Subsidiaries on a standalone basis, on the other hand, (B) subject to paragraph (C) below (i) in the event that the Parent or the Borrower delivers to the Administrative Agent an Annual Report on Form 10-K, Form 20-F or equivalent filing report for any fiscal year of Holdings (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC or equivalent filings or reports in the applicable jurisdiction, filed with or required by any equivalent listing authority or Governmental Authority, within the time frames set forth in clause (a) above, such Form 10-K, Form 20-F or equivalent filing or report shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification (other than as expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Parent or the Borrower delivers to the Administrative Agent a Quarterly Report on Form 10-Q or a Report of Foreign Private Issuer on Form 6-K that includes substantially the same information as required by Section 6.01(b) for any fiscal quarter of Holdings (or similar filing or report in the applicable jurisdiction), as filed with the SEC (or equivalent listing authority in an applicable jurisdiction) or in such form as would have been suitable for filing with the SEC (or equivalent listing authority in an applicable jurisdiction), within the time frames set forth in clause (b) above, as applicable, such Form 10-Q, Form 6-K or equivalent filing or report shall satisfy all requirements of clause (b) of this Section 6.01, as applicable, with respect to such or fiscal quarter to the extent that it contains the information required by such clause (b); in each case to the extent that information contained in such Form 10-K, Form 20-F, Form 10-Q or a Report of Foreign Private Issuer on Form 6-K that includes substantially the same information as required by Section 6.01(b) (or similar filings or reports in the applicable jurisdiction) satisfies the requirements of clauses (a) and (b) of this Section 6.01, as the case may be; provided, further, that the Parent and/or the Borrower will be deemed to have satisfied the requirements of clauses (a) and (b) of this Section 6.01, as the case may be, if the Parent and/or the Borrower has posted the information required by such clause to its company website and such information is publicly available in accordance with the Listing Rules and (C) to the extent that the SEC has granted the ability to extend any annual or quarterly financial statement reporting deadline generally to all non-accelerated filers, and such extended deadline would be later than the deadline for delivery of the financial statements specified in clauses (a) and (b) of this Section 6.01, such extended time period for delivery shall apply.

Notwithstanding the above, no disclosure of information deliverable to the Administrative Agent or Lenders pursuant to this Section 6.01 shall be required if as a result of such disclosure Holdings would be obliged to make an announcement to the relevant listing authorities and/or stock exchange which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after the later of (i) the delivery of the financial statements referred to in Sections 6.01(a) and (b), or (ii) the delivery of an Annual Report on Form 10-K, Form 20-F or the equivalent or a Quarterly Report on Form 10-Q or a Report of Foreign Private Issuer on Form 6-K that includes substantially the same information as required by Section 6.01(b) or, in either case, equivalent filing or report (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of Parent;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Parent or the Borrower may file or be required to file, copies of any material report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates), in each case pursuant to the terms of any Junior Financing in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02; and

(d) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (d) or Section 6.02(a) or (b) (or to the extent any such documents are included in materials otherwise filed with the SEC or any governmental or private regulatory authority) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Parent’s or the Borrower’s behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent or the Borrower shall deliver copies of such documents (which may be by facsimile or electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) other than with respect to items required to be delivered pursuant to Section 6.02(b) above, the

Parent or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent and the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Parent and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) or “inside information” (within the meaning of the Market Abuse Regulation) with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent and the Borrower hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent or its Affiliates, or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” and all Loan Documents are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) any Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) or “inside information” (within the meaning of the Market Abuse Regulation) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements and trading updates delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(a) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

Notwithstanding the above, no disclosure of information deliverable to the Administrative Agent or Lenders pursuant to this Section 6.02 shall be required if as a result of such disclosure Holdings would be obliged to make an announcement to the relevant listing authorities and/or stock exchange which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.

Section 6.03 Notices. As soon as reasonably practicable, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Event of Default;

(b) any development or event that has had a Material Adverse Effect;

(c) of the institution of any material litigation not previously disclosed by the Parent or the Borrower to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect;

(d) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect; and

(e) of the occurrence of any Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent or the Borrower setting forth details of the occurrence referred to therein and stating what action the Parent and/or the Borrower has taken and proposes to take with respect thereto.

Notwithstanding the above, no disclosure of information deliverable to the Administrative Agent or Lenders pursuant to this Section 6.03 shall be required if as a result of such disclosure Holdings would be obliged to make an announcement to the relevant listing authorities and/or stock exchange which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.

Section 6.04 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS (or in accordance with generally accepted accounting principles that are applicable in such Person’s respective jurisdiction of organization) are being maintained by the Parent or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation except (x) in a transaction permitted by Section 7.03 or 7.04 and (y) (other than with respect to the preservation of the existence of the Parent and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization or incorporation), permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation or failure of renewal of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, the Parent or a Restricted Subsidiary of any registered copyrights, patents, trademarks, trade names and service marks that the Parent or Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Parent and the Borrower believe (in the good faith judgment of the management of the Parent and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Parent and the Borrower believe (in the good faith judgment of management of the Parent and the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Parent and the Restricted Subsidiaries. Subject to Section 6.16, the Borrower shall use commercially reasonable efforts to ensure that at all times (i) the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to U.S. general liability policies (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption policies, automobile insurance policies, employers liability insurance policies or cyber policies) maintained by the Parent and the Borrower and each Subsidiary Guarantor and (ii) the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee and mortgagee with respect to the U.S. general property insurance maintained by the Parent, the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing and either the Administrative Agent or the Collateral Agent shall have exercised its rights pursuant to Section 8.02 of this Agreement or is deemed to automatically have exercised its rights pursuant to Section 8.02 of this Agreement, (A) all proceeds from insurance policies shall be paid to the Parent, the Borrower or the applicable Subsidiary Guarantor, (B) to the extent any Agent receives any proceeds, such Agent shall promptly turn over to the Borrower any amounts received by it as an additional insured or loss payee under any insurance maintained by the Parent, the Borrower and their respective Subsidiaries, and (C) each Agent agrees that the Parent, the Borrower and/or their applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Parent and any Subsidiaries organized in any non-U.S. jurisdiction and Collateral located outside of the United States, the requirements of this Section 6.07 shall be deemed satisfied if the Parent and the Borrower obtain insurance policies that are customary and appropriate for the applicable jurisdiction and for the avoidance of doubt there shall be no obligation to ensure that the Collateral Agent or the Secured Parties are named as an additional insured or named as loss payee, or to deliver any certificates or endorsements with respect to any such policies. The requirements set forth in this Section 6.07 shall not apply to Allure Systems Corp.

Section 6.08 Compliance with Laws. Comply with the requirements of all applicable Laws (including, without limitation, ERISA, the PATRIOT Act and other applicable anti-money laundering laws and the Beneficial Ownership Regulation, Environmental Laws, Anti-Corruption Laws and Sanctions Laws and Regulations) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with IFRS consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or, if applicable, Parent or such Restricted Subsidiary, as the case may be (it being understood and agreed that any non U.S. entities may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization or incorporation and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which the Parent or such Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Parent and/or the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Parent and/or the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Parent’s and/or the Borrower’s expense; provided further, that when an Event of Default is continuing the Administrative Agent (or any of their respective representatives) may do any of the foregoing at the expense of the Parent and/or the Borrower at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Parent and the Borrower the opportunity to participate in any discussions with the Parent’s and the Borrower’s accountants. Notwithstanding anything to the contrary in this Section 6.10, neither the Parent, the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 [Reserved]

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Parent shall (in each case, subject to the Agreed Security Principles), at Parent’s expense:

(i) within the later of (x) 120 days after the designation of any Wholly Owned Subsidiary as a Discretionary Guarantor by Parent and (y) 120 days after the last day of the fiscal quarter in which such designation occurred or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion (each such date, a “Guarantor Accession Date”), (A) cause each such Discretionary Guarantor to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, guaranteeing the Obligations and appropriate Collateral Documents (or amendments, supplements or joinders to appropriate Collateral Documents) and an appropriate supplement, amendment or joinder to any Acceptable Intercreditor Agreement and (B) to the extent required by the applicable Collateral Documents (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Equity Interests of each Loan Party held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; provided that any Excluded Property shall not be required to be pledged as Collateral,

(ii) on each Guarantor Accession Date, deliver to the Administrative Agent and the Collateral Agent (x) Organization Documents of the relevant Discretionary Guarantor, (y) resolutions of the board of directors (or board of managers or other equivalent body) of the relevant Discretionary Guarantor and (z) a signed copy of one or more opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties (or the Administrative Agent and/or the Collateral Agent, as applicable) reasonably acceptable to the Administrative Agent and the Collateral Agent as to such matters as the Administrative Agent and/or the Collateral Agent may reasonably request, and

(iii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Collateral Documents and security agreements, other than with respect to any Excluded Subsidiary or Excluded Property.

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that none of the Parent or any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS.

Section 6.14 Further Assurances. As soon as reasonably practicable upon written request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12 and the Agreed Security Principles, (i) correct any material defect or error that is discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents (except with respect to an Excluded Subsidiary or Excluded Property).

Section 6.15 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) any two of the following: (i) a public corporate family rating of Holdings and a rating of the Term Facilities, in each case from Moody’s, (ii) a public corporate credit rating of Holdings and a rating of the Term Facilities, in each case from S&P and (iii) a public corporate family rating of Holdings and a rating of the Term Facilities, in each case from Fitch (it being understood and agreed that for these purposes “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s, S&P and Fitch, as applicable, in connection with their ratings process).

Section 6.16 Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.

Section 6.17 No Change in Line of Business. Continue to engage in substantially similar lines of business as those lines of business conducted by the Parent and the Restricted Subsidiaries of Parent on the date hereof including any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.18 Transactions with Affiliates.

(a) None of the Parent and the Borrower will, and will not permit their Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent or the Borrower involving aggregate consideration in excess of the greater of $5,000,000 and 5.0% of Four Quarter Consolidated EBITDA (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are not materially less favorable to the Parent, the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent, the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by the senior management or the board of directors of Parent, whose determination will be conclusive for all purposes under the Loan Documents).

(b) The provisions of Section 6.18(a) shall not apply to the following:

(1) (a) transactions between or among the Loan Parties and/or any of their Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Parent or the Borrower; provided that such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by Section 7.05 and (b) Permitted Investments;

(3) transactions in which the Parent, the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent, the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.18(a);

(4) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(5) any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous (as determined in good faith by the senior management of Parent) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(6) management incentive payments;

(7) the existence of, or the performance by the Parent, the Borrower or any of the Restricted Subsidiaries of Parent of their obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the

Parent, the Borrower or any of the Restricted Subsidiaries of Parent of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management of the Parent or the Borrower) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent, the Borrower and the Restricted Subsidiaries of Parent or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the senior management of the Parent or the Borrower);

(9) any transaction effected as part of a Qualified Receivables Financing or Qualified Receivables Factoring;

(10) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any of its Restricted Subsidiaries;

(11) payments by the Parent, the Borrower or any of the Restricted Subsidiaries of Parent to Holdings made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Parent or the Borrower in good faith or a majority of the disinterested members of the board of directors of the Parent or the Borrower in good faith;

(12) any contribution to the capital of the Parent, the Borrower or any of their Restricted Subsidiaries (other than Disqualified Stock) or any investments by a direct or indirect parent of the Parent or the Borrower in Equity Interests (other than Disqualified Stock) of the Parent, the Borrower or any of their Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Parent or the Borrower in connection therewith);

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Parent, the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Parent or the Borrower or any of their Subsidiaries (other than the Parent, the Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(14) transactions between the Parent, the Borrower or any of the Restricted Subsidiaries of Parent and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Parent or the Borrower or any direct or indirect parent of the Parent or the Borrower; provided, however, that such director abstains from voting as a director of the Parent or the Borrower or such direct or indirect parent of the Parent or the Borrower, as the case may be, on any matter involving such other Person;

(15) the entering into of any Tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by clauses (12), (13)(a) or (13)(e) of the second paragraph under Section 7.05 and without duplication of any payment made thereunder;

(16) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(17) pledges of Equity Interests of Unrestricted Subsidiaries;

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of the Parent or the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(19) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Parent or the Borrower or any of the Restricted Subsidiaries of Parent with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent or the Borrower or any of the Restricted Subsidiaries of Parent (or of any direct or indirect parent of the Borrower to the extent such agreements or arrangements are in respect of services performed for the Borrower or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent or the Borrower or any of the Restricted Subsidiaries of Parent or of any direct or indirect parent of the Parent or the Borrower and (iii) any payment of customary fees and reasonable out-of-pocket costs, compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers future, present or former officers, directors, employees, managers, consultants and independent contractors of the Parent or the Borrower or any of the Restricted Subsidiaries of Parent or any direct or indirect parent of the Parent or the Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors of the Parent or the Borrower or of a Restricted Subsidiary or a direct or indirect parent of the Parent or the Borrower, as appropriate;

(20) investments by Affiliates in Indebtedness or Equity Interests of any Borrower or any of its Subsidiaries;

(21) the existence of, or the performance by the Parent or the Borrower or any of the Restricted Subsidiaries of Parent of their obligations under the terms of, any registration rights agreement to which they are a party or become a party in the future;

(22) investments by a direct or indirect parent of the Parent or the Borrower in securities of the Parent or the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Parent or the Borrower in connection therewith);

(23) transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(24) any lease entered into between the Parent, the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent or the Borrower, as lessor, in the ordinary course of business;

(25) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business;

(26) transactions pursuant to, and complying with, Section 7.01 (to the extent such transaction complies with Section 6.18(a)), Section 7.03 or Section 7.04;

(27) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent, the Borrower and Restricted Subsidiaries of Parent and not for the purpose of circumventing any covenant set forth herein;

(28) in respect of securities or loans of Parent or any of its Restricted Subsidiaries permitted under this Section 6.18 or that were acquired from Persons other than Parent and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(29) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such Joint Venture), non-wholly owned Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.05;

(30) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(31) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of Parent, any direct or indirect parent companies or any of its Subsidiaries;

(32) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(33) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of Parent in good faith.

Section 6.19 COMI Regulation. With respect to each Loan Party incorporated or organized under the laws of a country that is a member of the European Union and subject to the COMI Regulation, without the consent of the Administrative Agent, not knowingly and deliberately change its “center of main interest” (as that term is used in Article 3(1) of the COMI Regulation) from its jurisdiction of incorporation unless any proposed change of center of main interest to any other jurisdiction would not be materially adverse to the rights and remedies of the Administrative Agent and the Lenders in respect of the Loan Documents (including in relation to the Liens on the Collateral granted by any such Loan Party or over the shares of such Loan Party).

Section 6.20 Lender Conference Calls. Within 30 days after the date that the financial statements pursuant to Section 6.01(a) are required to have been delivered at a time mutually agreed with the Administrative Agent (but no more often than annually), participate in a conference call for Lenders to discuss the financial condition and results of operations of the Parent and its Subsidiaries for the most recently-ended period for which financial statements or updates have been or were required to have been delivered; provided that the obligations of the Borrower and the Restricted Subsidiaries pursuant to this Section 6.20 shall be deemed to be satisfied with respect to any applicable year if Parent holds an annual call for its equity investors and such call is accessible to the Lenders.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, the Parent and the Borrower shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly:

Section 7.01 Indebtedness. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the Parent will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided however, that Parent and the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock (and the Loan Parties may guarantee such Indebtedness), in each case if either (1) the Total Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis does not exceed the higher of (i) 4.00:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (2) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) for such Test Period, in each case on a Pro Forma Basis is not less than the lower of (i) 2.00:1.00 or (ii) if any such request is in relation to Indebtedness to be incurred in connection with an acquisition or Investment and Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) immediately prior to the incurrence of such Indebtedness (“Ratio Debt”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) (x) Indebtedness arising under the Loan Documents including any refinancing thereof in accordance with Section 2.18, (y) Indebtedness of the Loan Parties evidenced by Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (z) Indebtedness of the Loan Parties evidenced by Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b) [reserved];

(c) Indebtedness of the Parent and the Restricted Subsidiaries of Parent existing or committed as at, the Closing Date (other than Indebtedness described in clause (a) above) and any refinancings, amendments, modifications, replacements, renewals or extensions thereof;

(d) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) under this clause (d) incurred by the Parent or any of the Restricted Subsidiaries of Parent, Disqualified Stock issued by the Parent or any the Restricted Subsidiaries of Parent and Preferred Stock issued by any Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and Indebtedness arising from the conversion of the obligations of the Parent or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Parent, the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount or liquidation preference, including all Indebtedness incurred and outstanding and Disqualified Stock or Preferred Stock issued and outstanding to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock

issued pursuant to this clause (d), not to exceed the greater of (x) $50,000,000 and (y) 25.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence or issuance thereof, plus, in the case of any refinancing of any Indebtedness permitted under this clause (d) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing; provided that (x) Capitalized Lease Obligations incurred by the Parent or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Parent or such Restricted Subsidiary to permanently repay outstanding Term Loans under this Agreement or other Pari Passu Indebtedness that is secured by pari passu Liens on the Collateral and (y) the aggregate Indebtedness incurred or Disqualified Stock or Preferred Stock issued by a Non-Loan Party pursuant to this clause (d) (together with any Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties at any time outstanding pursuant to Section 7.01(l), (t), (aa) and (hh)) shall not exceed the Non-Loan Party Indebtedness Cap;

(e) Indebtedness incurred by the Parent or any of the Restricted Subsidiaries of Parent constituting reimbursement obligations with respect to letters of credit or bank guarantees or other similar documentary credits and similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(f) Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Parent or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of Parent in accordance with this Agreement, other than guarantees of Indebtedness, Disqualified Stock or Preferred Stock incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness or Disqualified Stock of the Parent to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or the Parent owing to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (i);

(j) Swap Contracts and cash management services incurred, other than for speculative purposes;

(k) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or other similar documentary credits and similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent or any Restricted Subsidiary;

(l) Indebtedness or Disqualified Stock of the Parent or any of the Restricted Subsidiaries of Parent and Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $100,000,000 and (y) 50.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence or issuance thereof, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (l) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing (it being understood that, at Parent’s option in its sole discretion, any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (l) may cease to be deemed incurred, issued or outstanding pursuant to this clause (l) and may instead be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which the Parent or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Parent or any of the Restricted Subsidiaries of Parent are able to incur any Liens related thereto as Permitted Liens after such reclassification)) provided further that the aggregate Indebtedness incurred or Disqualified Stock or Preferred Stock issued by a Non-Loan Party pursuant to this clause (l) (together with any Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties at any time outstanding pursuant to Section 7.01(d), (t), (aa) and (hh)) shall not exceed the Non-Loan Party Indebtedness Cap;

(m) any guarantee by the Parent or a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock or other obligations of the Parent or any of the Restricted Subsidiaries of Parent so long as the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock or other obligations by the Parent or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that any guarantee by a Non-Loan Party pursuant to this clause (m) in respect of Indebtedness incurred under Section 7.01 (d), (l), (t), (aa) and (hh)) (without double counting) (taken together with any Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties at any time outstanding pursuant to Section 7.01(d), (l), (t), (aa) and (hh)) shall not exceed the Non-Loan Party Indebtedness Cap; provided, further that a Non-Loan Party shall not provide a guarantee in respect of any Indebtedness, Disqualified Stock or Preferred Stock incurred by the Parent or Borrower as Ratio Debt or pursuant to Section 7.01(o), 7.01(cc) and 7.01(dd) unless such guarantee exists at the time that such Indebtedness is assumed in accordance with Section 7.01(o) or Section 7.01(dd);

(n) the incurrence by the Parent or any of the Restricted Subsidiaries of Indebtedness or the incurrence of Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (b), clause (c), this clause (n), clause (o) or clause (r) of this Section 7.01 or subclause (y) of clauses (d), (l), (t) or (aa) of this Section 7.01 (provided that any amounts incurred under this clause (n) as Refinancing Indebtedness under subclause (y) of these clauses shall reduce the amount available under such subclause (y) of such clauses so long as such Refinancing Indebtedness remains outstanding or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock remains outstanding), plus any additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity, and other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) unless the Lenders are also offered the same amortization amounts for the corresponding year (provided that each Lender will be deemed to have rejected such offer unless such Lender notifies the Administrative Agent that it has accepted such offer by 11 a.m. five (5) Business Days (or such longer period which the Borrower agrees) after the date of such offer; provided, that Refinancing Indebtedness in the form of bridge loans or Extendable Bridge Loans/Interim Debt may have a Weighted Average Life to Maturity shorter than the then longest remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(2) in the case of any revolving Indebtedness, has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity, and other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); provided, that Refinancing Indebtedness in the form of bridge loans or Extendable Bridge Loans/Interim Debt may have a maturity date earlier than the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, (y) Indebtedness or Disqualified Stock of the Parent or the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary or (z) guarantees of Indebtedness by a Restricted Subsidiary that was not (or was not permitted to be) a guarantor in respect of the Indebtedness being refinanced;

provided that subclause (1) above will not apply to any refunding or refinancing of any secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock (1) of the Parent or the Borrower incurred or of the Parent or any Restricted Subsidiary assumed, in each case, in connection with an acquisition of any assets (including Capital Stock), business or Person or any similar Investment (and any guarantee thereof shall only be provided by a Loan Party) and (2) of any Person that is acquired by the Parent or one of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Parent or one of its Restricted Subsidiaries in accordance with the terms of this Agreement (and any guarantee thereof shall only be provided by a Loan Party) and (3) Indebtedness, Disqualified Stock or Preferred Stock incurred by the Parent or the Borrower or assumed by the Parent or any Restricted Subsidiary, as applicable, in anticipation of an acquisition of any assets, business or Person or any similar Investment (and any guarantee thereof shall only be provided by a Loan Party), so long as, other than with respect to clause (2) of this clause (o), after giving effect to such acquisition, merger, consolidation or amalgamation and the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (“Ratio Acquisition Debt”), either:

(i) in the case of unsecured Ratio Acquisition Debt, either (1) the Total Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis does not exceed the higher of (i) 4.00:1.00 or (ii) if Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (2) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) for such Test Period, in each case on a Pro Forma Basis is not less than the lower of (i) 2.00:1.00 or (ii) if Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) immediately prior to the incurrence of such Indebtedness; or

(ii) in the case of Ratio Acquisition Debt that is secured by the Collateral on a junior basis with the applicable Term Loans, the Senior Secured Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed the higher of (i) 3.50:1.00 or (ii) if Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the Senior Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; or

(iii) in the case of Ratio Acquisition Debt that is secured by the Collateral on a pari passu basis with the applicable Term Loans, the First Lien Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed the higher of (i) 3.00:1.00 or (ii) if Four Quarter Consolidated EBITDA for the most recently ended Test Period on the date of incurrence is greater than $100,000,000, the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; provided, that any Indebtedness incurred pursuant to this clause (o)(iii) in the form of term loans that are pari passu in right of payment and secured on a pari passu basis with the Initial Term Loans shall be subject to Section 2.14(f)(iii) of this Agreement on the same basis as a “New Term Facility” as set forth therein;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) Indebtedness of the Parent or any Restricted Subsidiary supported by a letter of credit, bank guarantee or other similar documentary credits or similar instruments issued pursuant to any credit facility permitted hereunder, so long as such letter of credit, bank guarantee or other similar documentary credits or similar instruments have not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or other similar documentary credits or similar instruments;

(r) Contribution Indebtedness;

(s) Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) Indebtedness of the Parent or any Restricted Subsidiary incurred under local facilities in an aggregate principal amount not to exceed the greater of (x) $35,000,000 and (y) 25.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence thereof provided the aggregate Indebtedness incurred by a Non-Loan Party pursuant to this clause (t) (together with any Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties at any time outstanding pursuant to Section 7.01(l), (d), (aa) and (hh)) shall not exceed the Non-Loan Party Indebtedness Cap;

(u) Indebtedness, Disqualified Stock or Preferred Stock of a Joint Venture to the Parent or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such Joint Venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such Joint Venture owed to such holders of its Equity Interests or participants of such Joint Venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Joint Venture held by such holders or such participant’s participation in such Joint Venture, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (u) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing, outstanding at any one time;

(v) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by (x) a Receivables Subsidiary in a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to the Parent or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings) or (y) a Person described in the definition of “Factoring Transaction”;

(w) Indebtedness incurred in the ordinary course of business by the Parent and the Restricted Subsidiaries (or, if incurred in accordance with past practice, Holdings) in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Parent and the Subsidiaries of Parent and Joint Ventures (and, if applicable, Holdings) including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(x) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Parent or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent or any direct or indirect parent of the Parent to the extent permitted under Section 7.05;

(y) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(z) Indebtedness Incurred by the Parent or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(aa) Indebtedness in connection with letters of credit, bank guarantees or other similar documentary credits and similar instruments in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence thereof provided that the aggregate Indebtedness incurred by a Non-Loan Party pursuant to this clause (aa) (together with any Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties at any time outstanding pursuant to Section 7.01(l), (t), (d) and (hh)) shall not exceed the Non-Loan Party Indebtedness Cap;

(bb) (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners; (ii) Indebtedness of the Parent and/or any Restricted Subsidiary in connection with customer financing arrangements for software licenses or similar supply agreements entered into in the ordinary course of business and (iii) Indebtedness Incurred by the Parent or a Restricted Subsidiary as a result of leases entered into by the Parent or such Restricted Subsidiary in the ordinary course of business;

(cc) the incurrence by the Parent or the Borrower of Indebtedness incurred or Disqualified Stock or Preferred Stock issued on behalf, or representing guarantees of Indebtedness incurred or Disqualified Stock or Preferred Stock issued by, Joint Ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed or Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (cc) does not at the time of incurrence of such Indebtedness exceed $20,000,000 then outstanding at the time of such incurrence, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (cc) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (cc) may, at Parent’s option in its sole direction, cease to be deemed Incurred, issued or outstanding pursuant to this clause (cc) and may instead be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Parent or the Borrower, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Parent or the Borrower is able to Incur any Liens related thereto as Permitted Liens after such reclassification);

(dd) (i) Indebtedness, Disqualified Stock or Preferred Stock of the Parent or the Borrower incurred to finance or (ii) Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any Restricted Subsidiary assumed, in each case, in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $50,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA then outstanding at the time of such incurrence or assumption, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock

permitted under this clause (dd) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (dd) may, at Parent’s option its sole discretion, cease to be deemed Incurred, issued or outstanding pursuant to this clause (dd) but may instead be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Parent or the Borrower or such Restricted Subsidiary (as applicable), as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Parent or the Borrower or such Restricted Subsidiary (as applicable) is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(ee) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Parent or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment or any Restricted Investment permitted pursuant to Section 7.05;

(ff) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(gg) Indebtedness incurred in connection with a Qualified Receivables Factoring or Qualified Receivables Financing, in each case, which constitutes Standard Securitization Undertakings;

(hh) Indebtedness of the Parent or any Restricted Subsidiary incurred with respect to any inventory financing in an aggregate principal amount not to exceed $100,000,000 then outstanding at the time of incurrence (which at the Borrower’s option may take the form of a Qualified Receivables Factoring or Qualified Receivables Financing) provided that the aggregate Indebtedness incurred by a Non-Loan Party pursuant to this clause (hh) (together with any Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties at any time outstanding pursuant to Section 7.01(l), (t), (d) and (aa)) shall not exceed the Non-Loan Party Indebtedness Cap;

(ii) Indebtedness incurred pursuant to any Permitted Portugal Sale/Leaseback Transaction; and

(jj) any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax or value added tax purposes among any Restricted Subsidiaries incorporated or established in the Netherlands.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred or issued as Ratio Debt, Parent may, in its sole discretion, at the time of incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant;

provided that all Indebtedness under this Agreement incurred on the Closing Date shall be deemed to have been Incurred pursuant to Section 7.01(a) and Parent shall not be permitted to reclassify all or any portion of Indebtedness Incurred on the Closing Date pursuant to Section 7.01(a). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant or Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any Euro-denominated restriction on the incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the Euro-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Euro-equivalent), in the case of revolving credit debt, or such Disqualified Stock or Preferred Stock was issued; provided that if such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus unpaid accrued interest and the aggregate amount of premiums (including tender premiums) and underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

Section 7.02 Limitations on Liens. Permit the Parent or any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Parent, the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Parent, the Borrower or any Restricted Subsidiary, except: (a) in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(b) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Financing) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Secured Parties pursuant to the preceding clause (b) shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

Section 7.03 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate (which shall, for the avoidance of doubt, not include the establishment of a fiscal unity for corporate income tax or value added tax purposes) with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (other than in the case of clause (c) below), so long as no Event of Default would result therefrom:

(a) Parent and any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including by a merger); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent, (ii) in the case of the Parent, with any other Person (including by a merger); provided if the Person formed by or surviving any such merger or consolidation is not the Parent (or, in connection with a disposition of all or substantially all of the Parent’s assets, is the transferee of such assets) (any such Person, a “Successor Parent”), the Successor Parent shall expressly assume the obligations of the Parent pursuant to documents reasonably acceptable to the Administrative Agent; provided, further that the Successor Parent shall be organized in the United Kingdom, the United States or the Netherlands or any other jurisdiction approved by the Administrative Agent in its reasonable discretion or (iii) any one or more other Restricted Subsidiaries; provided, further that (A) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (B) to the extent constituting an Investment, such Investment must be a Permitted Investment or a Restricted Investment permitted under Section 7.05 and (C) to the extent constituting a Disposition, such Disposition must not be prohibited hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower or the Subsidiaries of Parent and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) Parent and any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that to the extent constituting an Investment, such Investment must be a Permitted Investment or Restricted Investment permitted under Section 7.05;

(d) Parent and any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect any Permitted Investment or Restricted Investment permitted under Section 7.05; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment or Restricted Investment permitted under Section 7.05, (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) in any merger, amalgamation or consolidation with Parent, Parent shall be the continuing or surviving person;

(e) [reserved];

(f) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.04 (other than Dispositions permitted by this Section 7.03);

(g) any Permitted Investment or Restricted Investment permitted under Section 7.05 shall be permitted, including as being structured as a merger, consolidation or amalgamation; and

(h) any Disposition not prohibited under Section 7.04 and any Restricted Payment not prohibited by Section 7.05 shall be permitted.

Section 7.04 Asset Sales. Cause or make an Asset Sale, unless:

(1) the Parent or any of the Restricted Subsidiaries of Parent, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, that the amount of:

(a) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Parent) of the Parent or such Restricted

Subsidiary other than liabilities that are by their terms subordinated to the Obligations or are otherwise extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Parent or such Restricted Subsidiary, as the case may be, from further liability;

(b) any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(c) any Designated Non-Cash Consideration received by the Parent or any of the Restricted Subsidiaries of Parent in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 25.0% of Four Quarter Consolidated EBITDA, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (2).

Within twelve (12) months after the Parent’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Parent or such Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(a) to prepay Loans and other Permitted Debt in accordance with Section 2.05(b)(ii).

(b) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business; provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary;

(c) to make an investment in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary; or

(d) any combination of the foregoing;

provided that the Parent and the Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (b) or (c) of this paragraph if and to the extent that within twelve (12) months after the Asset Sale that generated the Net Cash Proceeds, the Parent or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (b) and/or (c) of this paragraph, and that investment is thereafter completed within 180 days after the end of such twelve (12) month period.

Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04, the Parent or such Restricted Subsidiary may temporarily invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

Section 7.05 Restricted Payments. Directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Parent’s or any of the other Restricted Subsidiaries of Parent’s Equity Interests, including any payment made on account of such Equity Interests in connection with any merger or consolidation involving the Parent (other than (A) dividends or distributions by the Parent or a Restricted Subsidiary payable solely in Equity Interests (other than Disqualified Stock) of the Parent or Restricted Subsidiary or in Subordinated Shareholder Funding; or (B) dividends or distributions by the Parent or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent or any direct or indirect parent of the Parent, including in connection with any merger or consolidation (other than in exchange for Subordinated Shareholder Funding);

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Parent, the Borrower or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness of the Parent, the Borrower or any Subsidiary Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement (“Junior Financing”));

(4) make any Restricted Investment; or

(5) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than (x) any payment thereon in the form of additional Subordinated Shareholder Funding (or the capitalization of amounts on a non-cash basis);

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) [reserved];

(b) (i) no Event of Default shall have occurred and be continuing and (ii) solely in the case of a transaction in reliance on clause (c)(ii) below, immediately after giving effect to such transaction, on a Pro Forma Basis, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) is not less than 2.00:1.00; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries of Parent after the Closing Date (including Restricted Payments permitted by clause (1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(i) the greater of (x) $50,000,000 and (y) 25.0% of Four Quarter Consolidated EBITDA, plus

(ii) 50% of the Consolidated Net Income of the Borrower Parties for the period (taken as one accounting period) beginning on October 1, 2022 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, provided that if Consolidated Net Income is a deficit, such deficit shall in no event reduce amounts available pursuant to other prongs of this clause (c), plus

(iii) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Parent or a Subsidiary Guarantor after the Closing Date from the issuance or sale of Equity Interests of the Parent or a Subsidiary Guarantor (other than Excluded Equity) or Subordinated Shareholder Funding, including such Equity Interests issued upon exercise of warrants or options, plus

(iv) 100% of the aggregate amount of contributions to the capital of the Parent, the Borrower or a Subsidiary Guarantor received in cash and the Fair Market Value of assets (other than cash) after the Closing Date (other than in each case Excluded Equity) or Subordinated Shareholder Funding, plus

(v) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock issued after the Closing Date, in each case, of the Parent or any Restricted Subsidiary of Parent (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the

Parent or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged (whether or not such conversion or exchange is actual or deemed) for Equity Interests in the Parent or any direct or indirect parent of the Parent (other than Excluded Equity) or Subordinated Shareholder Funding, plus

(vi) 100% of the aggregate amount received by the Parent or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Parent or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Parent or a Restricted Subsidiary of Parent) of Restricted Investments made by the Parent and the Restricted Subsidiaries of Parent and from repurchases and redemptions of such Restricted Investments from the Parent and the Restricted Subsidiaries of Parent by any Person (other than the Parent or any of the Restricted Subsidiaries of Parent) and from repayments of loans or advances that constituted Restricted Investments,

(B) the sale (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent for any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Parent or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, or

(C) any distribution or dividend from an Unrestricted Subsidiary, plus

(vii) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the Parent or such Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (10) of the next succeeding paragraph or constituted a Permitted Investment, plus

(viii) the aggregate amount of Declined Amounts since the Closing Date.

This Section 7.05 will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2)

(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Parent or any direct or indirect parent of the Parent, Subordinated Shareholder Funding or Junior Financing of the Parent, the Borrower or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Parent or any direct or indirect parent of the Parent or contributions to the equity capital of the Parent (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of Parent or to an employee stock ownership plan or any trust established by the Parent or any of the Restricted Subsidiaries of Parent) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph of Section 7.05 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Parent or any direct or indirect parent of the Parent) in an aggregate amount no greater than the Unpaid Amount (with the payment of such Unpaid Amount being treated as a payment under the applicable provision);

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of the Parent, the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of (i) the Incurrence of, Refinancing Indebtedness thereof or (ii) the sale of any Equity Interest or capital contributions;

(4) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Parent or any direct or indirect parent of the Parent to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower, the Parent or any direct or indirect parent of the Borrower or the Parent held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower, Parent or any direct or indirect parent of the Parent or any Subsidiary of Parent or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this subclause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (4) shall not exceed the greater of $30,000,000 and 15.0% of Four Quarter Consolidated EBITDA in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Parent from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Parent or its Restricted Subsidiaries or any direct or indirect parent of the Parent that occurs on or after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries or any direct or indirect parent of the Parent (to the extent contributed to the Parent) after the Closing Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Parent or their Restricted Subsidiaries or any direct or indirect parent of the Parent that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in subclause (a), (b) or (c) of this clause (4) previously used to make Restricted Payments pursuant to this clause (4); (provided that the Parent may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a), (b) and (c) above in any calendar year);

provided, further, that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Parent or any of the Restricted Subsidiaries of Parent or any direct or indirect parent of the Parent, in connection with a repurchase of Equity Interests of the Parent or any direct or indirect parent of the Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any of the Restricted Subsidiaries of Parent and any class or series of Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described in Section 7.01;

(6) [reserved];

(7) [reserved];

(8) the declaration and payment of dividends on the Parent’s common stock (or the payment of dividends to any direct or indirect parent of the Parent to fund the payment by any direct or indirect parent of the Parent of dividends on such entity’s common stock) of the sum of (x) 7.0% per annum of the net cash proceeds received by the Parent from any public offering of common stock or contributed to the Parent by any direct or indirect parent of the Parent from any public offering of common stock, other than public offerings with respect to the Parent’s common stock registered on Form S-4 or S-8 (or any successor form thereto) (including prior to the Closing Date) and other than any public sale constituting Excluded Contributions plus (y) an aggregate amount per annum not to exceed 1.0% of Market Capitalization;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $40,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA;

(11) other Restricted Payments of the type described in clauses (3) and (4) of the definition of “Restricted Payment” in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $40,000,000;

(12) for so long as the Parent or any Subsidiaries of Parent are members of a group filing a consolidated, combined, affiliated or unitary income tax return with Parent, Restricted Payments to Parent in amounts required for Parent or such other parent entity to pay federal, national, foreign, state and local income Taxes (and franchise Taxes) imposed on such entity to the extent such income Taxes (and franchise Taxes) are attributable to the income of the Parent and the Subsidiaries of Parent; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Parent and Subsidiaries of Parent that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of federal, national, foreign, state and local income and/or franchise Taxes (as the case may be) in respect of such year if the Parent and the Subsidiaries of Parent paid such income Taxes and/or franchise Taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income (or franchise in lieu of income) tax group (reduced by any such Taxes paid directly by the Parent or any Subsidiary of Parent); provided further, that any such payments that are attributable to the taxable income of any Unrestricted Subsidiary will be permitted only to the extent of the amount of cash distributions made by such Unrestricted Subsidiary to the Parent or any Restricted Subsidiary of Parent for the purpose of paying such foreign, state and local income taxes of such group;

(13) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Parent to make payments (or issue shares in lieu thereof) relating to fees and expenses (including Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings or any of its Subsidiaries, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of Holdings, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Parent and the Subsidiaries of Parent;

(b) pay, if applicable, amounts equal to amounts required for Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Parent (other than as Excluded Equity) and, other than in respect of Indebtedness of Holdings which has been contributed to the Parent prior to the Closing Date, is otherwise considered Indebtedness of, the Parent or any Restricted Subsidiary Incurred in accordance with the Section 7.01 (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by Holdings related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Parent or any of the Restricted Subsidiaries of Parent (or any acquisition of or investment in any business, assets or property that will be contributed to the Parent or any of the Restricted Subsidiaries of Parent as part of the same or a related transaction) permitted by this Agreement;

(d) make payments to Holdings for any other monitoring, consulting, management, transaction, advisory, financing, underwriting or placement services or in respect of other investment banking activities, termination or similar fees, indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of Holdings including, without limitation, in connection with acquisitions or divestitures, which payments are approved in respect of such activities by a majority of the Board of Directors of any Borrower in good faith;

(e) pay franchise and excise Taxes, and other fees, Taxes and expenses in connection with any ownership of the Parent or any of the Subsidiaries of Parent or required to maintain their organizational existence;

(f) make payments for the benefit of the Parent or any of the Restricted Subsidiaries of Parent to the extent such payments could have been made by the Parent or any of the Restricted Subsidiaries of Parent because such payments (x) would not otherwise be Restricted Payments and (y) would be permitted by Section 6.18; and

(g) make Restricted Payments to Holdings to finance, or to any direct or indirect parent of the Parent to finance, any Investment that, if consummated by the Parent or any of the Restricted Subsidiaries of Parent, would be a Permitted Investment or a Restricted Investment otherwise permitted under this Section 7.05; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of the Parent causes (i) all property acquired (whether assets or Equity Interests) or cash or Cash Equivalents), if any, to be contributed to the Parent or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.03) of the Person formed or acquired into the Parent or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 6.12 to the extent applicable;

(14) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Parent or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Parent or any direct or indirect parent of the Parent or any Subsidiary of Parent (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Parent or any direct or indirect parent of the Parent or any Subsidiary of Parent in connection with such Person’s purchase of Equity Interests of the Parent or any direct or indirect parent of the Parent; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(15) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing or Qualified Receivables Factoring and the payment or distribution of Receivables Fees;

(16) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(17) the distribution, as a dividend or otherwise, of Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(18) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Parent or any direct or indirect parent of the Parent;

(19) [reserved];

(20) the making of payments to or on behalf of Holdings for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in respect of such activities by a majority of the Board of Directors of the Parent or any direct or indirect parent of the Parent in good faith;

(21) any additional Restricted Payment (i) with respect to Restricted Payments of the type described in clauses (1), (2),(3) and (5) of the definition of “Restricted Payments”, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.00:1.00 and no Specified Event of Default exists or would result from such Restricted Payment and (ii) with respect to Restricted Investments, so long as after giving effect to the making of such Restricted Investment on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.50:1.00;

(22) Restricted Payments made in connection with the payment of any Public Company Costs;

(23) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code; and

(24) Restricted Payments made to Holdings in connection with the Undertaking Letter; provided that the payment to Parent required by the Undertaking Letter shall be made substantially simultaneously therewith.

As of the Closing Date, all of Parent’s Subsidiaries will be Restricted Subsidiaries. The Parent will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and the Restricted Subsidiaries of Parent (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of the covenant described above in this Section 7.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Parent may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. For the avoidance of doubt, any Restricted Payment or Investment that is permitted under this Section 7.05 may be made in the form of a loan.

Section 7.06 Burdensome Agreements. Permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries of Parent on its Capital Stock; or (ii) pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries of Parent;

(b) make loans or advances to the Borrower or any of the Restricted Subsidiaries of Parent;

(c) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries of Parent.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of the Parent or any of the Restricted Subsidiaries of Parent in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.01(c);

(2) [reserved];

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Parent or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Parent or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than the Parent, the Borrower or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Parent, the Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the type described in clause (c) or (d) in the first paragraph of this Section 7.06 on the property so acquired;

(9) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) or (d) in the first paragraph of this Section 7.06 on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Financing or Qualified Receivables Factoring that, in the good faith determination of the Parent, are necessary or advisable to effect such Qualified Receivables Financing or Qualified Receivables Factoring, as applicable;

(11) any encumbrance or restriction in respect of or contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any Restricted Subsidiary that is incurred subsequent to the Closing Date pursuant to Section 7.01, provided that (i) such encumbrances and restrictions in respect of or contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by Parent in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and/or 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by Parent in good faith;

(14) customary provisions in Joint Venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable Joint Venture; and

(15) any encumbrances or restrictions of the type referred to in clauses 7.06(a), (b) and (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in 7.06 (1) through (14); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Parent, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.07 Accounting Changes. With respect to the Parent or Borrower, make any change in fiscal year; provided, however, that the Parent or the Borrower may, upon written notice to the Administrative Agent, change any fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent or the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement and any other Loan Documents that are necessary, in the judgment of the Administrative Agent and the Borrower or Parent, as applicable, to reflect such change in fiscal year.

Section 7.08 Material Intellectual Property/Farfetch Italia Negative Pledge.

(a) Create, incur, assume or suffer to exist any Lien:

(A) on Material Intellectual Property securing (i) Indebtedness in respect of borrowed money, (ii) Indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement obligations in respect thereof) or (iii) any Guarantee of the foregoing, in each case in an individual principal amount in excess of $5,000,000 of Parent or any Restricted Subsidiary, unless, Parent provides, or causes the applicable Restricted Subsidiary to provide, subject to the Agreed Security Principles, that the Obligations are secured equally and ratably by a Lien on such Material Intellectual Property, unless the Administrative Agent and the Borrower agree in writing that the cost or consequence of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral; or

(B) in all respects subject to the joint venture or shareholders’ agreements in place at the time of entry with respect thereto, over the Equity Interests of Farfetch Italia S.r.l. (or the Equity Interests of any of the Restricted Subsidiaries of Farfetch Italia S.r.l which are incorporated either in the U.S. or Italy, such Restricted Subsidiaries of Farfetch Italia S.r.l, the “Relevant Farfetch Subsidiaries”), unless Parent provides, or causes Farfetch Italia S.r.l or the applicable Relevant Farfetch Subsidiary to provide, subject to the Agreed Security Principles, that the Obligations are secured equally and ratably by a Lien on the Equity Interests of Farfetch Italia S.r.l or the Relevant Farfetch Subsidiary (as applicable), unless the Administrative Agent and the Borrower agree in writing that the cost or consequence of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral).

(C) in all respects subject to the joint venture or shareholders’ agreements in place at the time of entry with respect thereto, over the Equity Interests of YOOX Net-a-Porter Group S.p.A. (“Yoox-Net-a-Porter”) which may be owned by the Parent or any Restricted Subsidiary (subject to the completion of the acquisition of the Equity Interests of Yoox-Net-a-

Porter in accordance with the terms of the relevant acquisition agreement(s) entered into in connection with such acquisition), unless, Parent provides, or causes the applicable Restricted Subsidiary to provide, subject to the Agreed Security Principles, that the Obligations are secured equally and ratably by a Lien on the Equity Interests of Yoox Net-a-Porter, unless the Administrative Agent and the Borrower agree in writing that the cost or consequence of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral).

The foregoing obligation under paragraph (A) will not apply with respect to (x) any Liens on Material Intellectual Property securing Indebtedness that existed at the time the Parent or any Restricted Subsidiary acquired such Material Intellectual Property and that includes a restriction on the rateable and equal securing of the Obligations; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition and (y) any Liens on Material Intellectual Property arising automatically by operation of law. Any Lien created for the benefit of the Secured Parties pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the applicable Lien on Material Intellectual Property that gave rise to the obligation to so secure the Obligations by a Lien over such Material Intellectual Property.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, no Material Intellectual Property shall be permitted to be transferred:

(i) to any Unrestricted Subsidiary, including by designation hereunder; or

(ii) for the primary purpose and/or with the primary intention of circumventing the Collateral provided under the Collateral Documents (noting that the shares in Loan Parties and Subsidiaries of Loan Parties (directly or indirectly) form part of the Collateral whereas the shares in other Restricted Subsidiaries may not form part of the Collateral), by a Loan Party or a Subsidiary of a Loan Party to a Restricted Subsidiary that is not a Loan Party or a Subsidiary of a Loan Party, in each case, other than licenses of IP Rights in the ordinary course of business.

Section 7.09 Changes in Covenants Upon Investment Grade Rating.

(a) If on any date following the Closing Date the Parent achieves any two of the following corporate ratings: (i) Baa3 (or the equivalent) or higher from Moody’s, (ii) BBB- (or the equivalent) or higher from S&P or (iii) BBB- (or equivalent) or higher from Fitch (the achievement of any such two ratings in clauses (i) through (iii), the “Investment Grade Rating Condition”), then, upon notice to the Administrative Agent, beginning on that day and subject to the provisions of the following paragraph, the covenants contained in Sections 7.01, 7.04 (and 2.05(b)), 7.05, 7.06 and 6.18 will be suspended.

(b) Notwithstanding the provisions of Section 7.09(a), if the rating assigned by such rating agencies with respect to the Parent should subsequently decline such that the Investment Grade Rating Condition cannot be satisfied, the foregoing covenants will be reinstituted, as of and from the date that the Investment Grade Rating Condition cannot be satisfied, unless and until the Parent subsequently attains ratings such that the Investment Grade Rating Condition can be satisfied (in which event the suspended covenants will again be suspended for such time that the Parent and its Subsidiaries satisfy the Investment Grade Rating Condition); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under this Agreement, the Collateral Documents or the related Guarantees with respect to the suspended covenants, and the Parent or any of its Restricted Subsidiaries will not bear any liability for any actions taken or events occurring after the Parent and its Subsidiaries achieve the Investment Grade Rating Condition and before any reinstatement of the suspended covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to the reinstatement, regardless of whether those actions or events would have been permitted if the applicable suspended covenant had remained in effect during such period.

ARTICLE VIII.

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, (ii) within ten (10) Business Days after the same becomes due and payable, any interest on any Loan, or (iii) within ten (10) Business Days after the same becomes due and payable, any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any Section of Article VII; or

(c) Other Defaults. Any Loan Party or Holdings fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or Holdings herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent that such representation, warranty, certification or statement of fact is capable of being corrected or cured, it is not so corrected or cured within 30 days after written notice thereof by the Administrative Agent to the Borrower; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any principal payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this subclause (B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Holdings, Parent, the Borrower or any Material Subsidiary (other than, with respect to liquidation, as expressly permitted under Section 7.03) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver or manager, trustee, custodian, conservator, liquidator, provisional liquidator, restructuring officer, rehabilitator, administrator, administrative receiver, judicial manager or similar officer for it or for all or any material part of its property; or any receiver, receiver or manager, trustee, custodian, conservator, liquidator, provisional liquidator, rehabilitator, administrator, administrative receiver, judicial manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or Holdings or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law) or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or such Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty consecutive days; or

(i) ERISA. (i) One or more ERISA Events occur which event or events results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan, a termination, withdrawal, imposition of a Lien or noncompliance with applicable Law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Certain Loan Documents. Any material provision of the Loan Documents, taken as a whole (in each case, subject to the Legal Reservations, the Perfection Exceptions and the Perfection Requirements), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of the Loan Documents, taken as a whole; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Loan Documents); or

(k) Change of Control. There occurs any Change of Control.

Notwithstanding the foregoing, until the expiry of the applicable Clean-up Period, a breach of any representation or warranty in Article V or any covenant in Article VI or Article VII existing by reason of circumstances existing on the closing date of the relevant acquisition or Investment and relating solely to the business or operations of any member of the relevant target group which is the subject of such acquisition or Investment (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if and for so long as the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Parent and/or the Borrower are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused or approved by the Parent and/or the Borrower; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Parent or the Borrower shall give the Administrative Agent notice of such breach upon obtaining knowledge thereof by Parent or any of its Subsidiaries and the steps it is taking to cure such steps and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.

Notwithstanding the foregoing, any Default or Event of Default arising from any failure to deliver a notice of Default with respect to any Default or Event of Default or any other information or documentation required to be delivered within a specified time period shall automatically be deemed cured and to be no longer continuing immediately upon either (i) the delivery of such notice, information or documentation, as applicable or (ii) in the case of a notice of Default with respect to any Default or Event of Default, the cessation of the existence of the underlying Default or Event of Default, so long as in each case at such time the Facilities have not been accelerated by the Lenders pursuant to Section 8.02; provided that the foregoing shall not be applicable with respect to any notice of Default or Event of Default if the Parent and/or the Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents.

Notwithstanding any other term of any Loan Document, the consummation of each of the proposed transaction components disclosed to the Administrative Agent with respect to Project Phoenix and Project Zade shall not constitute a breach of any representation and warranty or undertaking in the Loan Documents or result in the occurrence of a Default or an Event of Default and are hereby expressly permitted under the terms of the Loan Documents.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent or the Collateral Agent, as applicable, shall, at the direction of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and/or

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an Event of Default pursuant to Section 8.01(f) as the result of the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, the Collateral Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the occurrence of an Event of Default under Section 8.01(f) as a result of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent, in their respective capacities as such;

(b) second, to payment in full of Unfunded Advances/Participations;

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, that portion of the Obligations of the Loan Parties then owing in respect of regularly scheduled payments or termination payments (whether as a result of the occurrence of any Event of Default or other termination event) and that portion of the Obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Parent, the Borrower or to whomever may be lawfully entitled to receive the same, provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.03, in each case except to the extent resulting from the gross negligence, or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. (i) to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and (ii) as attorney-in-fact to act in its name and on its behalf as Administrative Agent hereunder and under the other Loan Documents (in each case, subject to the provisions in Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative or attorney-in-fact relationship between independent contracting parties.

(b) Each Lender irrevocably appoints Wilmington Trust, National Association (i) to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and (ii) authorizes it to act as the agent of (and to hold any security interest created by the Collateral Documents, other than any Collateral Document in a jurisdiction for which such concept does not exist or is not customary, for and on behalf of or in trust for) such Lender, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent.

(c) The Lenders hereby expressly authorize, direct and empower the Collateral Agent to execute and sign in the name and on behalf of each such Lender any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Collateral Agent shall bind the Secured Parties.

Section 9.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties and exercise their respective rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees, attorneys or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and the Collateral Agent and any such sub agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Agent-Related Persons. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent, attorney or attorney-in-fact that they select in the absence of gross negligence or willful misconduct by the Administrative Agent or the Collateral Agent (as applicable), as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent (as applicable).

Section 9.03 Limitations on Liability of Agents.

(a) No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01, as applicable) or, in the case of the Collateral Agent, with the consent or at the request or direction of the Administrative Agent or (B) in the absence of its own gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer or director thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b) The Administrative Agent and the Collateral Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document, its internal policies or applicable Law; and (ii) to disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to the Collateral Agent hereunder (including without limitation this Article 9) phrases such as “satisfactory to the Collateral Agent”, “approved by the Collateral Agent,” “acceptable to the Collateral Agent,” “as determined by the Collateral Agent,” “ in the Collateral Agent’s discretion,” “selected by the Collateral Agent,” “elected by the Collateral Agent,” “requested by the Collateral Agent,” and phrases of similar import that authorize and permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion shall be, at the option of the Collateral Agent subject to the Collateral Agent receiving written direction from the Required Lenders or the Administrative Agent, as applicable, to take such action or to exercise such rights.

(c) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

(d) The Administrative Agent and the Collateral Agent shall not incur any liability for performing or not performing any act or fulfilling or not fulfilling any duty, obligation or responsibility hereunder or under a Loan Document by reason of, arising out of or caused directly or indirectly by, any circumstance or occurrence beyond the control of the Administrative Agent or the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, earthquake, fire, flood, sabotage, epidemic, pandemic, riot, interruption, accident, labor dispute, act of civil or military or government action, war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, or loss or malfunction of utilities, computer hardware or software or communication service).

(e) In no event shall the Administrative Agent or Collateral Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Loan Documents.

(f) The Administrative Agent and the Collateral Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent or Collateral Agent, as applicable, regards as necessary for it to comply with any applicable law, regulation, court order, writ or decree. In the event that the Administrative Agent or the Collateral Agent obeys or complies with any such court order, writ or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such order, writ or decree be subsequently reversed, modified, annulled, set aside or vacated.

(g) Any entity into which the Administrative Agent or Collateral Agent in their respective individual capacities may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidations which the Administrative Agent or the Collateral Agent in their respective individual capacities may be party, or any corporation or association to which all or substantially all of the corporate trust or agency business and assets as a whole or substantially as a whole of the Administrative Agent or Collateral Agent in their respective individual capacities may be transferred or sold, shall be the successor Administrative Agent or Collateral Agent, as applicable, under this Agreement and each Loan Document and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or any further action.

(h) Neither the Administrative Agent nor the Collateral Agent nor any of their respective Related Parties shall be responsible for nor have any duty to monitor the performance or any action of the Borrower, any Loan Party, any Lender, any other Agent or any of their respective Related Parties, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Administrative Agent and the Collateral Agent may assume performance by all such persons of their respective obligations. Each of the Administrative Agent and the Collateral Agent shall have no enforcement or notification obligations relating to breaches of representations and warranties of any other person.

(i) No Agent shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been grossly negligent in ascertaining the pertinent facts.

(j) No Agent shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to this Agreement or any other Loan Document or (ii) enable any Agent to exercise and enforce its rights under the Loan Documents with respect to such pledge and security interest. In addition, no Agent shall have any responsibility or liability (i) in connection with the acts or omissions of the Borrower or any other Loan Party in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(k) In taking or omitting to take any action in respect of the Parallel Obligations as contemplated pursuant to Section 9.16, the Collateral Agent shall be entitled to the same rights, protections, immunities and indemnities to which it is entitled in connection with any action taken or omitted to be taken in respect of the Original Obligations.

(l) Notwithstanding anything to the contrary herein, no Agent shall have any duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any other Loan Document or any income earned thereon, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the Internal Revenue Service. Each Party agrees that, for tax reporting purposes, the Collateral shall be deemed to be the property of the applicable Loan Party and all interest and other income from investment of the Collateral shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the applicable Loan Party, whether or not such income was disbursed during such calendar year. With respect to the preparation, delivery and filing of such required tax information reporting forms and all matters pertaining to the reporting of earnings on funds held under this Agreement and the other Loan Documents, each Agent shall be entitled to request and receive written instructions from the Borrower and any other Loan Party and each Agent shall be entitled to rely conclusively and without further inquiry on such written instructions.

(m) If any conflict, disagreement or dispute arises between, among, or involving any of the Parties concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or any Agent is in doubt as to the action to be taken hereunder, such Agent may, at its option, after sending written notice of the same to the Lenders, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to such Agent, directing delivery of the Collateral. Each Agent will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. Any Agent may file an interpleader action in a state or federal court, and upon the filing thereof, such Agent will be relieved of all liability as to the Collateral and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

(n) No Agent shall have any responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, written instructions, or any other documents in connection therewith, and will not be regarded as making nor be required to make, any representations thereto.

(o) No Agent shall be liable for interest on any money received by it. For the avoidance of doubt, each Agent’s rights, protections, indemnities and immunities provided herein shall apply to such Agent for any actions taken or omitted to be taken under this Agreement or any other Loan Documents and any other related agreements in any of its capacities.

(p) No Agent shall have any liability for any failure, inability or unwillingness on the part of any Loan Party or any Secured Party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on such Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(q) Each Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the other Loan Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Loan Document.

(r) Each Agent hereby disclaims any representation or warranty to any Secured Party concerning, and shall not be responsible for or have a duty to ascertain or inquire into the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower or any other Loan Party in connection therewith, nor shall any Agent be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral. No Agent makes any representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Borrower or any other Loan Party to the Collateral, or as to the security afforded by this Agreement or any other Loan Document. No Agent shall be responsible for insuring the Collateral or for the payment of Taxes, charges, assessments or liens upon the Collateral. The Collateral Agent shall not be responsible for the maintenance of the Collateral, except as expressly provided in the immediately following sentence when the Collateral Agent has possession of the Collateral. The Collateral Agent shall have no duty to the Secured Parties as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Collateral Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation independently to request or examine insurance coverage with respect to any Collateral. Neither the Administrative Agent nor the Collateral Agent shall be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrower or any other party selected by such Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral, and each of the Administrative Agent and Collateral Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, neither the Administrative Agent nor the Collateral Agent shall be responsible to the Secured Parties for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements.

(s) If a payment is made by the Collateral Agent (or its Related Parties) in error (whether known to the recipient or not) or if the Administrative Agent or another recipient of funds is not otherwise entitled to receive such funds at such time of such payment or from such Person in accordance with the Loan Documents, then such Administrative Agent or recipient shall forthwith on demand repay to the Collateral Agent the portion of such payment that was made in error (or otherwise not intended (as determined by the Collateral Agent) to be received) in the amount made available by the Collateral Agent (or its Related Parties) to such Administrative Agent or recipient, with interest thereon, for each day from and including the date such amount was made available by the Collateral Agent (or its Related Parties) to it to but excluding the date of payment to the Collateral Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation. The Administrative Agent and other party hereto waives the discharge for value defense in respect of any such payment.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may conclusively rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive written direction from the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a direction, request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) or solely with respect to the Collateral Agent, in accordance with a direction, request or consent of the Administrative Agent and, in each case, any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In addition to the foregoing, the Collateral Agent shall in all cases also be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a direction, request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) Each Lender that has signed this Agreement (or any counterpart thereof, including any consent or participation notice) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except solely with respect to the Administrative Agent, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Parent or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The applicable Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent and the Collateral Agent shall take such action with respect to any Event of Default as may be directed in writing by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent or the Collateral Agent has received any such direction, the Administrative Agent or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided further, however, that no action taken by any Agent-Related Person in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents), or in the case of the Collateral Agent, taken in accordance with the direction of the Administrative Agent, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent and the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that failure of any Lender to indemnify or reimburse the Administrative Agent and the Collateral Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent and/or the Collateral Agent. This Section 9.07 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

Section 9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires). Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.09 Successor Agents. The Administrative Agent and the Collateral Agent each may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Borrower and the Lenders. If the Administrative Agent or Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed in the case of a successor that is a commercial bank or other entity with a combined capital and surplus of at least $5,000,000,000, but may otherwise be withheld or delayed in Borrower’s sole discretion). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent or Collateral Agent (other than to the extent subject to an Agent-Related Distress Event or if the Administrative Agent is being removed as a result of it being a Disqualified Institution in which case Parent may, after consulting with the Required Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above), as applicable, the Administrative Agent or Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower and subject to the consent rights of the Borrower set forth above, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (x) in the case of any Collateral security held by the

Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such Collateral security (including any Collateral security subsequently delivered to the Administrative Agent or Collateral Agent, as applicable) as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed and (y) the Administrative Agent or Collateral Agent, as applicable, shall continue to act as collateral agent for the purposes of identifying a “security agent” (or similar title) in any filing or recording financing statements, amendments thereto or other applicable filings or recordings with any Governmental Authority necessary for the perfection of the liens on Collateral securing the Obligations to the extent required by the Loan Documents), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) other than as provided in the parenthetical in clause (i) above, the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09 but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent hereunder at the request of the Borrower and the Required Lenders.

Section 9.10 Agents May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall each be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, the Collateral Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders, the Administrative Agent and the Collateral Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments (other than amounts payable to the Collateral Agent) to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent and the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their respective agents and counsel, and any other amounts, in each case, due to the Administrative Agent and the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Subject to the terms of any Acceptable Intercreditor Agreement, each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential Cash Management Banks party to a Secured Cash Management Agreement) irrevocably authorize and direct the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall, to the extent requested by Parent in writing:

(a) release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent or granted to or held by the Administrative Agent or Collateral Agent acting in the name and on behalf of the Lenders under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction not prohibited hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent or granted to or held by the Administrative Agent or Collateral Agent acting in the name and on behalf of the Lenders under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 7.01(d)), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Property), (19), (21), (23) (solely to the extent relating to a lien of the type allowed pursuant to clause (9) and (11) (solely with respect to cash deposits) of the definition thereof, (25) (solely to the extent relating to a lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 7.01(d)), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, required or permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (34), (39), (45) and (48) of the definition of “Permitted Liens”;

(c) release any Subsidiary Guarantor from its obligations under the Guaranty if such Subsidiary Guarantor ceases to be a Restricted Subsidiary or a Discretionary Guarantor or otherwise is or becomes an Excluded Subsidiary as a result of a transaction not prohibited hereunder or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Specified Refinancing Debt, any Refinancing Debt (subject to the proviso of the definition of “Excluded Subsidiary”) or any Incremental Equivalent Debt (subject to the proviso to the definition of “Excluded Subsidiary”), in each case, with an aggregate outstanding principal amount in excess of the Threshold Amount; provided, further, that no such release shall occur if such Subsidiary Guarantor is or becomes a non-Wholly Owned Subsidiary as a result of a sale, conveyance, transfer or other Disposition of any of the Equity Interests of such Subsidiary (a) to an Affiliate of Parent (other than to the Borrower or another Subsidiary Guarantor) and (b) that is not made for Fair Market Value and a bona fide business purpose;

(d) release or subordinate any Subsidiary Guarantor from its obligations under the Guaranty or release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent or granted to or held by the Administrative Agent or Collateral Agent acting in the name and on behalf of the Lenders under any Loan Document in each case to the extent required pursuant to the terms of any Acceptable Intercreditor Agreement; and

(e) enter into (or amend, renew, extend, supplement, restate, replace, waive or otherwise modify) any Acceptable Intercreditor Agreement or any other intercreditor agreement or subordination agreement, collateral trust agreement, or other intercreditor agreement (including a payment waterfall), in each case in form and substance satisfactory to the Administrative Agent and the Collateral Agent, (to the extent the Indebtedness being incurred or secured in connection therewith is not prohibited from being incurred under Section 7.01 or 7.02 of this Agreement, which the Administrative Agent and Collateral Agent shall be required to enter into upon the delivery a certificate described in the following sentence) in connection with any refinancing facilities or notes, Incremental Facilities, Incremental Equivalent Debt or other Indebtedness or obligations (including, without limitation, to the extent secured by Liens on Collateral) not prohibited (including with respect to priority) hereunder. The Lenders and the other Secured Parties expressly and irrevocably agree that (x) with respect to any actions sought to be taken pursuant to this Section 9.11(d), the Administrative Agent and Collateral Agent may conclusively rely exclusively on a certificate of a Responsible Officer of Parent as to whether any Indebtedness or Liens are not prohibited (including with respect to priority) and whether such Acceptable Intercreditor Agreement, subordination agreement, collateral trust agreement, or other intercreditor agreement or similar arrangements (or, in each case, any such amendment or modification thereto or restatement thereof) satisfy the requirements of the Loan Documents and (y) any Acceptable Intercreditor Agreement, collateral trust agreement or any other intercreditor agreement (including a payment waterfall) (or, in each case, any such amendment or modification thereto or restatement thereof) entered into by the Administrative Agent and/or Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby expressly and irrevocably agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Acceptable Intercreditor Agreement, collateral trust agreement or other intercreditor agreement (including a payment waterfall) (or, in each case, any such amendment or modification thereto or restatement thereof). Upon the request of the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority to enter into any Acceptable Intercreditor Agreement or any other intercreditor agreement or subordination agreement, collateral trust agreement, or other intercreditor agreement and to the extent so requested, shall not be required to enter into such Acceptable Intercreditor Agreement, other intercreditor agreement, subordination agreement or collateral trust agreement unless and until such authority is confirmed by the Required Lenders.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11; provided, that, for the avoidance of doubt, each of the Administrative Agent and the Collateral Agent shall not be required to request such confirmation in writing. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s sole expense, execute and deliver, without representation, warranty or recourse, to the applicable Loan Party such documents provided to it and in form and substance reasonably satisfactory to such Agent) as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided however that in no event shall the Administrative Agent or the Collateral Agent be obliged to execute or deliver any document evidencing any release or subordination without receipt of certificate of a Responsible Officer of the Borrower or the Parent certifying that such release or subordination is authorized or permitted by this Agreement and the other Loan Documents.

Each of the Lenders and the other Secured Parties irrevocably authorizes, directs and instructs the Administrative Agent and the Collateral Agent to conclusively rely on any certificate of a Responsible Officer of Parent to the effect that a release or subordination of a Lien over Collateral or a release of a Guaranty is in compliance with, and authorized or permitted by, this Agreement and the Loan Documents without independent investigation, and release or subordination of its interests in any Collateral or release or subordination of any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11 (including, each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral). Any such certificate shall be conclusive and binding and neither the Administrative Agent nor the Collateral Agent shall be liable for acting in reliance thereon.

Additionally, upon receipt by it of the certificate of a Responsible Officer of the Borrower or the Parent referenced above and the reasonable written request of the Borrower, the Collateral Agent will return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section 9.11.

Section 9.12 Other Agents; Arranger and Managers.

(a) No Arranger is responsible or liable for:

(i) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Arrangers, a Loan Party or any other Person in or in connection with any Loan Document or the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(ii) the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan or the Collateral; or

(iii) any determination as to whether any information provided or to be provided to any Loan Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(b) Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Remedies. Subject to the terms of any Acceptable Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Collateral Agent shall, subject to the other provisions of this Agreement, take such actions with respect to such Event of Default as shall be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default to the extent permitted hereunder or pursuant to the other Loan Documents. Subject to the terms of any Acceptable Intercreditor Agreement, upon receipt by the Administrative Agent and the Collateral Agent of a direction by the Required Lenders and indemnity satisfactory to such Agent against any risk or liability that may be incurred by such Agent in acting upon such direction, the Administrative Agent and the Collateral Agent shall seek to enforce the Collateral Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent and the Collateral Agent shall not be obligated to follow any direction by Required Lenders if the Administrative Agent or the Collateral Agent reasonably determines that such direction is in conflict with any provisions of any applicable law or any Collateral Document, and the Administrative Agent and the Collateral Agent shall not, under any circumstances, be liable to any Lenders, the Borrower or any other Person or entity for following the direction of Required Lenders. Subject to the terms of any Acceptable Intercreditor Agreement, at all times, if the Administrative Agent or the Collateral Agent acts at the direction of the Required Lenders, each of the Lenders will cooperate in good faith with respect to such action and will not unreasonably delay the enforcement of the Collateral Documents.

Section 9.14 Appointment of Supplemental Agents, Incremental Arranger, Incremental Equivalent Debt Arranger and Specified Refinancing Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by them, as applicable, in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

(d) In the event that the Borrower appoints or designates any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent pursuant to Section 2.14, 2.15 and/or 2.18, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, shall be exercisable by and vest in such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to include references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, as the context may require. Each Lender hereby irrevocably appoints any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Section 2.14, 2.15 and/or 2.18, as applicable, and designates and authorizes such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

Section 9.15 Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized and directed by the Lenders and the other Secured Parties to, upon the written request of Parent, (i) enter into any applicable intercreditor agreement contemplated by Section 9.11(e), (ii) enter into any Collateral Document, and (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Section 7.01 and/or 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is not prohibited by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into) and (b) hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into any such intercreditor agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Section 7.01 and/or 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is not prohibited by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.16 Parallel Debt. For the purpose of taking and ensuring the continuing validity of each Lien on the Collateral granted under the Collateral Documents governed by the laws of (or to the extent affecting assets situated in) the Netherlands or any other jurisdiction in which an effective Lien cannot be granted in favor of the Collateral Agent as agent for the Secured Parties, notwithstanding any contrary provision in this Agreement or any other Loan Document:

(a) each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent as an independent and separate creditor an amount (the “Parallel Obligations”) equal to: (i) all present and future, actual or contingent amounts owing by such Loan Party to a Secured Party under or in connection with the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements as and when the same fall due for payment under or in connection with the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation or other modification of any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement in each case whether or not anticipated as of the date of this Agreement); (ii) any amount which such Loan Party owes to a Secured Party as a result of a party rescinding a Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement or as a result of invalidity, illegality, or unenforceability of a Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement; and (iii) the Obligations owing by such Loan Party to a Secured Party, in each case without duplication and excluding the Parallel Obligations (collectively, the “Original Obligations”);

(b) the Collateral Agent shall have its own independent right to claim performance of the Parallel Obligations (including, without limitation, any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceedings) and the Parallel Obligations shall not constitute the Collateral Agent and any Secured Party as joint creditors;

(c) the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(d) notwithstanding paragraphs (b) and (c) above:

(1) a Loan Party’s Parallel Obligation is due and payable at the same time as, for the same amount of and in the same currency as its Original Obligation;

(2) the Parallel Obligations shall be decreased to the extent the Collateral Agent receives (and retains) and applies any payment against the discharge of its Parallel Obligations and the Original Obligations shall be decreased to the same extent;

(3) payment by a Loan Party of its Original Obligations to the relevant Secured Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Collateral Agent; and

(4) if any Original Obligation is subject to any limitations under the Loan Documents, then the same limitations shall apply mutatis mutandis to the relevant Parallel Obligation corresponding to that Original Obligation;

(e) the Parallel Obligations are owed to the Collateral Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and all property subject to a Lien on Collateral shall secure the Parallel Obligations so owing to the Collateral Agent in its capacity of creditor of the Parallel Obligations;

(f) each Loan Party irrevocably and unconditionally waives any right it may have to require a Secured Party to join any proceedings as co-claimant with the Collateral Agent in respect of any claim by the Collateral Agent against a Loan Party under this Section 9.16;

(g) each Loan Party agrees that:

(i) any defect affecting a claim of the Collateral Agent against any Loan Party under this Section 9.16 will not affect any claim of a Secured Party against such Loan Party under or in connection with the Loan Documents; and

(ii) any defect affecting a claim of a Secured Party against any Loan Party under or in connection with the Loan Documents will not affect any claim of the Collateral Agent under this Section 9.16; and

(h) if the Collateral Agent returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Collateral Agent.

Section 9.17 Erroneous Payments.

(a) Each Lender and other Secured Party hereby agrees that (x) if any Administrative Agent notifies such Lender or Secured Party that such Administrative Agent has determined in its sole discretion that any funds received by such Lender or Secured Party from such Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Secured Party (whether or not known to such Lender or Secured Party), and demands the return of such Payment (or a portion thereof), such Lender or Secured Party shall promptly, but in no event later than one Business Day thereafter, return to such Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Secured Party to the date such amount is repaid to such Administrative Agent at the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Secured Party shall not assert, and hereby waives, as to such Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of such Administrative Agent to any Lender or Secured Party under this Section 9.17 shall be conclusive, absent manifest error.

(b) Each Lender or Secured Party hereby further agrees that if it receives a Payment from such Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender or Secured Party agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Secured Party shall promptly notify such Administrative Agent of such occurrence and, upon demand from such Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to such Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Secured Party to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Secured Party that has received such Payment (or portion thereof) for any reason, such Administrative Agent shall be subrogated to all the rights of such Lender or Secured Party with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (c) will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d) Each party’s obligations under this Section 9.17 shall survive the resignation or replacement of any Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Secured Party, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.18 Secured Cash Management Agreements, Secured Cash Management Bank, Secured Hedge Bank and Secured Hedge Agreements.

(a) Prior to being recognized as a secured Hedge Bank or a secured Cash Management Bank hereunder, any potential secured Hedge Bank or a secured Cash Management Bank shall first be required to execute a joinder attached hereto as Exhibit I and deliver the same to the Administrative Agent, the Collateral Agent and the Borrower. Upon the Administrative Agent’s, the Collateral Agent’s and Borrower’s receipt of an executed joinder, such entity shall become a secured Hedge Bank or a secured Cash Management Bank, as the case may be, hereunder and the other Loan Documents. By its execution of a joinder, each secured Hedge Bank or secured Cash Management Bank shall be deemed to have agreed to the Administrative Agent’s and the Collateral Agent’s rights, protections, immunities and indemnities set forth in Article IX, and such rights, protections, immunities and indemnities shall be equally applicable with respect to the secured Hedge Bank or secured Cash Management Bank. Notwithstanding anything herein to the contrary, the rights, protections, immunities and indemnities afforded to the Administrative Agent and the Collateral Agent in Article IX with respect to the Lenders shall also be applicable to any secured Hedge Bank or secured Cash Management Bank as if such secured Hedge Bank or secured Cash Management Bank were specifically set forth in Article IX.

(b) Each secured Hedge Bank and secured Cash Management Bank hereby appoints the Administrative Agent and the Collateral Agent as its agent, and the Administrative Agent and the Collateral Agent hereby agrees to act as Administrative Agent and Collateral Agent, as applicable, for such secured Hedge Bank and secured Cash Management Bank; it being understood and agreed that the rights and benefits of each secured Hedge Bank and secured Cash Management Bank under the Loan Documents consist exclusively of such secured Hedge Bank and secured Cash Management Bank being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless, solely with respect to the Administrative Agent, the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(c) The Administrative Agent and the Collateral Agent are hereby authorized and directed by each secured Hedge Bank and secured Cash Management Bank to execute, deliver and perform each of the Loan Documents or any other related document to which the Administrative Agent and the Collateral Agent is or is intended to be a party, and each secured Hedge Bank and secured Cash Management Bank further acknowledges and consents to the Administrative Agent’s and the Collateral Agent’s, rights, protections, immunities and indemnities afforded to it under any other Loan Document, whether or not the secured Hedge Bank or secured Cash Management Bank shall be a party thereto. Notwithstanding anything to the contrary contained herein or in any other Loan Document, it is understood and agreed that the Lenders shall be the only Secured Parties entitled to instruct and direct the Administrative Agent and the Collateral Agent to take, or omit to take, any action (including, without limitation, in connection with any default, Event of Default or enforcement of remedies) hereunder or under any Loan Document. Each secured Hedge Bank and secured Cash Management Bank agrees that it shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents, and the Administrative Agent and the Collateral Agent shall in no event be responsible or liable for failing to comply with any such direction or instruction to the extent so provided.

(d) For the avoidance of doubt and notwithstanding anything contained herein to the contrary, at any time that any secured Hedge Bank or secured Cash Management Bank has no Obligations outstanding under its Secured Cash Management Agreement or Secured Hedge Agreement, as applicable, it shall provide written notice to the Administrative Agent, the Collateral Agent and the Borrower and thereafter such secured Hedge Bank or secured Cash Management Bank shall have no rights under this Agreement and the other Loan Documents, and in no event shall the Administrative Agent and the Collateral Agent be responsible or liable to any secured Hedge Bank or secured Cash Management Bank for any act or omission or potential liabilities occurring during any such time that such secured Hedge Bank or secured Cash Management Bank has no Obligations outstanding under its Secured Cash Management Agreement or Secured Hedge Agreement, as applicable. In addition, each secured Hedge Bank and secured Cash Management Bank agrees that if, at any time its Obligations under its Secured Cash Management Agreement or Secured Hedge Agreement, as applicable, have terminated, upon such secured Hedge Bank or secured Cash Management Bank incurring new Obligations, it shall provide written notice of the incurrence and the amount thereof to the Administrative Agent and the Collateral Agent.

ARTICLE X.

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be (other than with respect to any amendment or waiver contemplated in clauses (a) through (h) below, which shall only require the consent of the applicable parties referenced therein and the applicable Loan Parties), and the Administrative Agent and the Collateral Agent shall have received prior written notice of any amendment, waiver or consent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (in each case without otherwise requiring the consent of the Required Lenders), except as expressly provided herein:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) subject to Section 3.04, postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of First Lien Net Leverage Ratio or in the component definitions thereof or any change to the “most favored nations” provisions shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) amend, modify or waive Section 2.13 or Section 8.03 without the written consent of each Lender adversely affected thereby;

(e) amend, modify or waive any provision of this Section 10.01 (other than the third and fourth paragraphs of this Section), or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than modifications in connection with repurchases of Term Loans, amendments with respect to Incremental Facilities and amendments with respect to extensions of maturity) that has the effect of decreasing the number or percentage of Lenders that are required to approve, waive, amend or modify any action in connection therewith, without the written consent of each Lender;

(f) release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender adversely affected thereby;

(g) release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender adversely affected thereby; or

(h) notwithstanding anything herein to the contrary, subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), without the written consent of each Lender adversely affected thereby unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days; or

(i) change the currency in which any Loan is denominated without the written consent of the Lender holding such Loan.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights, obligations, indemnities or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) any Fee Letter and any other fee letter may be amended, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche (and, for the avoidance of doubt, without the requirement to obtain the consent of all Required Lenders) that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

This Section 10.01 shall be subject to any contrary provision of Section 2.14, Section 2.18 or Section 2.19. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) amendments and modifications that benefit any Lenders may be effected without such Lenders’ consent, (b) if the Administrative Agent and the Borrower shall have jointly identified an obvious error, ambiguity, omission, defect, or inconsistency of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (c) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement (including the Agreed Security Principles) and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if in the case of amendments contemplated by clause (b) the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; provided that no such amendment to any Collateral Document, the Guaranty, nor any new agreement or instrument, unless in writing and signed by the Collateral Agent and the Administrative Agent, in their capacities as such in addition to the parties required above, affect the rights, obligations, indemnities or duties of, or any fees or other amounts payable to, the Collateral Agent and the Administrative Agent, in each case, in their respective capacity as such.

Notwithstanding anything herein to the contrary, (I) this Agreement and any other Loan Document may be amended, amended and restated, modified or supplemented solely with the consent of the Administrative Agent and the Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (u) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent and the Borrower) in connection with any Incremental Facility, Incremental Equivalent Debt, Refinancing Indebtedness, Refinancing Debt, Specified Refinancing Term Loans (or Specified Refinancing Term Commitments) or Permitted Debt Exchange Notes or (v) create a fungible class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Term Loans), (II) this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent and Parent in order to give effect to any change in fiscal year permitted under Section 7.07 and any modification to applicability of IFRS under the definition thereof or Section 1.03(b), (III) any repricing transaction whereby the Applicable Rate or other interest rate applicable to any Loans, Tranches or classes is reduced, shall require only the consent of Lenders that will continue to hold commitments and/or Loans of the applicable Tranche or class after giving effect to such transaction, (IV) the Loan Parties may provide any Lien additional to the Collateral by entering into a Collateral Document without the consent of the Lenders, and, for purposes of such Collateral Document, the Loan Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize and direct the Collateral Agent to negotiate and enter into such additional Collateral Documents without the consent of the Lenders and in no event shall the Collateral Agent be liable for entering into such documents without the consent of the Lenders, (V) no Lender consent is required to effect any amendment or supplement to any Acceptable Intercreditor Agreement or any other applicable intercreditor agreement that is, (A) for the purpose of adding the holders or creditors (or a representative with respect thereto) of any Indebtedness subject to and, as a condition to the incurrence of any such Indebtedness, Section 7.01, as parties thereto, as expressly contemplated by the terms of an Acceptable Intercreditor Agreement or such other intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to an Acceptable Intercreditor Agreement or such other applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or (B) expressly contemplated by an Acceptable Intercreditor Agreement or such other applicable intercreditor agreement and (VI) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Parent (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all of the specified Lenders of any Tranche that would, if and to the extent accepted by any such Lender (each, an “Accepting Lender”), (a) extend the scheduled Maturity Date and/or any amortization of the Loans and Commitments under such Tranche and/or change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Tranche and modify such other terms and conditions with respect to the Commitments and Loans under such Tranche applicable to the loan modification offer (in each case solely with respect to the Loans and Commitments of Accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to the Accepting Lenders under the applicable Tranche on the same terms and subject to the same procedures as are applicable to all other Accepting Lenders under such Tranche (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) if the aggregate principal amount of Term Loans in respect of which Lenders shall have accepted the relevant loan modification offer shall exceed the maximum aggregate principal amount of Term Loans of such Accepting Lenders, as applicable, subject to the loan modification offer, then the Term Loans, as applicable, of the Lenders of the applicable Tranche who were not provided with the opportunity to extend their Term Loans may have their Term Loans repaid on a non-ratable basis up to such maximum amount based on the respective principal amounts with respect to which the Accepting Lenders have accepted such loan modification offer and (iii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.

In connection with any such loan modification offer, the Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary, desirable or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Tranche” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion.

Notwithstanding anything to the contrary herein, the Administrative Agent in its reasonable discretion may extend any period for the Borrower to deliver any documentation or perform their obligations under this Agreement which relate to Guarantees and Collateral.

Section 10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent, the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

All notices to and other communications with the Borrower shall be made via Parent.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its Affiliates, or their respective securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof . The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, or (b) any Lender from exercising set-off rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent (at the written direction of the Required Lenders and either directly or by or through one or more acquisition vehicles) or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any or all of the Obligations (other than the Obligations owing to the Collateral Agent) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 10.04 Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the other Agents for all reasonable, documented and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Administrative Agent, one primary counsel to the Collateral Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty, in each case, limited to jurisdictions material to the interests of the Lenders and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, one counsel to the Collateral Agent, one counsel to the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty, in each case, limited to jurisdictions material to the interests of the Lenders and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Agent, Lender or group of similarly affected Lenders subject to such conflict after notification to the Borrower, or otherwise agreed by the Borrower). The foregoing costs and expenses shall include, without duplication Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.05, of all reasonable search, filing, recording, title insurance and appraisal charges and fees and non-income taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least 5 Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of this Agreement, the termination of the Aggregate Commitments and repayment of all other Obligations or the resignation or removal of any Agent. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and the Borrower shall immediately reimburse the Administrative Agent, as applicable. The aggregate amount of external legal expenses reimbursed to a party pursuant to this Section 10.04 shall not exceed any caps separately agreed in writing between the Borrower and such party.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each of their respective Related Parties and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable, documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Administrative Agent, (ii) one counsel to the Collateral Agent, (iii) one counsel to the other Indemnitees taken as a whole, (iv) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Lenders, and (v) if necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and non-appealable decision, (B) a material breach of the Loan Documents by such Arranger or Lender (or any of their respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (C) any dispute that is among Indemnitees (other than any dispute involving claims by or against the Administrative Agent, the Collateral Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Parent or its Subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee , as determined by a court of competent jurisdiction in a final and non-appealable decision. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement or any other Loan Document unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05 and provided further that nothing contained in this paragraph will limit the indemnification obligations of the Loan Parties under this Section 10.05 to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrower shall not be liable for any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the termination of this Agreement, the resignation or removal of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than in connection with a transaction permitted under Section 7.03, neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to (x) any natural person (y) Disqualified Institution to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders or (z) any Sanctioned Entity) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 in the case of any assignment in respect of a Term Facility, in each case unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed unless otherwise specified herein); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that assignments to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum amounts;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed unless otherwise specified herein) shall be required for any assignment unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders) provided that the Borrower shall be deemed to have consented to any assignment unless Borrower objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, provided that such notice has been provided to each of [***] ([***]), [***] ([***]), [***] ([***]), [***] ([***]) and [***] ([***]), and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is in respect of a Term Facility and to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, except in the case of any assignment by a Lender to any of its Affiliates or any of its Approved Funds (as the case may be), the Administrative Agent shall acknowledge any such assignment in the case of clause (B);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) no such fee shall be required when such assignment is made in connection with the primary syndication of the Term Loans and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (A), (B) to any natural person, (C) to any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders or (D) to Parent, the Borrower or any of their Subsidiaries except as permitted under clause (j) below;

(vi) [reserved];

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent;

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Notwithstanding the foregoing, the Lenders acknowledge and agree that the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institutions;

(ix) the Eligible Assignee confirms its status pursuant to Section 3.01(g) and delivers to the Borrower and the Administrative Agent documentation pursuant to Section 3.01(g); and

(x) the Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the assigning Lender would have been entitled to receive with respect to the Commitment(s) and the Loans assigned to such Eligible Assignee, had such assignment not taken place.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations pursuant to, Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the applicable Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon the request of the Administrative Agent, to the Lenders) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the Register shall only be available to each Lender in respect of itself. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f) of the Code and any related final or proposed United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(d) Any Lender may without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon the request of the Administrative Agent, to the Lenders, or any Sanctioned Entity) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly and adversely affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits and obligations of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b); provided that such Participant shall not be entitled to receive any greater payment under Sections 3.05 and 3.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the introduction of or any change in or in the interpretation of any Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled, based on its circumstances existing at the time the participation is granted, to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders, or to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) such SPC confirms its status pursuant to Section 3.01(g) and delivers to the Borrower and Administrative Agent documentation pursuant to Section 3.01(g), (ii) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary herein, so long as no Event of Default exists, any Lender may assign all or any portion of its Term Loans, Specified Refinancing Term Loans and New Term Loans hereunder to Parent or any of its Subsidiaries, but only if:

(i) Parent or its Subsidiary, as applicable, confirms its status pursuant to Section 3.01(g);

(ii) (A) such assignment is made pursuant to a Dutch Auction open to all Term Lenders, Specified Refinancing Term Loan lenders or New Term Loan lenders on a pro rata basis or (B) such assignment is made as an open market purchase;

(iii) [reserved]; and

(iv) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Parent or any of its Subsidiaries.

(j) [Reserved].

(k) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (including the principal amounts (and stated interest) of each SPC and Participant’s interest in the Loans or other obligations under the Loan Documents) complying with the requirements of Section 163(f) of the Code and the United States Treasury Regulations Section 5f.103-1(c) and Section 1.163-5(b) of the proposed United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

(l) In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrower and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.

(m) Notwithstanding anything to the contrary set forth herein, Parent may approve assignments to Disqualified Institutions in its sole discretion, and any such assignments shall be subject to the express written approval of Parent.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and service providers on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Borrower after such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided, that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution (but with respect to any Lender and its Affiliates, only to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent to such Lender); (g) with the written consent of Parent; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (k) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder; (l) to any contractual counterparty in any swap, hedge, or similar agreement or to any such contractual counterparty’s professional advisor (other than a Disqualified Institution (but with respect to any Lender, only to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to such Lender)) including by such Agent or Lender’s Affiliate Hedge Bank for such purpose; or (m) to insurance companies and insurance brokers for the purposes of procuring credit risk insurance. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

If a party hereto provides any other party hereto with Personal Data of any Individual as required by, pursuant to, or in connection with, the Loan Documents, the party which is providing such information represents and warrants to each recipient party that it has, to the extent required by the PDPA: (a) notified the relevant Individual of the purposes for which data will be collected, processed, used or disclosed; and (b) obtained such Individual’s consent for, and hereby consents on behalf of such Individual to, the collection, processing, use and disclosure of his/her Personal Data by each recipient party, in each case, in accordance with or for the purposes of the Loan

Documents, and confirms that it is authorized by such Individual to provide such consent on his/her behalf. Each providing party agrees and undertakes to notify any applicable recipient party promptly upon it becoming aware of the withdrawal by the relevant Individual of his/her consent to the collection, processing, use and/or disclosure by such recipient party of any Personal Data provided by that providing party to such recipient party, to the extent required by the PDPA. Any consent given pursuant to this Agreement in relation to Personal Data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this document. For this purpose:

“Individual” means an “Individual” as defined in the PDPA.

“PDPA” means the Personal Data Protection Act 2012 of Singapore.

“Personal Data” means Personal Data as defined in the PDPA.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning Parent or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09 Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party, together with each of its Affiliates, is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent in accordance with Section 8.02, without prior notice to the Borrower or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender or Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender or Affiliate thereof shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate as to which it exercised such right of set-off. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, unless otherwise agreed to by the Borrower and the Administrative Agent in writing, in no event shall the assets of any Excluded Subsidiary or any Excluded Property constitute security for payment of the obligations of the Borrower.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Engagement Letter and each Fee Letter that, by its terms, survive the termination or expiration of the Engagement Letter or the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letters shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied .

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), OR FOR RECOGNITION OR

ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Process Agent. The Parent hereby irrevocably appoints, and appoints on behalf of themselves and on behalf of each Subsidiary (other than the Borrower) that is a Loan Party (each such Loan Party, a “Foreign Loan Party”) the Borrower (in such capacity, the “Process Agent”), as its agent to receive on behalf of each Foreign Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Foreign Loan Party, in care of the Process Agent at the address specified for such Process Agent, and such Foreign Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Foreign Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Foreign Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 10.02. Nothing in this Section 10.15 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Foreign Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such Foreign Loan Party or (ii) serve process upon any Foreign Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 10.16 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 AND, AS APPLICABLE, PURSUANT TO SECTION 10.15(d). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of Parent, the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Parent and the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.03.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Parent acknowledge and agree, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of Parent and its Subsidiaries and any Agent, Lender or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, Lender or any Arranger has advised or is advising Parent and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, Lenders and the Arrangers are arm’s-length commercial transactions between Parent and its Subsidiaries, on the one hand, and the Agents, Lenders and the Arrangers, on the other hand, (C) each of the Borrower and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Lender and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or the Borrower or any of their respective Affiliates, or any other Person and (B) neither any Agent, Lender nor any Arranger has any obligation to Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the Borrower and their respective Affiliates, and neither any Agent, Lender nor any Arranger has any obligation to disclose any of such interests and transactions to Parent, the Borrower or their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Parent hereby waives and releases any claims that it may have against the Agents, the Arranger, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Affiliate Activities. The Borrower and Parent acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through Affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Parent and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of Parent and its Affiliates or (iii) have other relationships with Parent and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Parent and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this clause.

Section 10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Agent of any sum adjudged to be so due in the Judgment Currency, the applicable Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Collateral Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or the Collateral Agent in such currency, the Administrative Agent or the Collateral Agent, as applicable, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 10.25 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Secured Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate) of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

FARFETCH HOLDINGS PLC,
as Parent

By:	/s/ Elliot Jordan
Name:	Elliot Jordan
Title:	Director

FARFETCH US HOLDINGS, INC., as Borrower

By:	/s/ Su Ahn
Name:	Su Ahn
Title:	President

[Project Osprey: Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:	/s/ Laurence Manessian
Name:	Laurence Manessian
Title:	Executive Director

[Project Osprey: Signature Page to Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent

By:	/s/ David Bergstrom
Name:	David Bergstrom
Title:	Vice President

[Project Osprey: Signature Page to Credit Agreement]

J.P. MORGAN SECURITIES LLC, as Sole Physical Bookrunner for the Dollar Term Facility

By:	/s/ David de Boltz
Name:	David de Boltz
Title:	Executive Director

[Project Osprey: Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Laurence Manessian
Name:	Laurence Manessian
Title:	Executive Director

[Project Osprey: Signature Page to Credit Agreement]